UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
Filed by the Registrant ☒    Filed by a party other than the Registrant  ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

TrustCo Bank Corp NY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

5 Sarnowski Drive, Glenville, NY 12302
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To the Shareholders of TrustCo Bank Corp NY:
Notice is hereby given that the 2026 Annual Meeting of Shareholders (the “Annual Meeting”) of TrustCo Bank Corp NY (also referred to as “TrustCo” or the “Company”), a New York corporation, will be held at the Trustco Bank Loan Center at 6 Metro Park Road, Albany, New York 12205, on May 19, 2026, at 10:30 AM Eastern Time, for the purpose of considering and voting upon the matters listed below. Directions to the Annual Meeting are available at www.trustcobank.com/annual-meeting. The Annual Meeting is being held for the purpose of considering and voting on the following matters:
•
Election of the following directors as proposed by the Nominating and Corporate Governance Committee for terms of office expiring on the date of the 2027 Annual Meeting: Steffani Cotugno, DO; Brian C. Flynn; Lisa M. Lucarelli; Thomas O. Maggs; Anthony J. Marinello, MD, PhD; Robert J. McCormick; Curtis N. Powell; Kimberly A. Russell; and Frank B. Silverman;

•	An amendment to the 2019 Equity Incentive Plan in order to increase the aggregate number of shares of common stock available for issuance under the plan;
•	A nonbinding advisory resolution on the compensation of TrustCo’s named executive officers;
•	Ratification of the appointment of Crowe LLP as TrustCo’s independent registered public accounting firm for the year ending December 31, 2026; and
•	Any other business that may be properly brought before the meeting or any adjournment thereof.
These items of business are more fully described in the Proxy Statement accompanying this Notice. The Annual Meeting may be adjourned from time to time without notice other than announcement at the meeting or at adjournments thereof, and any business for which notice is hereby given may be transacted at any such adjournment.
The board of directors has set March 23, 2026 as the record date for the Annual Meeting. Only holders of record of the Company’s common stock at the close of business on the record date will be entitled to notice of, and to vote at, the Annual Meeting.
Whether or not you plan to attend the Annual Meeting, we urge you to review carefully these materials, which are available free of charge at www.proxyvote.com, via phone at 1-800-579-1639, or via email at sendmaterial@proxyvote.com. These materials also can be requested by postal mail by writing to Michael Hall, Corporate Secretary, 5 Sarnowski Drive, Glenville, New York 12302 prior to May 5, 2026. We encourage you to vote by (i) following the instructions on the notice that you received from your broker, bank, or other nominee if your shares are held beneficially in “street name” or (ii) one of the following means if your shares are registered directly in your name with the Company’s transfer agent:
1.
By Internet: Go to the website www.proxyvote.com and follow the instructions. You will need the control number included on your proxy card or Notice of Internet Availability of Proxy Materials to obtain your records and create an electronic voting instruction form.

2.
By Telephone: From a touch-tone telephone, dial toll-free 1-800-690-6903 within the United States, U.S. territories, or Canada and follow the recorded instructions. You will need the control number included on your proxy card or Notice of Internet Availability of Proxy Materials in order to vote by telephone.

3.
By Mail: If you requested that printed copies of the proxy materials be sent to you by mail, please mark your selections on the proxy card, date and sign your name exactly as it appears on the proxy card, and mail the proxy card in the pre-paid envelope that will be provided to you. Mailed proxy cards must be received no later than May 18, 2026 in order to be counted for the Annual Meeting unless you are voting shares of common stock held in a plan, in which case the deadline is May 14, 2026.

By Order of the Board of Directors,

Michael Hall, Corporate Secretary
This Proxy Statement and the accompanying instruction form or proxy card are being made available on or about April 1, 2026.

Proxy Statement Summary	1
Participating in the Annual Meeting of Shareholders	1
Proposals to be Voted on by Shareholders	1
Board of Directors Snapshot	2
2025 Business Results	2
Profitability and Earnings	2
Operating Performance	2
Shareholder Value and Capital Management:	3
Loan Portfolio and Credit Quality	3
Corporate Governance Highlights	3
Governance and Sustainability	4
Shareholder Engagement and Responsiveness	5
Information Security	5
Compensation Philosophy and Practices	5
Information About the Annual Meeting	6
The Annual Meeting	8
Proposal 1 - Election of Directors	8
Information on Trustco's Directors and Nominees	9
Nominees for Election as Trustco Director	9
For a One-Year Term to Expire in 2027	9
Resolution	10
Vote Required and Recommendation	10
Information on TrustCo’s Executive Officers	11
Director Independence	11
Board Independence Determinations	12
Additional Determinations made by the Board	12
Board Meetings and Committees	12
Compensation Committee Interlocks and Insider Participation	13
Board Leadership Structure and Role in Risk Oversight	13
Board Leadership	13
Role in Risk Oversight	14
Director Nominations	14
Criteria	14
Process for Identifying and Evaluating Nominees for Director	15
Director Candidates Recommended by Shareholders	15
Director Candidates Nominated by Shareholders	15
Shareholder Communications with Board and Board Attendance at Annual Meeting of Shareholders	15
Proposal 2 - Approval of an Amendment to the TrustCo Bank Corp NY Amended and Restated 2019 Equity Incentive Plan In Order to Increase the Aggregate Number of Shares of Common Stock Available for Issuance Under the Plan	16
Reasons Why You Should Vote to Approve the Amendment	16
Long-Term Stock Ownership is a Key Component of our Compensation Objective	16
Reserving Shares Available for Granting Equity Awards is Important for Meeting our Future Compensation Needs	16
We Manage Our Equity Incentive Program and Shareholder Dilution Carefully	16
Information Regarding Equity Compensation Plans As of March 23, 2026	17
Historical Burn Rate	17
Summary of the 2019 Plan	17
Purposes of the 2019 Plan and Eligibility	17
Administration	17
Shares Subject to the 2019 Plan	18
Types of Awards Available	18
Stock Options	18
Stock Appreciation Rights	18

TrustCo Bank Corp NY 2026 Proxy Statement

TrustCo Bank Corp NY 2026 Proxy Statement

TrustCo Bank Corp NY 2026 Proxy Statement

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD TUESDAY, MAY 19, 2026

This Proxy Statement, along with the accompanying Notice of Annual Meeting of Shareholders, contains information about the 2026 Annual Meeting of Shareholders (the “Annual Meeting”) of TrustCo Bank Corp NY (“TrustCo” or the “Company”), including any adjournments or postponements of the Annual Meeting. We are holding the Annual Meeting on Tuesday, May 19, 2026 at 10:30 AM, Eastern Time, at 6 Metro Park Road, Albany, New York 12205.
This Proxy Statement relates to the solicitation of proxies by our board of directors for use at the Annual Meeting.
We are first furnishing proxy materials to shareholders on or about April 1, 2026.
We encourage all of our shareholders to vote prior to or during the Annual Meeting, and we hope the information contained in this document will help you decide how you wish to vote.
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be held on May 19, 2026.

The Notice of Annual Meeting of Shareholders, the Proxy Statement, and the Company’s 2025 Annual Report to Shareholders are available free of charge to view, print, and download at www.proxyvote.com.
Additionally, you can find a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, including financial statements and schedules thereto, on the website of the Securities and Exchange Commission (“SEC”), at www.sec.gov,or in the “SEC Filings” section of our website at www.trustcobank.com (under the “Investor Relations” tab). The information found on our website is not incorporated by reference in this proxy statement or any other report that we file or furnish to the SEC. You may also obtain a printed copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, including financial statements and schedules thereto, free of charge, from us by sending a written request to: Michael Hall, Corporate Secretary, 5 Sarnowski Drive, Glenville, New York 12302 prior to May 5, 2026. Exhibits will be provided upon written request.

TrustCo Bank Corp NY 2026 Proxy Statement

PROXY STATEMENT SUMMARY FOR ANNUAL MEETING OF SHAREHOLDERS

TRUSTCO BANK CORP NY
PROXY STATEMENT SUMMARY
FOR ANNUAL MEETING OF SHAREHOLDERS
MAY 19, 2026
PROXY STATEMENT SUMMARY
This summary provides an overview of selected information in this year’s Annual Meeting proxy statement. We encourage you to read the entire proxy statement carefully before voting.
Participating in the Annual Meeting of Shareholders
Time and Date:	10:30 AM, Eastern Time, Tuesday, May 19, 2026
Place:	Trustco Bank Loan Center, 6 Metro Park Road, Albany, NY 12205
Record Date:	Shareholders as of the close of business on March 23, 2026 are entitled to vote
How to Vote:
Shareholders as of the record date may vote until 11:59 PM, Eastern Time, on May 18, 2026 (or, in the event that you are voting shares of common stock held in a plan, 11:59 PM, Eastern Time, on May 14, 2026) and during the Annual Meeting.

You may vote by:
•
voting your shares over the internet by going to www.proxyvote.com and following the instructions. You will need the control number included on your proxy card or Notice of Internet Availability of Proxy Materials to obtain your records and create an electronic voting instruction form.

•
voting your shares by telephone at 1-800-690-6903 within the United States, U.S. territories, or Canada using a touch-tone phone and following the recorded instructions. You will need the control number included on your proxy card or Notice of Internet Availability of Proxy Materials in order to vote by telephone.

•
If you requested that printed copies of the proxy materials be sent to you by mail, by marking, signing, dating, and mailing your proxy card in the postage-paid envelope provided with the proxy statement and returning it before the meeting date. Mailed proxy cards must be received no later than May 18, 2026 in order to be counted for the Annual Meeting.

Attending and Voting: Shareholders will be able to attend the meeting in person, vote shares, and ask questions about matters on the meeting agenda during the meeting.
We are continuing to use the SEC’s Notice and Access rule for certain shareholders, which allows us to furnish proxy materials to shareholders over the Internet. This means that many of our shareholders will receive only a Notice containing instructions on how to access the proxy materials over the Internet and vote online. This offers a convenient way for shareholders to review the materials. The Notice is not a proxy card and cannot be used to vote. We are first furnishing proxy materials to shareholders on or about April 1, 2026.
Proposals to be Voted on by Shareholders

Proposal		Board Recommendation	Page Reference
1.	Election of Directors	FOR	8
2.	An Amendment to the TrustCo Bank Corp NY Amended and Restated 2019 Equity Incentive Plan in Order to Increase the Aggregate Number of Shares of Common Stock Available for Issuance Under the Plan	FOR	16
3.	Advisory Resolution on the Compensation of TrustCo’s Named Executive Officers	FOR	23
4.	Ratification of the Appointment of the Independent Registered Public Accounting Firm	FOR	24

TrustCo Bank Corp NY 2026 Proxy Statement	1

PROXY STATEMENT SUMMARY FOR ANNUAL MEETING OF SHAREHOLDERS

This proxy statement is furnished in connection with the solicitation by the board of directors of TrustCo Bank Corp NY of proxies to be voted at TrustCo’s Annual Meeting of Shareholders and to transact any other business that may properly come before the meeting.
Board of Directors Snapshot
In Proposal 1, our shareholders are asked to vote on the election of the individuals nominated by our board of directors and named in this proxy statement.
The Nominating and Corporate Governance Committee Charter requires that the committee seek board candidates that embody a broad range of talents and expertise. Our current board members have self-identified the following diversity characteristics: three of nine nominees self-identify as women; one nominee self-identifies as Black or African American; and one nominee disclosed a disability.

The table below sets forth basic information concerning each nominee, as of March 23, 2026.

Name	Age	Director Since	Independent?
Steffani Cotugno, DO	58	2023	Yes
Brian C. Flynn	75	2016	Yes
Lisa M. Lucarelli(1)	62	2017	Yes
Thomas O. Maggs	81	2005	Yes
Anthony J. Marinello, MD, PhD	70	1995	Yes
Robert J. McCormick(2)	62	2005	No
Curtis N. Powell	72	2021	Yes
Kimberly A. Russell	57	2020	Yes
Frank B. Silverman	55	2020	Yes

(1)	Ms. Lucarelli serves as Lead Independent Director.
(2)	Mr. McCormick serves as President, CEO, and Chairman of the board.
2025 Business Results
Profitability and Earnings
•	Annual Net Income: $61.1 million for the full year 2025, a 25.2% increase over $48.8 million in 2024
•	Diluted Earnings per Share (“EPS”): EPS reached $3.25, compared to $2.57 in 2024, a 26.5% increase
•	Fourth Quarter Momentum: net income rose 38% year-over-year in the fourth quarter to $15.6 million, or $0.85 per share, driven by strong asset repricing and loan growth
Operating Performance
•	Net interest margin (“NIM”): Expanded to 2.82% in the fourth quarter, up 22 basis points from the prior year quarter, benefiting from higher loan yields and disciplined deposit pricing

2	TrustCo Bank Corp NY 2026 Proxy Statement

PROXY STATEMENT SUMMARY FOR ANNUAL MEETING OF SHAREHOLDERS

•	Revenue: net interest income grew 12.4% year-over-year in the fourth quarter to $43.7 million
•	Efficiency: GAAP efficiency ratio improved to 56.14% in 2025, from 61.55% in 2025
•	Adjusted efficiency ratio (non-GAAP)* improved to 55.76% in 2025, from 61.60% in 2024
* Adjusted efficiency ratio is a non-GAAP financial measure. Please see Appendix 1 hereto for a reconciliation.
Shareholder Value and Capital Management:
•
Total Shareholder Return (“TSR”): Achieved a 29% return for 2025, and a 54% return for the latest five-years, outperforming the S&P SmallCap 600 Banks and Russell 2000 indices by 25% and 16% over the one-year period, respectively, and by 9% and 19% over the latest five-year period, respectively

•	Dividend Increase: Increased dividend payment to shareholders by 5.6% in the third quarter, to $1.52 per-share on an annual basis
•	2025 Buybacks: Completed the repurchase of 1-million shares (5.3% of outstanding common stock) during the year
•
2026 Buyback Authorization: TrustCo announced a new 2026 repurchase program for 2 million shares (11.1% of outstanding common stock as of December 31, 2025, or over 16% if combined with the completed repurchases in 2025)

Loan Portfolio and Credit Quality
•	Loan Growth: Average loans increased by $126.8 million in the fourth quarter over the prior year quarter
•	Credit Profile: Maintained conservative underwriting standards and strong credit quality, as nonperforming loans to total loans closed the year at a negligible 0.39%

Corporate Governance Highlights
Our board of directors is not classified, with each of the directors subject to re-election annually. Directors are elected by the affirmative vote of a majority of the votes cast in such election. Our board also maintains a director resignation policy for board members or nominees who receive more votes against their nomination than for their nomination. Our commitment to good corporate governance is further illustrated by the following practices:
✔	Board independence (with the exception of Mr. McCormick), all currently serving directors are independent
✔	Lead independent director with robust duties
✔	Board oversight of governance and sustainability matters, including related risk, formalized by committee charter
✔	Robust stock ownership guidelines for directors and named executive officers
✔	Clawback policy for executive officer cash and equity incentive compensation covering financial restatement and misconduct
✔	All directors attended all 2025 board and committee meetings
✔	Majority voting with director resignation policy for uncontested elections

TrustCo Bank Corp NY 2026 Proxy Statement	3

PROXY STATEMENT SUMMARY FOR ANNUAL MEETING OF SHAREHOLDERS

✔	Annual election of all directors
✔	Effective and inclusive year-round shareholder outreach and engagement program
✔	Ongoing director training and education
✔	Annual board and committee evaluations
✔	Board made up of members with a variety of experience, skills, and perspectives
✔	Enterprise-wide risk oversight and assessment in the Risk Committee, with the Risk Committee and Audit Committee sharing oversight of cyber risk.
✔	Compensation Committee focusing on compensation risk
✔	No overboarded directors
Governance and Sustainability
We continue to focus on key governance risks and on providing transpariency around our sustainability efforts. We are committed to implementing or continuing our initiatives and investment in the following key areas:
•
Human Capital Management: We actively encourage and support the growth of our employees throughout their educational and career development, ensuring employees are given opportunities to develop and refine their skills to be successful in the competitive environment in which we operate.

•
Climate Change: TrustCo continues to take proactive steps to combat climate change risk throughout our various geographic regions. We have strong controls in place and consistent compliance oversight to ensure all loans in designated flood zones are covered under the appropriate level of flood insurance. Being mindful of our carbon footprint, we continue the ongoing process of installing energy efficient branch signage and LED lighting at select internal and branch locations. We continue to update our robust Disaster Recovery Plan, enhance virtual capabilities, and cross-train staff in order to mitigate threats associated with climate change.

•
Information Security and Data Privacy: TrustCo takes very seriously its obligations with respect to privacy and data security. Our Information Security Program includes a number of components designed to identify, analyze, and respond to cybersecurity risks, including reliance on a layered system of preventative and detective technologies, controls, and policies designed to detect, mitigate, and contain cybersecurity threats. As part of our Information Security Program, we maintain an Information Security Policy that outlines internal controls and procedures designed to protect information systems.

•
Cybersecurity: We regularly conduct cybersecurity awareness training for employees to enhance awareness of how to detect and respond to cybersecurity threats, as well as periodic phishing training campaigns. We also provide quarterly cybersecurity updates for our employees, and table-top exercises are conducted annually to simulate a response to a cybersecurity incident. Additionally, we proactively aim to issue timely fraud prevention alerts to our customers.

•
Financial Access: TrustCo also maintains a comprehensive Financial Literacy Portal containing educational information on a wide array of topics intended to address issues for new business owners, estate planning, personal finance, investment, retirement, and tax matters, among others. The Financial Literacy Portal can be found on our website at www.trustcobank.com under the “About Trustco” tab. The information found on our website is not incorporated by reference in this proxy statement or any other report that we file or furnish to the SEC.

•
Community Outreach Efforts: At Trustco Bank, every day we live our commitment to being your home town bank. As an institution, we support charitable causes and community groups throughout our area of operation and beyond. We are enthusiastic supporters of Ronald McDonald House, local hospitals, and veterans’ groups, to name a few. Additionally, our team members volunteer thousands of hours dedicating their time, talent, and passion to groups touching virtually every aspect of life in the communities that we serve such as housing and community development, education and literacy, sports and fitness, and many more.

The Nominating and Corporate Governance Committee’s charter includes oversight of the Company’s sustainability and governance program, activities, and related policies, operational controls, and disclosures. The committee’s charter also requires that the committee receive updates about such matters as needed, but at least quarterly. For more information about our focus on and enhancement of our governance and sustainability efforts, please visit the Corporate Sustainability section of our company website at www.trustcobank.com under the “About Trustco” tab. The information found on our website is not incorporated by reference in this proxy statement or any other report that we file or furnish to the SEC.

4	TrustCo Bank Corp NY 2026 Proxy Statement

PROXY STATEMENT SUMMARY FOR ANNUAL MEETING OF SHAREHOLDERS

Shareholder Engagement and Responsiveness
We view shareholder engagement as a year-round opportunity to strengthen existing relationships with our shareholders and to foster new connections within the investment community. This program has led to many meaningful conversations which have provided invaluable feedback to the Company. We engage our shareholders for feedback on our practices and disclosures with respect to corporate governance, human capital management, board refreshment, corporate sustainability, banking operations, and the compensation of our executive officers, among others. In addition to providing an opportunity for shareholders to meet with management throughout the year, we maintain our governance documents, business highlights, and corporate sustainability on our investor relations website. The information found on our website is not incorporated by reference in this proxy statement or any other report that we file or furnish to the SEC.
In 2025 and early 2026, TrustCo reached out to many of its institutional and retail investors and extended engagement invitations to holders representing approximately 61% of its outstanding shares. Through that outreach, TrustCo had conversations with investors representing approximately 35% of its outstanding shares (calculated as of December 31, 2025). Conversations were had with all holders that expressed a willingness to engage. We also reached out to two proxy advisory firms, Institutional Shareholder Services (“ISS”) and Glass Lewis, who responded indicating that they did not see a need for a conversation at that time. As to shareholders, we had substantive dialog on topics that included:
✔	Issues surrounding proxy advisor recommendations about our executive compensation program
✔	Shareholder support for the structure of our executive compensation program generally
✔	The state of our proxy disclosure generally
✔	Board composition, skills, and refreshment
✔	The Company’s human capital management
✔	Substantive corporate sustainability matters
✔	Business and financial matters
✔	Broad-ranging aspects of risk management
On the subject of executive compensation, since our 2025 Annual Meeting of Shareholders, all shareholders with which we engaged indicated that they support or have no concern with the program in terms of its structure or its operation.
Information Security
As a company that deals with large volumes of sensitive customer information and financial transactions, we increasingly rely on the secure processing, transmission, and storage of information in our computer systems and networks. For that reason, we treat cyber security risk as a key operational risk within our enterprise-wide risk management framework. To manage information security risk, we have designed an expansive information security program, an integral component of which is our Information Security Policy. The Audit Committee and Risk Committee jointly oversee TrustCo’s cybersecurity risk exposures and the steps taken by management to monitor and mitigate cybersecurity risks. Our management reports directly to the Risk Committee on our cybersecurity program and efforts to prevent, detect, mitigate, and remediate issues. For additional information regarding our cybersecurity program, please see Item 1C Cybersecurity in Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Compensation Philosophy and Practices
Philosophically, we seek to provide an executive compensation program that is consistent with promoting sound risk management and long-term value creation for our shareholders. Our executive compensation program is designed to promote the following compensation objectives:
•	Encourage and reward the achievement of our short-term and long-term financial and strategic objectives,
•	Align executive interests with the interests of our shareholders to encourage their focus on long-term return to shareholders and consideration of risk management, and
•	Provide a comprehensive compensation program that fosters the retention of current executive officers and serves to attract new highly talented, results-driven executives as the need may arise.

TrustCo Bank Corp NY 2026 Proxy Statement	5

PROXY STATEMENT SUMMARY FOR ANNUAL MEETING OF SHAREHOLDERS

At our 2025 Annual Meeting, shareholders representing 78% of outstanding shares (compared to 87% in 2024 and 75% in 2023 and 2022) supported the “say-on-pay” vote. The decrease in support on this agenda item compared to the prior year was a topic of discussion in our engagement meetings during 2025. All shareholders with which we met expressed support for the program (it should be noted that all shareholders constituting the top 25 holders were invited to engage). In light of the fact that no substantive or other changes that could account for the decrease in support were made to the program between the 2024 and 2025 Annual Meetings and the universal support for the program expressed by shareholders that elected to engage with the Company, the Compensation Committee did not identify needed program changes and, therefore, took no corrective action. At present, the program can be summarized as follows:

What We Do
✔	Tie a substantial portion of executive pay to corporate performance
✔	Provide for more than one metric for vesting under our performance-based restricted stock unit awards (“PSUs”)
✔	Establish separate metrics for our short-term and long-term incentive plan designs to evaluate performance
✔	Pay equity awards in the form of Company stock rather than cash
✔	Use balanced performance metrics that consider both the Company’s absolute performance and its relative performance versus peers
✔
Maintain a robust clawback policy that meets the requirements of Nasdaq Listing Rule 5608, the clawback policy covers all executive officer incentive-based awards granted, based upon material financial statement restatement or material fraud or misconduct

✔	Require stock ownership guidelines for named executive officers and directors, stock options and unearned PSUs do not count toward satisfaction of the guidelines
✔	Engage with shareholders to promote transparency, improve accountability, and provide investors with a meaningful voice relating to our corporate governance and executive compensation practices

What We Don’t Do
✘
We no longer provide a payment in lieu of the Supplemental Retirement Plan (“SERP”) to future executive officers (shareholders should note that Mr. Hall does not receive that payment and the total number of executive officers at the Company receiving this benefit was reduced from six to four between 2024 and 2025 and remains at four for 2026)

✘	We no longer provide for “single-trigger” accelerated vesting of equity-based awards upon a change in control
✘
We do not allow for excise tax “gross-ups” upon a change in control in employment agreements entered into since 2013 (four of five named executive officers of the Company do not have tax gross-ups in their employments agreements)

✘	We do not permit our executive officers and directors to hedge or pledge Company securities
✘	We do not allow for discounting, reloading, or re-pricing of stock options without shareholder approval

INFORMATION ABOUT THE ANNUAL MEETING
Only shareholders of record at the close of business on March 23, 2026 are entitled to notice of and to vote at the Annual Meeting. Shareholders of record on that date are entitled to one vote for each share of TrustCo common stock they hold. TrustCo’s common stock is the only class of its equity securities outstanding. As of March 23, 2026, there were 17,506,881 shares of common stock outstanding.
The Annual Meeting will be held if a majority of the outstanding shares of TrustCo’s common stock, constituting a quorum, is represented at the meeting. If shareholders return a properly executed proxy card or otherwise properly vote, their shares will be counted for purposes of determining a quorum at the meeting, even if they abstain from voting. Abstentions and broker non-votes count as shares present at the Annual Meeting for purposes of determining a quorum.
Under the rules of the Nasdaq Stock Market (“Nasdaq”), brokers do not have discretionary authority to vote shares on proposals that are not “routine.” Of the proposals to be considered at the Annual Meeting, only Proposal 4 (Ratification of the Appointment of the Independent Registered Public Accounting Firm) is considered a routine matter, so the bank or broker will have discretionary authority to vote shares held in street name on that proposal. None of the other proposals would be considered routine matters under Nasdaq rules, so brokers do not have discretionary authority to vote shares held in street name on those proposals. If a shareholder owns shares in street name through a bank or broker and wishes for his or her shares to be voted on these matters, the shareholder must

6	TrustCo Bank Corp NY 2026 Proxy Statement

PROXY STATEMENT SUMMARY FOR ANNUAL MEETING OF SHAREHOLDERS

provide his or her broker with voting instructions. Such shareholders may instruct his or her bank or broker how to vote the shares using the instructions provided by the bank or broker. A “broker non-vote” occurs when a shareholder who owns shares through a bank or broker fails to provide the bank or broker with voting instructions and the bank or broker does not have the discretionary authority to vote the shares on a particular proposal.
All shares of TrustCo’s common stock represented at the Annual Meeting by properly executed proxies will be voted according to the instructions indicated. Except with respect to Proposal 4, if shareholders of record return a signed proxy card, but fail to instruct how the shares registered in their names must be voted or otherwise respond without marking voting selections, the shares will be voted as recommended by TrustCo’s board of directors. Please note that “say-on-pay,” Proposal 3, is only advisory in nature and has no binding effect on TrustCo or our board. The board will consider the proposal approved if the votes cast in favor of it exceed the votes cast against it. Broker non-votes will not be counted as votes cast for or against Proposal 3.
The board of directors recommends that shareholders vote:
•	“FOR” the election of the nominees for director,
•
“FOR” the approval of an Amendment to the TrustCo Bank Corp NY Amended and Restated 2019 Equity Incentive Plan in order to increase the aggregate number of shares of common stock available for issuance under the plan,

•	“FOR” the approval of the nonbinding advisory resolution approving the compensation of TrustCo’s named executive officers, and
•	“FOR” ratification of the appointment of Crowe LLP as TrustCo’s independent registered public accounting firm.
If any matter not described in this proxy statement is properly presented at the Annual Meeting, the proxy committee appointed by the board (and each of them with full power of substitution) will use their judgment to determine how to vote the shares for which they have voting authority. TrustCo does not know of any other matters to be presented at the Annual Meeting.
Any shareholder executing a proxy solicited under this proxy statement has the power to revoke it by giving written notice to the Corporate Secretary of TrustCo at its main office address or during the meeting of shareholders prior to the exercise of the proxy.
TrustCo will solicit proxies primarily by mail, and proxies may also be solicited by directors, officers, and employees of TrustCo or TrustCo’s wholly-owned subsidiary, Trustco Bank. These persons may solicit proxies personally or by telephone, email, or letter, and they will receive no additional compensation for such services. TrustCo has retained Alliance Advisors, LLC (“Alliance Advisors”) to aid in the solicitation of proxies for a fee of $14,000, plus expenses. Alliance Advisors may solicit the return of proxies by postal mail, telephone, e-mail, or through other means. The entire cost of this solicitation will be paid by TrustCo. TrustCo will also request banks, brokers, nominees, custodians, and other fiduciaries who hold shares of our stock in street name, to forward these proxy solicitation materials to the beneficial owners of those shares and we will reimburse the reasonable out-of-pocket expenses they incur in doing so.
Householding. The SEC has adopted rules that allow us to continue sending, in a single envelope, our proxy statement and other required annual meeting materials to two or more shareholders sharing the same address. These rules spell out the conditions under which annual reports, information statements, proxy statements, prospectuses, and other disclosure documents of a company that would otherwise be mailed in separate envelopes to more than one shareholder at a shared address may be mailed as one copy in one envelope addressed to all shareholders at that address (i.e., “householding”). Shareholders who participate in householding will, however, receive separate proxy cards. Householding reduces our printing and mailing expenses and associated environmental impact.
Upon written or oral request, we will deliver promptly another copy of the Notice of Internet Availability of Proxy Materials and, if applicable, this proxy statement and our annual report to any shareholder at a shared address to which we delivered a single copy of any of these documents. If one set of these proxy materials was sent to your household for the use by all TrustCo shareholders in your household and one or more of you would prefer to receive additional sets, or if multiple copies of these proxy materials were sent to your household and you want to receive one set, please contact Broadridge Financial Solutions, Inc., by calling toll-free at 1-866-540-7095 or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Shareholders whose shares of our common stock are held in street name wishing to make either such election should contact their broker.
Announcement of Voting Results. Preliminary voting results will be announced during the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and within four business days after the final results are known to us, file an amendment to the Form 8-K to publish the final results.

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THE ANNUAL MEETING – PROPOSAL ONE

THE ANNUAL MEETING
A description of the items to be considered at the Annual Meeting, as well as other information concerning TrustCo and the meeting, is set forth below.
Proposal 1 - Election of Directors
Our board is not classified, and all of our directors serve one-year terms. The board of directors also has adopted a Director Resignation Policy to address the situation in which a nominee for the board receives more votes against their election than they receive in favor of their election. Under the Director Resignation Policy, by accepting a nomination to stand for election or re-election as a director of TrustCo, or an appointment as a TrustCo director to fill a vacancy or new directorship, each candidate, nominee, or appointee agrees that if, in an uncontested election, he or she receives more votes against his or her election than are received in favor of his or her election, the director must promptly tender a written offer of resignation. Upon receipt of the offer of resignation, TrustCo’s Nominating and Corporate Governance Committee must promptly consider the offer and recommend to the full board whether to accept the resignation or reject it. The board must act on the committee’s recommendation not later than the next regularly scheduled board meeting after receipt of the recommendation. TrustCo’s Amended and Restated Certificate of Incorporation (as amended to date, the “Certificate of Incorporation”) provides that TrustCo’s board of directors will consist of not less than five nor more than fifteen members, with, under TrustCo’s amended and restated bylaws (the “Bylaws”), the total number of directors to be fixed by resolution of the board or the shareholders. Currently, the board of each of TrustCo and Trustco Bank is fixed at nine members.
The first item to be acted upon at the Annual Meeting is the re-election of all directors to serve on the TrustCo board of directors, as described in the table above on page 2. The pages that follow set forth information regarding TrustCo’s nominees. Proxies will be voted in accordance with the specific instructions provided. Properly executed proxies that do not contain voting instructions will be voted “FOR” the election of TrustCo’s nominees. If any of our nominees becomes unavailable to serve, the shares represented by all valid proxies will be voted for the election of such other person as TrustCo’s board may recommend. TrustCo’s nominees have consented to being named in this proxy statement and to serving on the board if elected.

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INFORMATION ON TRUSTCO’S DIRECTORS AND NOMINEES
NOMINEES FOR ELECTION AS TRUSTCO DIRECTOR
FOR A ONE-YEAR TERM TO EXPIRE IN 2027

Name and Principal Occupation (1)

Steffani Cotugno, DO, Age 58, Director of TrustCo and Trustco Bank from 2023 to present. Physician, Community Care Physicians, a multispecialty healthcare group, from 1996 to present. School physician for the Shenendehowa Central School District from 1996 to present, the Niskayuna School District from 2015 to present, the North Colonie School District from 2019 to present, and the Cohoes City School District from 2025 to present. Teaching preceptor at Albany Medical College from 1997 to present. Dr.  Cotugno contributes her business experience gained from her role in her medical practice, as well as deep ties to the community that TrustCo serves in the Northeast.

Brian C. Flynn, Age 75, Director of TrustCo and Trustco Bank from 2016 to present. Consultant and Certified Public Accountant (NY). Former partner of KPMG LLP, a leading professional services firm, where he was employed for approximately 30 years (retired 2010). Mr. Flynn served in KPMG’s banking and finance practice area where his specialties included providing tax services to community banks, thrift institutions, and real estate developers and operators. Since his retirement in 2010, he has served as a technical tax consultant to a community bank trade group. Mr. Flynn brings to the board extensive tax, accounting, and financial reporting expertise in the financial services industry. Mr. Flynn has been designated an audit committee financial expert.

Lisa M. Lucarelli, Age 62, Director of TrustCo and Trustco Bank from 2017 to present. Private investor. Owner of LMKD Properties, LLC, a property management firm, from 2003 to 2021. Ms. Lucarelli contributes her experience in the area of residential real estate, as an entrepreneur operating a successful business enterprise, and her skills for developing and evaluating business strategies.

Thomas O. Maggs, Age 81, Director of TrustCo and Trustco Bank from 2005 to present, chair for 2015. Managing Director, Brown & Brown, Inc., an insurance brokerage firm, from January 1, 2026 to present. President, Risk Strategies, Inc., an insurance agency, from 2018 to December 31, 2025. President, Maggs & Associates, The Business Insurance Brokers, Inc., an insurance broker, from 1987 to 2018. Mr. Maggs contributes his experience as an entrepreneur operating a successful business enterprise and his skills for developing and evaluating business strategies.

Anthony J. Marinello, MD, PhD, Age 70, Director of TrustCo and Trustco Bank from 1995 to present, chair for 2013. Vice President MVP Health Care, a not-for-profit health plan, from July 2024 to present. Interim Chief Medical Officer, Emblem Health, a health insurance provider, March 2024 to July 2024. Consultant, Emblem Health, August 2022 to March 2025. Physician, Chief Medical Officer, Capital District Physicians Health Plan, a health insurance provider, January 2020 to July 2022; Vice President, Primary Care Services of Capital District Physicians Health Plan from 2018 to 2019. Previously a physician in private practice. Dr. Marinello contributes his experience as an entrepreneur operating a successful medical practice, an officer of a health insurance company, and his skills for developing and evaluating business strategies.

Robert J. McCormick,(2) Age 62, Director of TrustCo and Trustco Bank from 2005 to present, chair from 2009 to 2010 and 2019 to present. President and Chief Executive Officer of TrustCo from 2004 to present, executive officer of TrustCo from 2001 to present and Chief Executive Officer of Trustco Bank from 2002 to present. Joined Trustco Bank in 1995. Mr. McCormick contributes his skills and knowledge obtained from being the chief executive officer of the Company and Trustco Bank.

Curtis N. Powell,(3) Age 72, Director of TrustCo and Trustco Bank from 2021 to present. Member, Walker Powell Investments, LLC, an executive and leadership coaching firm, September 2022 to present. Former Vice President for Human Resources and Environmental Health, Safety, and Risk Management at Rensselaer Polytechnic Institute, a private research university from 2000 to 2022. Member, board of directors, St. Peter’s Health Partners, from 2011 to 2022. Mr. Powell contributes experience in human capital and risk management, as well as strategic planning, finance, and budgeting.

Kimberly A. Russell, Age 57, Director of TrustCo and Trustco Bank from 2020 to present. Chief Executive Officer of Frank Adams Jewelers, Inc. from February 2024 to present, a premier retailer and jewelry design firm. President and Chief Operating Officer of Frank Adams Jewelers, Inc. from 2007 to February 2024. Ms. Russell began her career at Frank Adams Jewelers in 1991. Ms. Russell brings to the board valuable experience and background in the retail sector, branding, and image development.

Frank B. Silverman, Age 55, Director TrustCo and Trustco Bank from 2020 to present. Managing member of Vision Development and Management, Inc., a real estate development firm, from 2005 to present. Owner of Silverman Consulting, a small business development firm, from 2005 to present. Executive Director, Martial Arts Industry Association from 2001 to present. Owner of Central Florida Championship Karate from 1991 to present. Mr. Silverman brings to the board experience as an entrepreneur and substantial roots in the Orlando real estate market and central Florida community. He adds depth and geographic diversity to the board’s existing expertise in real estate development, retail business enterprises, and Trustco Bank’s core business of residential mortgage lending.

(1)	Directors of TrustCo Bank Corp NY are also directors of Trustco Bank. No director of TrustCo serves on another public company board. Information about directors is as of March 23, 2026.
(2)
Mr. McCormick’s first cousin is Kevin M. Curley; Executive Vice President and Chief Banking Officer, TrustCo and Trustco Bank. Mr. McCormick’s niece-in-law is Lauren A. McCormick; Vice President, Treasurer, and Assistant Corporate Secretary of TrustCo and Trustco Bank.

(3)
Mr. Powell became superannuated and was subject to mandatory retirement pursuant to TrustCo’s Corporate Governance Guidelines as of December 31, 2025. He was certified to continue serving as a director for an additional two years, until December 31, 2027, pursuant to the procedure established for that purpose by TrustCo’s Corporate Governance Guidelines. Those guidelines permit a maximum of three such certifications, which together can extend a director’s service for a total of six years beyond age 72.

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Resolution
In light of the foregoing, TrustCo is asking shareholders to approve the following resolution at the Annual Meeting:
RESOLVED that the following nominees be elected as directors to hold office for terms to expire at the 2027 Annual Meeting of Shareholders or until his or her successor has been elected and qualified:
•	Steffani Cotugno, DO,
•	Brian C. Flynn,
•	Lisa M. Lucarelli,
•	Thomas O. Maggs,
•	Anthony J. Marinello, MD, PhD,
•	Robert J. McCormick,
•	Curtis N. Powell,
•	Kimberly A. Russell, and
•	Frank B. Silverman
Vote Required and Recommendation
The nominees for election to the TrustCo board must receive the affirmative vote of a majority of the votes cast by the holders of common stock represented at the Annual Meeting directly or by proxy, which means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against.” Abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners are not treated as votes cast on the proposal and, therefore, will have no effect on this proposal. Dissenters’ rights are not available to shareholders who object to the proposal. If elected, a nominee would serve for one year until the 2027 Annual Meeting of Shareholders. Each director will hold office until his or her successor has been duly elected and qualified or until the director’s earlier resignation, removal, or death. If a director nominee fails to receive an affirmative majority of the votes cast, the board of directors will implement TrustCo’s Director Resignation Policy (if the nominee was an existing member of the board) and may take any appropriate actions within the board’s powers, such as decreasing the number of directors or filling a vacancy.
THE TRUSTCO BOARD RECOMMENDS THAT TRUSTCO SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE TRUSTCO DIRECTOR NOMINEES AS TRUSTCO DIRECTORS, WHICH IS ITEM 1 ON THE TRUSTCO PROXY CARD.

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Information on TrustCo’s Executive Officers
Our executive officers as of March 23, 2026, are listed below, along with their ages on that date, positions and offices held with the Company, and principal occupations and employment, focused primarily on the past five years. The information regarding our Chairman, President, and Chief Executive Officer, Robert J. McCormick, is set forth under Information on TrustCo’s Directors and Nominees beginning on page 9 of this proxy statement.

Name and Principal Occupation(1)

Kevin M. Curley,[2] Age 59, Executive Vice President, TrustCo and Trustco Bank from 2018 to present, and Chief Banking Officer of TrustCo and Trustco Bank from July 2024 to present. Senior Vice President of TrustCo and Trustco Bank from 2011 to 2018. Executive Officer of TrustCo and Trustco Bank from 2017 to present. Joined Trustco Bank in 1990.

Michael Hall, Age 61, General Counsel and Corporate Secretary of TrustCo and Trustco Bank from 2018 to present. Vice President and Counsel of TrustCo and Trustco Bank from 2015 to 2018. Assistant Secretary of TrustCo and Trustco Bank for 2016. Executive Officer and Secretary of TrustCo and Trustco Bank from 2017 to present. Attorney with McNamee, Lochner, Titus & William, P.C. from 1992 to 2015. Joined TrustCo and Trustco Bank in 2015.

Robert M. Leonard, Age 63, Executive Vice President of TrustCo and Trustco Bank from 2013 to present, and Chief Operating Officer of TrustCo and Trustco Bank from July 2024 to present. Senior Vice President of TrustCo and Trustco Bank from 2010 to 2013. Secretary of TrustCo and Trustco Bank from 2003 to 2006 and 2009 to 2016. Assistant Secretary of TrustCo and Trustco Bank from 2006 to 2009. Executive Officer of TrustCo and Trustco Bank from 2003 to present. Joined Trustco Bank in 1986.

Lauren A. McCormick,[3] Age 36, Vice President and Treasurer of TrustCo and Trustco Bank from December 2025 to present. Assistant Corporate Secretary of TrustCo and Trustco Bank from 2022 to present. Executive Officer of TrustCo and Trustco Bank from December 2025 to present. Assistant Vice President from 2020 to December 2025. Investment Advisor, Trustco Bank Wealth Management Department from 2012 to 2022. Joined Trustco Bank in 2011.

Michael M. Ozimek, Age 52, Executive Vice President and Chief Financial Officer, TrustCo and Trustco Bank from 2018 to present. Senior Vice President and Chief Financial Officer of TrustCo and Trustco Bank from 2014 to 2018. Executive Officer of TrustCo and Trustco Bank from 2014 to present. Joined TrustCo and Trustco Bank in 2002.

(1)	Executive Officers of TrustCo Bank Corp NY are also executive officers of Trustco Bank.
(2)	Mr. Curley’s first cousin is Robert J. McCormick, President, Chief Executive Officer, and Director of TrustCo and Trustco Bank.
(3)	Ms. McCormick’s uncle-in-law is Robert J. McCormick, Chairman, President, and Chief Executive Officer of TrustCo and Trustco Bank.
Director Independence
The listing standards of Nasdaq require that TrustCo have a majority of independent directors. Nasdaq’s listing standards provide that no director will qualify as “independent” for these purposes unless the board of directors affirmatively determines that the director has no relationship with TrustCo that would interfere with the exercise of the director’s independent judgment in carrying out the responsibilities of a director. Additionally, the listing standards set forth a list of relationships that would preclude a finding of independence.
The board affirmatively determines the independence of each director and nominee for election as a director annually. In accordance with Nasdaq’s listing standards, a director will not be considered independent unless the board determines (i) that no relationship exists that would preclude a finding of independence under Nasdaq’s listing standards and (ii) that the director has no relationship with TrustCo (either directly or as a partner, shareholder or officer of an organization that has a relationship with TrustCo) that would interfere with the exercise of the director’s independent judgment in carrying out his or her responsibilities as a director.
TrustCo maintains an Audit Committee, a Compensation Committee, a Board Compliance Committee, a Fiduciary Committee, a Nominating and Corporate Governance Committee, and a Risk Committee. The charter of each of the committees and our Corporate Governance Guidelines may be found on TrustCo’s website (www.trustcobank.com) under the “Investor Relations” tab (the information found on TrustCo’s website is not incorporated by reference in this proxy statement or any other report that TrustCo files or furnishes to the SEC). In accordance with our committee charters and applicable law, members of the Audit, Compensation, and Nominating and Corporate Governance Committees must meet applicable independence tests of Nasdaq and the SEC, as well as any other applicable laws, rules, and regulations governing independence. Pursuant to the charters of the Fiduciary and Risk Committees, at least two and four members, respectively, of such committees must also qualify as independent under Nasdaq’s listing standards. The Board Compliance Committee does not require that its members be independent; provided, however, that at least two members of such committee are not (i) employees, former employees or controlling shareholders of Trustco Bank or any of its affiliates or (ii) a family member of any such person.

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Board Independence Determinations
The board has determined that all of the directors, except for Robert J. McCormick, are “independent directors” under Nasdaq’s listing standards. Additionally, all of TrustCo’s committee members satisfy the applicable independence requirements set forth in such committees’ charters. The relationships considered by the board in 2026 in determining that such directors were independent included those described below under “Related Person Transactions.” In addition, when evaluating the independence of Ms. Lucarelli and Mr. Maggs, the board considered Trustco Bank’s employment of a child of each such director. Neither child is employed in an executive officer position or a strategic role or shares the same household with the parent director, and each child received less than $120,000 in aggregate compensation during 2025. In each case, the board concluded that, in light of Nasdaq’s applicable independence standards, such relationships would not interfere with any of these directors’ individual exercise of independent judgment in carrying out the role of a director or compromise the oversight role that an independent director of TrustCo is expected to perform, and, therefore, are not material.
Additional Determinations made by the Board
The board has affirmatively determined that: Mr. Flynn satisfies the definition of an “audit committee financial expert” set out in Item 407(d) of Regulation S-K under the Securities Exchange Act of 1934 (the “Exchange Act”); that each member of the Audit Committee continues to qualify for membership on the Audit Committee under SEC rules and Nasdaq’s listing standards, including the heightened independence requirements of Exchange Act Rule 10A-3; and that each member of the Audit Committee satisfies the financial sophistication requirement set forth under Rule 5605(c)(2)(A) of Nasdaq’s listing standards. Furthermore, the board has determined that each member of the Compensation Committee has satisfied the heightened independence tests required by Nasdaq’s listing standards. Finally, the board has determined that each member of the Nominating and Corporate Governance Committee, and each member of the Fiduciary and Risk Committees other than Mr. McCormick, are “independent directors” under Nasdaq’s listing standards.
Board Meetings and Committees
TrustCo’s board of directors held 12 meetings during 2025. Trustco Bank’s board of directors also met 12 times during 2025. TrustCo’s independent directors met in executive session two times during 2025, with all of the independent directors attending all executive sessions of the board. Pursuant to the Company’s Corporate Governance Guidelines, board executive sessions are chaired by TrustCo’s Lead Independent Director.
The current composition of our board committees is as follows:

Director	Audit Committee	Compensation Committee	Board Compliance Committee	Fiduciary Committee	Nominating and Corporate Governance Committee	Risk Committee
Steffani Cotugno, DO	✔	✔	✔	✔	✔	✔
Brian C. Flynn	C	✔	✔	✔	✔	✔
Lisa M. Lucarelli(1)	✔	✔	✔	✔	✔	✔
Thomas O. Maggs	✔	C	✔	✔	✔	✔
Anthony J. Marinello, MD, PhD	✔	✔	✔	✔	✔	✔
Robert J. McCormick				C		✔
Curtis N. Powell	✔	✔	✔	✔	C	✔
Kimberly Adams Russell	✔	✔	C	✔	✔	✔
Frank B. Silverman	✔	✔	✔	✔	✔	C

(1)	Ms. Lucarelli serves as Lead Independent Director. .
(2)
TrustCo’s Audit Committee held 12 meetings and 2 executive sessions in 2025. The directors currently serving on the Audit Committee are Brian C. Flynn (Chair), Dr. Steffani Cotugno, Lisa M. Lucarelli, Thomas O. Maggs, Dr. Anthony J. Marinello, Curtis N. Powell, Kimberly A. Russell, and Frank B. Silverman. The purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. The Audit Committee’s functions also include the review of TrustCo’s and Trustco Bank’s internal audit function and the review of the adequacy of internal accounting controls for TrustCo and Trustco Bank. In addition, the Audit Committee annually recommends the use of external audit firms by TrustCo and Trustco Bank in the coming year, after reviewing performance of the existing vendors and available audit resources. Please refer to the discussion under “Audit Committee” for a more detailed description of the Audit Committee’s activities.

(3)
TrustCo’s Compensation Committee held 7 meetings in 2025. The directors currently serving on the Compensation Committee are Thomas O. Maggs (Chair), Dr. Steffani Cotugno, Brian C. Flynn, Lisa M. Lucarelli, Dr. Anthony J. Marinello, Curtis N. Powell,

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Kimberly A. Russell, and Frank B. Silverman. The function of the Compensation Committee is to generally oversee the employee compensation and benefit policies, plans, and programs of TrustCo and Trustco Bank. The Compensation Committee’s responsibilities also include establishing, annually reviewing, and approving the compensation of the executive officers. In addition, the Compensation Committee is responsible for annually reviewing board compensation and making appropriate recommendations for changes thereto. The Compensation Committee may, in its discretion and subject to the requirements of applicable law, delegate all or a portion of its duties and responsibilities to a subcommittee of the committee. Please refer to the discussion under “Executive Compensation” for a more detailed description of the Compensation Committee’s activities relative to the named executive officers.
(4)
The Board Compliance Committee held 12 meetings in 2025. The directors currently serving on the Board Compliance Committee are Kimberly A. Russell (Chair), Dr. Steffani Cotugno, Brian C. Flynn, Lisa M. Lucarelli, Thomas O. Maggs, Dr. Anthony J. Marinello, Curtis N. Powell, and Frank B. Silverman. The functions of the Compliance Committee are to provide assistance to the board in fulfilling its oversight responsibility relating to compliance with legal and regulatory requirements and Trustco Bank’s policies, including overseeing Trustco Bank’s communications with the federal banking agencies and other governmental authorities with jurisdiction over TrustCo and Trustco Bank.

(5)
The Fiduciary Committee held 3 meetings in 2025. The directors currently serving on the Fiduciary Committee are Robert J. McCormick (Chair), Dr. Steffani Cotugno, Brian C. Flynn, Lisa M. Lucarelli, Thomas O. Maggs, Dr. Anthony J. Marinello, Curtis N. Powell, Kimberly A. Russell, and Frank B. Silverman. The functions of the Fiduciary Committee are to assist the board of directors in fulfilling its responsibilities with respect to the Trustco Bank Wealth Management Department regarding fiduciary, agency, and custodial activities; to oversee the Wealth Management Department in providing estate administration, trust administration, investment management, and custodial services; to advise the board of directors with respect to the adoption of appropriate policies to be observed in offering such services; to oversee and enforce sound risk management practices; and to report to the board of directors on the activity of the Wealth Management Department in the conduct of its business.

(6)
The Nominating and Corporate Governance Committee held 7 meetings in 2025. The directors currently serving on the Nominating and Corporate Governance Committee are Curtis N. Powell (Chair), Dr. Steffani Cotugno, Brian C. Flynn, Lisa M. Lucarelli, Thomas O. Maggs, Dr. Anthony J. Marinello, Kimberly A. Russell, and Frank B. Silverman. The functions of the Nominating and Corporate Governance Committee include recommending and reviewing individuals for consideration as directors, developing and annually reviewing governance guidelines applicable to the Company, and overseeing the Company’s governance and sustainability program.

(7)
The Risk Committee held 8 meetings in 2025. The directors currently serving on the Risk Committee are Frank B. Silverman (Chair), Dr. Steffani Cotugno, Brian C. Flynn, Lisa M. Lucarelli, Thomas O. Maggs, Dr. Anthony J. Marinello, Robert J. McCormick, Curtis N. Powell, and Kimberly A. Russell. The functions of the Risk Committee are to oversee the Company’s enterprise risk management program and to ensure that risk is appropriately identified, measured, treated, monitored, and reported within the governance structure approved by the board.

Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee during 2025: (1) was an officer or employee of TrustCo or Trustco Bank; (2) was formerly an officer of TrustCo or Trustco Bank; or (3) had any relationship requiring disclosure by TrustCo under the SEC rules governing disclosure of related person transactions, except as otherwise reported below. Moreover, during 2025, no executive officer of TrustCo or TrustCo Bank served as (1) a member of a compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board) of another entity, one of whose executive officers served on the Compensation Committee of TrustCo, (2) a director of another entity, one of whose executive officers served on the Compensation Committee of TrustCo, or (3) a member of a compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board) of another entity, one of whose executive officers served as a director of TrustCo.
Board Leadership Structure and Role in Risk Oversight
Board Leadership
Upon the recommendation of the disinterested members of the Nominating and Corporate Governance Committee, Ms. Lucarelli was elected as Lead Independent Director effective March 17, 2026 to serve a term ending upon the earlier of March 31, 2027 or the date the board elects a successor. Robert J. McCormick, TrustCo’s President and Chief Executive Officer, continues to serve as the chairman of the board.
The board of directors believes that it is more effective and efficient in the management of TrustCo and Trustco Bank and in the overall oversight of TrustCo’s operations to combine the roles of chairman and chief executive officer. TrustCo’s Audit, Compensation, Board Compliance, Nominating and Corporate Governance, and Risk Committees are all chaired by independent directors. Ms. Lucarelli, our Lead Independent Director, has been a member of the board of TrustCo and Trustco Bank since 2017, and is the former chair of the Nominating and Corporate Governance Committee. Under our Corporate Governance Guidelines, the Lead Independent Director:
•	Chairs the meetings of the independent directors of the board,

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•	Works with the chairman and CEO to develop the board and committee agendas,
•	Develops the agendas for and chairs executive sessions of the board’s independent directors, and
•	In consultation with the Nominating and Corporate Governance Committee, reviews and reports on the results of the board’s and committees’ performance self-evaluations.
Role in Risk Oversight
Risk is inherent in the operation of every financial institution, and management of risk is a key part of the institution’s success. Risks faced by TrustCo and Trustco Bank include information security risk, credit risk, interest rate risk, price risk, liquidity risk, operational risk, compliance risk, strategic risk, and reputational risk. TrustCo management is responsible for the day-to-day management of the risks faced by the Company, while the board of directors as a whole is ultimately responsible for risk management oversight. In carrying out its responsibilities in this area, the board has delegated important duties to its committees. The Risk Committee has, as noted above, responsibility to oversee the management of the Company’s enterprise risk management program and to ensure that risk, including information security risk, is appropriately identified, measured, managed, monitored, and reported within the governance structure approved by the board. The enterprise risk management program and framework is designed to ensure that all elements of the risk management process are in place and operating effectively across all risk categories and that the management of all risks is well integrated into the operations and culture of the bank. The Audit Committee assists the full board with respect to the adequacy of TrustCo’s internal controls and financial reporting process, the independence and performance of TrustCo’s internal and external auditors, and compliance with legal and regulatory requirements. The Board Compliance Committee assists the board with respect to compliance with legal and regulatory requirements. The Fiduciary Committee oversees the Company’s Wealth Management Department and assists the full board in managing risk associated therewith, as well as in fulfilling its responsibilities regarding fiduciary, agency, and custodial activities. The Nominating and Corporate Governance Committee oversees sustainability-and-governance-related risk management on at least a quarterly basis. Finally, the Compensation Committee has reviewed the Company’s incentive compensation practices to assess the extent to which such arrangements and practices encourage risk-taking and whether the level of encouragement of such risk-taking is appropriate under the circumstances. The Compensation Committee has concluded that the compensation program is not reasonably likely to encourage excessive risk-taking that would be likely to have a material adverse effect on the Company.
The entire board reviews and approves, at least annually, all significant policies that address risk within TrustCo’s consolidated organization. The board and its committees monitor risk through reports received on a periodic basis from management or from the Company’s independent registered public accounting firm and outside counsel, as appropriate, and the board annually approves the Company’s business continuity plan as well as its insurance program.
The Executive Vice President and Chief Operating Officer, Chief Risk Officer, Chief Financial Officer, General Counsel, and Director of Internal Audit evaluate the adequacy of the Company’s disclosure controls and procedures and facilitate the implementation of disclosure controls and procedures in a manner that captures information about the Company’s material risks.
Director Nominations
The nominees standing for election at the Annual Meeting were considered and selected by the Nominating and Corporate Governance Committee and unanimously approved by TrustCo’s independent directors.
Criteria
The Nominating and Corporate Governance Committee is appointed by the board of directors in part to review and identify individuals qualified to become board members and to recommend to the board the nominees for consideration at the Annual Meeting. Criteria that are to be used by the Nominating and Corporate Governance Committee in connection with evaluating and selecting new directors include factors relating to whether the director candidate would meet the definition of “independence” required by Nasdaq’s listing standards, as well as skills, occupation, and experience in the context of the needs of the board. The Nominating and Corporate Governance Committee charter also sets forth certain qualities that the Nominating and Corporate Governance Committee should seek in nominees to the board, including high personal and professional ethics, integrity, and values; an inquiring and independent mind, practical wisdom, and mature judgment; broad policy-making experience in business, government, or community organizations; expertise useful to TrustCo and complementary to the background and experience of other board members; willingness to devote the time necessary to carrying out the duties and responsibilities of board membership; commitment to serve on the board over a period of several years to develop knowledge about TrustCo, its strategy, and its principal operations; and willingness to represent the best interests of all of TrustCo’s constituencies. Although neither the committee nor the full board of directors has a formal policy in this regard, the committee and the board have a general objective of having a board that encompasses a broad range of talents and expertise and reflects cognitive and experiential diversity.
The board sees refreshment as an important component of its operation and adopted a retirement age of 72 for new directors first taking office during or after 2017. A director may continue to serve after age 72 if the board finds that the services of such director are necessary to expedite the business of the Company and that he or she is mentally and physically able and competent to perform the

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full duties of the office of board member. This retirement age affirmatively promotes refreshment. Further, through the board’s self-evaluation process, the board’s needs in terms of the experience and expertise of its members are continuously evaluated and the needs identified are considered in the process of identifying potential board candidates.
Process for Identifying and Evaluating Nominees for Director
The process that has been and will be followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates will include requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the board. The Company also has created advisory boards in the Northeast and Florida Regions that are intended, in part, to provide a pool of qualified and knowledgeable board candidates.
Additionally, the Nominating and Corporate Governance Committee is authorized under its charter to retain at the Company’s expense one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms). After a potential candidate is identified, the committee investigates and assesses the qualifications, experience, and skills of the candidate. The investigation process may, but need not, include one or more meetings with the candidate by a member or members of the committee. From time to time, but at least once each year, the committee meets to evaluate the needs of the board and to discuss the candidates for nomination to the board. Such candidates may be presented to the shareholders for election or elected to fill vacancies. All nominees must be approved by the committee and by a majority of the independent members of the board.
Director Candidates Recommended by Shareholders
The Nominating and Corporate Governance Committee will consider shareholder-recommended director candidates for election to the board of directors. In considering whether to elect, or recommend to the shareholders for election, any shareholder-recommended candidate, the Nominating and Corporate Governance Committee will apply the same criteria and procedures used for other board candidates. Shareholders who wish to recommend a director candidate may do so in writing to TrustCo Bank Corp NY, Attention: Michael Hall, Corporate Secretary, 5 Sarnowski Drive, Glenville New York, 12302.
Director Candidates Nominated by Shareholders
In addition to recommending candidates to the Nominating and Corporate Governance Committee for consideration, a shareholder also may nominate persons for election to the board of directors in person at a shareholders meeting. Section 1.10 of TrustCo’s Bylaws provides for procedures pursuant to which shareholders may nominate a candidate for election as a director of TrustCo. The chair of the meeting of shareholders shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the Bylaws, and, if the chair determines that a nomination is not in accordance with the procedures set forth in the Bylaws, to declare to the meeting that such nomination shall be disregarded. In addition to satisfying the requirements under our Bylaws, to comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than TrustCo’s nominees must provide notice to TrustCo that complies with the information and timing requirements of Rule 14a-19 under the Exchange Act.
Shareholder Communications with Board and Board Attendance at Annual Meeting of Shareholders
TrustCo provides a process for shareholders to send communications to the board. Shareholders who wish to contact the board or any of its members may do so in writing to TrustCo Bank Corp NY, Attention: Michael Hall, Corporate Secretary, 5 Sarnowski Drive, Glenville New York, 12302. The Secretary will promptly relay to the addressee all such communications that he determines require prompt attention and will regularly provide the board of directors with a summary of all substantive communications.
Although TrustCo does not have a policy with regard to board members’ attendance at the Annual Meeting of Shareholders, the directors are encouraged to attend such meetings and all nine of our directors attended the 2025 Annual Meeting.

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Proposal 2 - Approval of an Amendment to the TrustCo Bank Corp NY Amended and Restated 2019 Equity Incentive Plan In Order to Increase the Aggregate Number of Shares of Common Stock Available for Issuance Under the Plan
Our 2019 Equity Incentive Plan, as amended and restated (the “2019 Plan”), allows us to grant options, stock appreciation rights (“SARs”), restricted stock, and restricted stock units (both time based and performance based), to employees of the Company and its subsidiaries and to members of our board. On March 17, 2026, our board approved an amendment of the 2019 Plan (the “Amendment”) to increase the number of shares available for issuance under the 2019 Plan by 500,000, from 700,000 to 1,200,000 shares, with such Amendment subject to shareholder approval.
The Amendment does not materially amend any other terms or provisions of the 2019 Plan. To the extent shareholders do not approve this Proposal 2, the 2019 Plan will continue as if the Amendment did not apply and was not adopted by the board.
A copy the Amendment is attached to this proxy statement as Appendix 2 and a copy of the 2019 Plan is attached as Exhibit 10(t) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025. The discussion in this proposal is qualified in its entirety by reference to the full text of both the 2019 Plan and the Amendment.
Reasons Why You Should Vote to Approve the Amendment
Long-Term Stock Ownership is a Key Component of our Compensation Objective
Our overall compensation objective is to compensate our employees generally, including our executives and non-employee directors, in a manner that attracts and retains the caliber of individuals needed to manage, staff, and supervise our business in a competitive industry. Our employees are our most valuable asset, many with skills and experiences highly sought after by companies against whom we compete for talent. Accordingly, it is imperative to our future success that we provide our employees with compensation packages that are not only competitive, but also that reward personal performance, help meet our retention needs, and provide incentives to manage our business as owners, thereby aligning their interests with those of our shareholders.
To achieve these objectives, we historically have provided a portion of our key employees’ total compensation in the form of equity awards through our equity incentive programs. We believe this approach helps to encourage long-term focus and commitment from our employees and provides us with an important retention tool for key employees, as awards generally are subject to vesting over an extended period of time subject to continued service with us or the achievement of certain performance conditions. In addition, we believe we need to continue to use equity awards to help attract, retain, and motivate employees to continue to grow our business and ultimately increase shareholder value as we compete for a limited pool of talented people and hiring and retaining such talent.
Reserving Shares Available for Granting Equity Awards is Important for Meeting our Future Compensation Needs
As part of our ongoing review of our compensation plans, we use the annual usage of shares to help determine, among other things, the expected remaining life of a plan based upon the remaining number of shares available for issuance under the plan. At similar annual usage levels, the shares remaining eligible for issuance under the 2019 Plan may not be sufficient for the issuance of the Company’s annual equity awards in 2026. If the Amendment is approved, we expect that the share reserve increase will allow the Company to continue to grant stock-based compensation at levels we deem appropriate for approximately the next five years. To remain competitive without stock-based compensation arrangements, it will likely be necessary to replace components of compensation previously awarded in equity with cash. We do not believe increasing cash compensation to make up for any shortfall in equity compensation would be practical or advisable, because we believe that a combination of equity awards and cash compensation provide a more effective compensation strategy than cash alone for attracting, retaining, and motivating our employees long-term and aligning employees’ and shareholders’ interests. In addition, any significant increase in cash compensation in lieu of equity awards could substantially increase our operating expenses and reduce our cash flow from operations, which could adversely affect our business results and could adversely affect our business strategy.
We Manage Our Equity Incentive Program and Shareholder Dilution Carefully
We manage our long-term shareholder dilution by limiting the number of equity awards granted for each of our fiscal years and granting what we believe to be the appropriate number of equity awards needed to attract, reward, and retain employees. In doing so, we are also mindful of the potential dilution of shareholder value.
We believe that the Amendment is reasonable, appropriate, and in the best interests of our shareholders. Accordingly, the Company recommends approval of the Amendment.

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Information Regarding Equity Compensation Plans As of March 23, 2026
The following table provides information regarding (i) awards outstanding under the 2019 Equity Incentive Plan, as well as under the Amended and Restated TrustCo Bank Corp NY 2010 Equity Incentive Plan (the “2010 EIP”) and the Amended and Restated TrustCo Bank Corp NY 2010 Directors Equity Incentive Plan (the “2010 Directors EIP” and, together with the 2010 EIP, the “Predecessor Plans”), which Predecessor Plans were replaced by the original 2019 Equity Incentive Plan in May 2019 and are no longer used to grant awards, and (ii) shares available for future awards under the 2019 Equity Incentive Plan, in each case as of March 23, 2026, as well as (iii) the proposed increase in shares issuable under the Amendment.

	Number of shares	As a percentage of TRST common stock outstanding as of March 23, 2026
Outstanding stock options	—	—
Outstanding RSUs	240,798	1.38%
Total shares subject to outstanding awards as of 3/23/2026 (A)	240,798	1.38%
Total shares available for future awards as of 3/23/2026 (B)	73,215	0.42%
Proposed additional shares available for future awards (C)	500,000	2.86%
Total of (A), (B), and (C) above(1)	814,013	4.65%

(1)
94,385 shares, or 39% of the 240,798 RSU awards outstanding under the 2019 Equity Incentive Plan, and 0 shares, or 0% of the awards outstanding under the Predecessor Plans, will upon vesting be paid in cash and not shares of stock. Therefore, the potential dilution from our total awards outstanding under both the 2019 Equity Incentive Plan and the Predecessor Plan, the remaining available shares under the 2019 Equity Incentive Plan, and the additional shares available under the Amendment represent 4.11% of our outstanding shares as of March 23, 2026.

Historical Burn Rate
We look at the rate at which we grant awards under our equity incentive programs (also known as our “burn rate”) by measuring the number of shares subject to equity awards granted in a fiscal year divided by the weighted average equivalent of shares of common stock outstanding for that fiscal year. Our 3-year average burn rate for the 2019 Plan is 0.57%.
Summary of the 2019 Plan
The following is a summary of the material features of the 2019 Plan (as affected by the Amendment) and its operation. This summary is qualified in its entirety by reference to the 2019 Plan itself and the Amendment. A copy of the Amendment is attached to this proxy statement as Appendix 2 and a copy of the 2019 Plan is attached as Exhibit 10(t) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.
Purposes of the 2019 Plan and Eligibility
The purpose of the 2019 Plan is to advance the interests of TrustCo and its shareholders by providing key employees and directors with additional incentives and motivation toward superior performance through the opportunity to acquire equity ownership in TrustCo, and by enabling TrustCo and its subsidiaries to attract and retain the services of talented employees and directors. At the same time, the board of directors and the Compensation Committee work together to ensure that the plan, in conjunction with TrustCo’s other compensation policies and practices, does not create risks that are reasonably likely to have a material adverse effect on TrustCo.
Under the 2019 Plan, TrustCo may grant or award stock options, SARs, restricted stock, and restricted stock units, to persons eligible to participate in the plan, who, in general, are any of our directors as well as any executives, key managerial employees or other employees of the Company or its subsidiaries who are regular, full-time, salaried employees. The total number of non-employee directors eligible to participate in the 2019 Plan is 8 and the approximate total number of eligible employees is 191. The Equity Incentive Plan will remain in effect, subject to the board of director’s right to terminate the plan earlier, until all awards made under it have been exercised or expired. However, under the terms of the 2019 Plan, no award may be granted under the plan on or after May 18, 2033.
Administration
The Compensation Committee will administer the 2019 Plan and have the authority to determine the type or types of awards to be made under the plan and to designate the employees and directors who will receive such awards. The Compensation Committee will have the authority to interpret the 2019 Plan, to adopt rules for the plan, to accelerate the time at which an award may vest or first be exercised, and to make all other determinations necessary for the administration of the plan.
The Compensation Committee may authorize TrustCo’s Chief Executive Officer and other senior officers to recommend recipients of awards under the 2019 Plan, to determine the terms and conditions of any such awards, and to take such other actions that the

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Compensation Committee may take under the plan. The Compensation Committee may not, however, delegate authority to grant awards to, or take other action with respect to, participants who are subject to Section 16 of the Exchange Act. TrustCo’s Compensation Committee is comprised of independent members of TrustCo’s board of directors.
Shares Subject to the 2019 Plan
The total number of shares of common stock that may be issued pursuant to the 2019 Plan may not exceed 1,200,000 shares, units or awards, all of which may be granted as incentive stock options. Such number of shares will be adjusted proportionately if there is a change in outstanding shares due to a stock dividend or split, recapitalization, merger, or other similar corporate change. The shares of common stock to be issued under the 2019 Plan may consist of authorized but unissued stock or treasury stock.
Shares underlying awards that expire or are forfeited or terminated without being exercised or settled for cash will again be available for future grants. However, shares used to pay the exercise price of an option, shares used to satisfy tax withholding obligations with respect to any award, and shares reacquired by the Company in the open market using the proceeds of amounts received upon the exercise of options will not be available for future awards under the 2019 Plan. To the extent shares are delivered pursuant to the exercise of a stock appreciation right, the number of underlying shares as to which the exercise related will be counted against the shares available for issuance under the 2019 Plan, as opposed to only counting the net shares issued. Awards payable or settled solely in cash shall not reduce the number of shares available for issuance under the 2019 Plan.
The maximum number of shares of stock subject to awards granted during a single fiscal year to any non-employee director, together with any cash fees paid to such non-employee director during the fiscal year, shall not exceed a total value of $300,000 (calculating the value of any Awards based on the grant date fair value for financial reporting purposes).
Types of Awards Available
Stock Options
A stock option is the right to purchase a specified number of shares of common stock in the future at a specified exercise price and subject to the other terms and conditions specified in the option agreement and the 2019 Plan. The Compensation Committee has complete discretion in determining the number of options granted to a participant and may grant any type of option to purchase common stock that is permitted by law at the time of grant.
Stock options granted under the 2019 Plan may be either “incentive stock options,” (“ISO”) which may be eligible for special tax treatment under the Internal Revenue Code, or options other than incentive stock options (referred to as “nonstatutory” or “nonqualified” stock options), as determined by the Compensation Committee and stated in the option agreement relating to the option grant. The exercise price of each option is set by the Compensation Committee, but cannot be less than 100% of the fair market value of TrustCo’s common stock at the time of grant (or, in the case of an incentive stock option granted to a 10% or more shareholder, 110% of that fair market value). Fair market value of TrustCo common stock is generally determined as the closing price of the stock as reported on the Nasdaq Global Select Market on the option grant date. The exercise price of any stock options granted under the 2019 Plan may be paid in cash, by tendering previously-acquired shares having an aggregate fair market value at the time of exercise equal to the total option price, by any other means that the Compensation Committee determines to be consistent with the 2019 Plan’s purpose and applicable law or by a combination of the foregoing.
Options awarded under the 2019 Plan may be exercisable at such times and subject to such restrictions and conditions as the Compensation Committee may approve. The Compensation Committee determines the period of time during which an option may be exercised, although no option may be exercisable after ten years from the date of grant (five years in the case of an ISO granted to an employee who is a ten-percent shareholder on the date of grant).
If a participant’s employment with TrustCo is terminated by reason of his or her death, disability, or retirement, the participant’s outstanding options will vest 100% and be deemed exercisable in full upon such termination, and the options may be exercised at any time prior to their expiration date or within three years after such date of termination, whichever period is shorter. If the participant’s employment terminates for any reason other than death, disability or retirement, or other than involuntarily for cause, the rights under any then-outstanding option granted under the 2019 Plan will terminate upon the expiration date of the option or three months after the termination date, whichever first occurs. Where a participant’s termination of employment is involuntarily for cause, his or her rights under all options, whether or not such options are vested, will terminate immediately.
Stock Appreciation Rights
A “stock appreciation right” or “SAR” is the right to receive a payment from TrustCo equal to the excess of the fair market value of a share of TrustCo common stock at the date of exercise over a specified price fixed by the Compensation Committee on the date of grant, which price may not be less than 100% of the fair market value of the stock on the date of grant. SARs may be exercised upon whatever terms and conditions the Compensation Committee, in its sole discretion, imposes upon the SARs. Upon exercise of the SAR, the holder will be entitled to receive payment of an amount determined by multiplying the difference between the fair market value of a share of common stock at the date of exercise over the price fixed by the Compensation Committee at the date of grant by

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the number of shares with respect to which the Stock Appreciation Right is exercised. Payment for SARs will be made in shares or cash. SARs granted under the 2019 Plan will expire no later than ten years after the date of grant. In the event the employment of a participant is terminated, any SARs outstanding will terminate in the same manner as described above for options.
Restricted Stock
Restricted stock awards are shares of TrustCo common stock that are awarded to a participant subject to the satisfaction of the terms and conditions established by the Compensation Committee. Subject to the terms and conditions of the 2019 Plan and the applicable award agreement, upon delivery of shares of restricted stock to a participant, or creation of a book entry evidencing a participant’s ownership of such shares, the participant will have all of the rights of a shareholder with respect to such restricted shares provided that all dividends or distributions whether paid in shares of stock or cash, shall be subject to the same restrictions on transferability as the shares of restricted stock with respect to which they were paid.
Shares of restricted stock, however, may not be sold, pledged or otherwise transferred for such period of time as may be determined by the Compensation Committee and specified in the applicable award agreement or until the earlier satisfaction of other conditions (which may include the attainment of performance goals as described below). If a participant is terminated because of his or her death or disability during the restricted period, such period will automatically terminate if such period of restriction is based solely on time. If such restriction period is based on the achievement of performance goals, the restriction period shall terminate on the date of death or disability as to a pro rata number of shares of restricted stock subject to the restriction period based on the target number of shares of restricted stock and the number of months of employment or service during the performance period prior to the date of termination, and upon such termination any shares of restricted stock still subject to the restriction period automatically will be forfeited and returned to TrustCo.
Restricted Stock Units
A restricted stock unit is a right to receive a payment equal to the value of a share of TrustCo common stock that is awarded to a participant subject to the satisfaction of the terms and conditions established by the Compensation Committee. Restricted stock units are similar to restricted stock, except no shares are actually awarded to a participant, and the participant will have no rights of a shareholder with respect to the restricted stock units. All restricted stock units will be settled in shares or by a cash payment determined by reference to the then-current fair market value of TrustCo common stock.
The award agreement for the grant of the restricted stock units will specify the time period and other conditions (including the performance goals described below) following which TrustCo will make payment with respect to restricted stock units. Upon a separation from service of a participant, any restricted stock units will terminate in the same manner as described above for restricted stock.
Performance Goals
Awards under the 2019 Plan may be subject to criteria and objectives determined by the Compensation Committee that must be satisfied or met during a specified time period as a condition to the participant’s receipt of payment with respect to such awards.
Transferability of Awards
Awards under the 2019 Plan may not be sold or otherwise transferred except by will or the laws of descent and distribution, subject to certain limited exceptions generally relating to transfers not for value to immediate family members and for estate planning purposes.
Change in Control
Except as expressly provided otherwise in an award agreement, in the event of a participant’s termination without cause within twenty-four months following a change-in-control of TrustCo (as “change-in-control” is defined in the plan), all options and stock appreciation rights will vest 100%. Restricted stock and restricted stock units that vest based solely on time shall immediately vest and restricted stock and restricted stock units that vest on the achievement of performance goals shall vest as to a pro rata number of restricted stock units based on the target number of restricted stock units and the number of months of employment or service during the performance period prior to the date of termination, provided that, if the performance period has been completed prior to the participant’s termination and the restricted stock remains restricted and restricted stock units have not been settled, then the restricted stock restrictions shall lapse and the restricted stock units shall be paid out based on actual performance and in all events any amounts shall be settled and paid out on or immediately following the date of termination (but in no event later than thirty (30) days following such date). Depending on the nature of the change-in-control transaction, payment of certain awards may be delayed to comply with Section 409A of the Internal Revenue Code.
For purposes of the 2019 Plan, a “change-in-control” will mean any one or more of the following:
•
any individual, corporation (other than TrustCo or Trustco Bank), or other entity or group of persons acting in concert becomes the beneficial owner of securities of TrustCo or Trustco Bank possessing 20% or more of the voting power for the election of directors of either of those companies,

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•
a consolidation, merger, or other business combination is consummated that involves either TrustCo or Trustco Bank (or their securities) in which holders of voting securities immediately prior to such consummation own, as a group, immediately after such consummation, voting securities of either TrustCo or Trustco Bank (or voting securities of the entity or entities surviving such transaction) having 60% or less of the total voting power in an election of directors of either of TrustCo or Trustco Bank (or such other surviving entity or entities),

•
during any period of two consecutive years, individuals who at the beginning of such period constituted the directors of either TrustCo or Trustco Bank cease to constitute at least a majority thereof unless the election, or nomination for election by either TrustCo or Trustco Bank shareholders, of each new director was approved by a vote of at least two-thirds of the directors of either TrustCo or Trustco Bank then still in office who were directors of either at the beginning of any such period,

•	removal by the stockholders of all or any of the incumbent directors of either TrustCo or TrustCo Bank other than a removal for cause, or
•
the completion of a sale, lease, exchange, or other transfer is completed (in one transaction or a series of related transactions) of all, or substantially all, of the assets of either TrustCo or Trustco Bank to a party that is not controlled by or under common control with either TrustCo or Trustco Bank.

Amendment and Termination
The board of directors may amend, suspend, or terminate the 2019 Plan. The Compensation Committee also may, to the extent permitted by the 2019 Plan, amend the terms of any award granted under the plan, including any award agreement. Subject to certain exceptions, no such change, however, may be made without first obtaining the approval of TrustCo shareholders if the amendment would:
•	increase the maximum number of shares that may be sold or awarded under the plan or increase the maximum award limitations set forth in the plan,
•	decrease the minimum option price or grant price requirements applicable to options and SARs,
•	change the class of persons eligible to receive awards,
•	extend the duration of the plan or the period during which options or SARs may be exercised, or
•	otherwise require shareholder approval to comply with any applicable law, regulation or rule.
In addition, no change to the plan or any award under the plan may be made that would materially impair the previously accrued rights of a participant without the written consent of that participant (or result in an unfavorable outcome under Code Section 409A), unless the board of directors or the Compensation Committee determines that the amendment is necessary or advisable to comply with laws, regulations, rules or accounting standards.
The board of directors or the Compensation Committee may adjust the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events or of changes in applicable laws, regulations, or accounting principles in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the 2019 Plan. Neither the board of directors nor the Compensation Committee may make any adjustment that would cause an award that is otherwise exempt from Code Section 409A to become subject to Code Section 409A, or that would cause an award that is subject to Code Section 409A to fail to satisfy the requirements of Code Section 409A.
Changes in Capital
In the event of any corporate event or transaction, such as a stock dividend, stock split, recapitalization, reorganization, merger or consolidation, or spin-off, in order to prevent dilution or enlargement of participants’ rights under the 2019 Plan, the Compensation Committee will adjust the number, class, and kind of securities that can be delivered under the plan and outstanding awards, the plan’s limits on the number of shares that can be subject to awards granted to a single participant during a single fiscal year, and the price, as applicable, of securities subject to awards outstanding under the plan.
Repricing
Neither the board of directors nor the Compensation Committee may authorize the repricing of an award without the prior approval of shareholders. For this purpose, the term “repricing” means any of the following or any other action that has the same effect:
•	to lower the exercise price or price per share of an award after it is granted,
•	to purchase for cash or shares an outstanding award at a time when its exercise price or price per share exceeds the fair market value of TrustCo common stock,
•	to take any other action that is treated as a repricing under generally accepted accounting principles, or
•	to cancel an award at a time when its exercise price or price per share exceeds the fair market value of TrustCo common stock in exchange for another award or TrustCo equity.

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Certain Federal Income Tax Consequences
The following is a brief summary of certain significant United States Federal income tax consequences, under the Internal Revenue Code, regulations promulgated thereunder and judicial or ruling authorities, as in effect on the date of this summary, applicable to us and participants in connection with awards under the 2019 Plan. Such authorities are subject to change, which change may be retroactive. This summary assumes that all awards will be exempt from, or comply with, the rules under Section 409A of the Internal Revenue Code regarding nonqualified deferred compensation. If an award constitutes nonqualified deferred compensation and fails to comply with Section 409A of the Code, the award will be subject to immediate taxation and a penalty tax in the year the award vests. In addition, Section 162(m) of the Code was revised as part of the 2017 Tax Reform Act and now limits a company’s ability to deduct for tax purposes compensation in excess of $1,000,000 paid in any single tax year to the chief executive officer or any of the Company’s named executive officers or former named executive officers. This summary is not intended to be exhaustive, and, among other things, does not describe state, local, or non-United States tax consequences, or the effect of gift, estate, or inheritance taxes.
The grant of options under the 2019 Plan will not result in taxable income to the recipient of the option or an income tax deduction for TrustCo. However, the transfer of TrustCo common stock to an option holder upon exercise of his or her option may or may not give rise to taxable income to the option holder and a tax deduction for TrustCo depending upon whether such option is a nonqualified stock option or an incentive stock option.
The exercise of a nonqualified stock option by an option holder generally results in immediate recognition of taxable ordinary income by the option holder and a corresponding tax deduction for TrustCo in the amount by which the fair market value of the shares of common stock purchased, on the date of such exercise, exceeds the aggregate exercise price paid. Any appreciation or depreciation in the fair market value of those shares after the exercise date will generally result in a capital gain or loss to the holder at the time he or she disposes of those shares. The gain or loss will be long term or short-term depending upon how long the stock is held by the participant prior to its sale.
The exercise of an incentive stock option by the option holder is exempt from income tax, although not from the alternative minimum tax, and does not result in a tax deduction for TrustCo if the holder has been an employee at all times beginning with the option grant date and ending three months before the date the holder exercises the option (or twelve months in the case of termination of employment due to disability). If the option holder has not been so employed during that time, the holder will be taxed as described above for nonqualified stock options. If the option holder disposes of the shares purchased more than two years after the option was granted and more than one year after the option was exercised, then the option holder will recognize any gain or loss upon disposition of those shares as capital gain or loss. However, if the option holder disposes of the shares prior to satisfying these holding periods (known as a “disqualifying disposition”), the option holder will be obligated to report as taxable ordinary income for the year in which that disposition occurs the excess, with certain adjustments, of the fair market value of the shares disposed of, on the date the incentive stock option was exercised, over the exercise price paid for those shares. TrustCo would be entitled to a tax deduction equal to that amount of ordinary income reported by the option holder, subject to any limitations under Section 162(m) of the Code. Any additional gain realized by the option holder on the disqualifying disposition would be capital gain. If the total amount realized in a disqualifying disposition is less than the exercise price of the incentive stock option, the difference would be a capital loss for the holder.
The granting of SARs does not result in taxable income to the recipient of a SAR or a tax deduction for TrustCo. Upon exercise of a SAR, the amount of any cash the participant receives and the fair market value as of the exercise date of any of TrustCo common stock received are taxable to the participant as ordinary income and deductible by TrustCo, subject to any limitations under Section 162(m) of the Code.
A participant will not recognize any taxable income upon the award of shares of restricted stock that are not transferable and are subject to a substantial risk of forfeiture. Generally, the participant will recognize taxable ordinary income at the first time those shares become transferable or are no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of those shares when the restrictions lapse. However, a participant may elect to recognize taxable ordinary income upon the award date of restricted stock based on the fair market value of the shares of TrustCo common stock subject to the award on the date of the award by making an 83(b) election with the Internal Revenue Service within 30 days of such date. Assuming compliance with the applicable reporting requirements, TrustCo will be entitled to a tax deduction equal to the amount of ordinary income recognized by a participant in connection with his or her restricted stock award in TrustCo’s taxable year in which that participant recognizes that ordinary income, subject to any limitations under Section 162(m) of the Code.
The granting of restricted stock units does not result in taxable income to the recipient of a restricted stock unit or a tax deduction for TrustCo. The amount of cash paid, or the then-current fair market value of common stock received upon settlement of the restricted stock units is taxable to the recipient as ordinary income and deductible by TrustCo, subject to any limitations under Section 162(m) of the Code. Generally, any amount that is treated as ordinary income (compensation) will be subject to applicable withholding requirements which may be paid by the participant in cash or shares.

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New Plan Benefits
Awards under the 2019 Plan are subject to the discretion of the Compensation Committee. As a result, it is not possible to determine the specific amounts and types of awards that may be granted in the future under the 2019 Plan because the grant of awards under the 2019 Plan is within the discretion of the Compensation Committee.
Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides information, as of December 31, 2025, with respect to the securities authorized for issuance under the 2019 Equity Incentive Plan and the Predecessor Plans. This table does not include the additional 500,000 shares that would become available for issuance under the 2019 Plan if shareholders approve Proposal 2 at the Annual Meeting.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	—(1)	N/A	73,215(2)
Equity compensation plan not approved by security holders	N/A	N/A	N/A
Total	—(1)	N/A	73,215(2)

(1)	No stock option awards are outstanding or exercisable as of December 31, 2025.
(2)	Represents shares of common stock issuable pursuant to the 2019 Equity Incentive Plan.
Vote Required and Recommendation
The affirmative vote of a majority of the votes cast is required to approve the Amendment to the TrustCo Bank Corp NY Amended and Restated 2019 Equity Incentive Plan in order to increase the aggregate number of shares of common stock available for issuance under the plan. Abstentions on properly executed proxy cards and shares not voted by brokers and other entities holding shares on behalf of beneficial owners are not treated as votes cast on the proposal and, therefore, will have no effect on the outcome of this proposal. Dissenters’ rights are not available to shareholders who object to the proposal.
THE TRUSTCO BOARD RECOMMENDS THAT TRUSTCO SHAREHOLDERS VOTE “FOR” THIS PROPOSAL, WHICH IS ITEM 2 ON THE TRUSTCO PROXY CARD.

22	TrustCo Bank Corp NY 2026 Proxy Statement

THE ANNUAL MEETING – PROPOSAL THREE

Proposal 3 - Advisory Resolution on the Compensation of TrustCo’s Named Executive Officers
TrustCo has annually provided shareholders with the opportunity to vote to approve, on a nonbinding advisory basis, the compensation of the named executive officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, and the tabular disclosure regarding the compensation of the named executive officers and the accompanying narrative. This opportunity is often referred to as a “say-on-pay” vote or proposal. TrustCo intends to continue to hold such an advisory vote on the compensation of its NEOs each year in connection with its annual meeting of shareholders until the next vote on the frequency of the “say-on-pay” vote or until the board of directors otherwise determines that a different frequency for this advisory vote is in the best interests of its shareholders. The next advisory vote on the frequency of “say-on-pay” votes will occur no later than 2029.
The say-on-pay proposal described below gives TrustCo shareholders the opportunity to endorse, or not endorse, the compensation of the named executive officers. The vote on the proposal is not intended to address any specific element of executive compensation. Further, the vote is advisory, which means that it is not binding on TrustCo, its board of directors, or the Compensation Committee. The Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation decisions. Please refer to the “Compensation Discussion and Analysis” for a discussion of the effect of the vote on the say-on-pay proposal at TrustCo’s 2025 Annual Meeting on the Compensation Committee’s decisions during 2025.
As discussed in more detail in the Compensation Discussion and Analysis, TrustCo seeks to offer a compensation structure for its executive officers designed to compare favorably with its peer group while taking into account the experience and responsibilities of each particular executive officer. TrustCo also seeks to provide compensation incentives that promote (i) the enhancement of shareholder value in conjunction with encouraging and rewarding a high level of performance evidenced through the achievement of corporate and individual financial and business objectives and (ii) managing and minimizing the level of risk inherent in the compensation program. The Compensation Committee and the board of directors believe that the policies and procedures described in the Compensation Discussion and Analysis are effective in implementing the Company’s compensation program and achieving its goals and that the compensation of the Company’s named executive officers in 2025 reflects and supports these compensation policies and procedures.
Resolution
In light of the foregoing, TrustCo is asking shareholders to approve the following resolution at the Annual Meeting:
RESOLVED, that the shareholders of TrustCo Bank Corp NY approve, on an advisory basis, the compensation of the named executive officers, as disclosed in TrustCo’s Proxy Statement for the 2026 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure.
Vote Required and Recommendation
The affirmative vote of a majority of the votes cast is required to adopt the foregoing resolution approving the compensation of TrustCo’s named executive officers. Abstentions on properly executed proxy cards and shares not voted by brokers and other entities holding shares on behalf of beneficial owners are not treated as votes cast on the proposal and, therefore, will have no effect on the outcome of this proposal. Dissenters’ rights are not available to shareholders who object to the proposal.
THE TRUSTCO BOARD RECOMMENDS THAT TRUSTCO SHAREHOLDERS VOTE “FOR” THIS PROPOSAL, WHICH IS ITEM 3 ON THE TRUSTCO PROXY CARD.

TrustCo Bank Corp NY 2026 Proxy Statement	23

THE ANNUAL MEETING – PROPOSAL FOUR

Proposal 4 - Ratification of the Appointment of Independent Registered Public Accounting Firm
The Audit Committee of TrustCo’s Board of Directors has recommended, and the board of directors on February 17, 2026 reappointed, Crowe LLP as TrustCo’s Independent Registered Public Accounting Firm for the year ending December 31, 2026. At the Annual Meeting, shareholders will consider and vote on the ratification of the engagement of Crowe LLP for the fiscal year ending December 31, 2026. Information with respect to the services provided in 2025 and 2024 to TrustCo by Crowe LLP is presented under the Audit Committee discussion below. Representatives of Crowe LLP are expected to be present at the Annual Meeting to make a statement if they so desire and are also expected to be available to respond to appropriate questions that may be raised.
The following table presents fees for professional audit services, as well as other professional or consulting services, rendered by Crowe LLP. The services included audits of TrustCo’s annual consolidated financial statements for the years ended December 31, 2025 and 2024 and of the effectiveness of internal controls over financial reporting, tax return preparation services, and other services provided by Crowe LLP during the years ended December 31, 2025 and 2024. There were no audit-related fees or other fees incurred during the years ended December 31, 2025 and 2024.

	2025	2024
Audit Fees(1)	$769,650	$803,600
Tax Fees	122,719	109,000
Total Fees	$892,369	$912,600

(1)
Audit Fees for the last two years were for professional services rendered by the independent registered public accountants in connection with (i) the audits of the Company’s annual financial statements and audits of the effectiveness of the Company’s internal control over financial reporting, and (ii) the review of the Company’s quarterly financial statements.

TrustCo’s Audit Committee annually recommends the use of external audit firms by TrustCo and Trustco Bank in the coming year, after reviewing performance of the existing vendors and available audit resources. Please refer to the discussion under “Audit Committee” for a more detailed description of the Audit Committee’s activities.
Pre-Approval Policy
Pursuant to its charter, it is the Audit Committee’s responsibility to preapprove all audit and non-audit services provided by the Company’s Independent Registered Public Accounting Firm, as well as any services provided by any other Registered Public Accounting firm. In considering non-audit services, the Audit Committee will consider various factors including, but not limited to, whether it would be beneficial to have the service provided by the Independent Registered Public Accounting Firm and whether the service could compromise the independence of the Independent Registered Public Accounting Firm. In certain circumstances, the Audit Committee’s charter provides the Committee’s Chairman with the authority to preapprove services from the Company’s Independent Registered Public Accounting Firm, which approval is then reviewed and approved at the next Audit Committee meeting. Accordingly, all of the services described herein were approved by the Audit Committee.
Resolution
In light of the foregoing, TrustCo is asking shareholders to approve the following resolution at the Annual Meeting:
RESOLVED, that the appointment of Crowe LLP as TrustCo’s independent auditors for 2026 be ratified.
Vote Required and Recommendation
The affirmative vote of a majority of the votes cast is required to ratify the appointment of Crowe LLP as TrustCo’s Independent Auditors for the year ending December 31, 2026. Abstentions on properly executed proxy cards and shares not voted by brokers and other entities holding shares on behalf of beneficial owners are not treated as votes cast on the proposal and therefore, will have no effect on this proposal. Dissenters’ rights are not available to shareholders who object to the proposal.
THE TRUSTCO BOARD RECOMMENDS THAT TRUSTCO SHAREHOLDERS VOTE “FOR” THIS PROPOSAL, WHICH IS ITEM 4 ON THE TRUSTCO PROXY CARD.

24	TrustCo Bank Corp NY 2026 Proxy Statement

AUDIT COMMITTEE

Audit Committee
The Audit Committee of TrustCo’s Board is responsible for providing oversight of TrustCo’s accounting functions, internal controls, and financial reporting process. The Audit Committee is composed of eight directors, each of whom is independent under Nasdaq listing standards, and each member of the Audit Committee satisfies the “financial sophistication” requirement also set forth in those listing standards. Each Audit Committee member also satisfies the additional independence requirements contained in the Securities Exchange Act of 1934 for members of public company audit committees. The board of directors has determined that Brian C. Flynn, meets the definition of “audit committee financial expert” adopted by the SEC and included in Nasdaq’s rules for listed companies. In addition, to assist in the performance of its duties, in 2025 and 2024, the Audit Committee retained Mengel Metzger Barr & Co., LLP, an independent accounting firm, as a consultant to the Committee. As consultants to the Audit Committee, a Mengel Metzger Barr & Co., LLP representative attends Audit Committee meetings on at least a quarterly basis, reviews all materials presented to the Audit Committee each month, responds to questions and inquiries from Audit Committee members, and questions, as appropriate, internal audit department personnel, representatives of the Company, the Company’s Independent Registered Public Accounting Firm, and management prior to, during, and as follow up to Audit Committee meetings.
The Audit Committee operates under a written charter approved by the board of directors. Each year, the Audit Committee reviews the adequacy of the charter and recommends any changes or revisions that the Committee considers necessary or appropriate. A copy of the Audit Committee’s charter may be found on TrustCo’s website (www.trustcobank.com) under the “Investor Relations” tab. The information found on our website is not incorporated by reference in this proxy statement or any other report that we file or furnish to the SEC. As described above, it is the Audit Committee’s policy to preapprove all audit and non-audit services provided by the Company’s Independent Registered Public Accounting Firm, as well as any services provided by any other Registered Public Accounting firm.
Audit Committee Report
The Audit Committee’s responsibility is to monitor and oversee TrustCo’s financial reporting and audit processes and to otherwise conduct its activities as provided for in its charter. Management is responsible for TrustCo’s internal controls and financial reporting process. TrustCo’s Independent Registered Public Accounting Firm for 2025, Crowe LLP, was responsible for performing an independent audit of TrustCo’s consolidated financial statements and the effectiveness of TrustCo’s internal controls over financial reporting in accordance with the Standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon. TrustCo’s Internal Audit Department is responsible for monitoring compliance with internal policies and procedures as well as evaluating the effectiveness of the Company’s governance, risk management, and internal control processes. In performing its oversight, the Audit Committee reviews the performance of Crowe LLP and TrustCo’s Director of Internal Audit.
In connection with these responsibilities, the Audit Committee met with management and Crowe LLP on February 17, 2026 to review and discuss TrustCo’s audited consolidated financial statements as of, and for the year ended December 31, 2025. The Audit Committee also discussed with Crowe LLP the matters required to be communicated to audit committees in accordance with professional standards of the PCAOB and the SEC, received and reviewed the written disclosures and a letter from Crowe LLP required by relevant regulatory and professional standards of the PCAOB regarding auditor communications with audit committees concerning independence, and has discussed with Crowe LLP its independence. The Audit Committee also considered whether the provision of non-financial audit services was compatible with Crowe LLP’s independence in performing financial audit services.
Based upon the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements for TrustCo for the fiscal year ended December 31, 2025 be included in TrustCo’s Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the SEC.

Audit Committee	Brian C. Flynn, Chair
Steffani Cotugno, DO
Lisa M. Lucarelli
Thomas O. Maggs
Anthony J. Marinello, MD, PhD
Curtis N. Powell
Kimberly A. Russell
Frank B. Silverman

Other Matters
TrustCo’s board of directors is not aware of any other matters that may come before the Annual Meeting. If any matter not described in this proxy statement is properly presented at the Annual Meeting, the proxy committee appointed by the board, which is named in the proxy card (and each of them with full power of substitution) will use their judgment to determine how to vote the shares for which they have voting authority.

TrustCo Bank Corp NY 2026 Proxy Statement	25

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (the “CD&A”) describes the objectives, policies, and components of TrustCo’s 2025 executive compensation program for its named executive officers. In addition, the CD&A will discuss and analyze the decisions of and actions taken by the Compensation Committee during, before, and after 2025 as those decisions and actions relate to such objectives and policies and the compensation paid to or earned by the named executive officers during 2025.
Named Executive Officers
From the Company’s executive officers, TrustCo identified the following individuals as its named executive officers (“NEOs” or “named executive officers”) for 2025:
•	Robert J. McCormick, President and Chief Executive Officer, TrustCo and Trustco Bank
•	Michael M. Ozimek, Executive Vice President and Chief Financial Officer, TrustCo and Trustco Bank
•	Robert M. Leonard, Executive Vice President and Chief Operating Officer, TrustCo and Trustco Bank
•	Kevin M. Curley, Executive Vice President and Chief Banking Officer, TrustCo and Trustco Bank
•	Michael Hall, General Counsel and Corporate Secretary, TrustCo and Trustco Bank
Highlights of 2025 Business Results
In 2025, TrustCo achieved strong performance despite a challenging economic environment characterized by inflation, sparse single-family home inventory, and elevated long-term interest rates. TrustCo was able to produce these results due in large part to the realization of the effects of three earlier strategic decisions made by the executive management team: (1) TrustCo effectively deployed capital by not only continuing its century-long practice of paying a meaningful dividend, but increasing it by 5.6%, and stepped up its stock repurchase program by repurchasing a million shares during the year; (2) TrustCo stayed true to its foundational principle of strong underwriting, which resulted in high credit quality; and (3) TrustCo continued to foster strong customer relationships, which allowed the Company to mitigate the effects of upward pressure on deposit rates while growing both deposits and loans.
The chart below summarizes key results. TrustCo exceeded prior year results on several metrics, including net income, ROAE, ROAA, EPS, nonperforming loans to total loans, non-interest expense, efficiency ratio, and adjusted efficiency ratio.

Company Performance
Performance Metric	2025 Results	2024 Results
Net Income	$61.1 million	$48.8 million
Return on Average Equity (“ROAE”)	8.88%	7.43%
Return on Average Assets (“ROAA”)	0.97%	0.80%
Diluted Earnings Per Share (“EPS”)	$3.25	$2.57
Nonperforming Loans to Total Loans	0.39%	0.37%
Net Interest Income (in thousands)	$168,973	$151,939
Non-Interest Income (in thousands)	$18,945	$19,834
Non-Interest Expense (in thousands)	$105,504	$105,727
Efficiency Ratio (GAAP)	56.14%	61.55%
Adjusted Efficiency Ratio (Non-GAAP)(1)	55.76%	61.60%
Shareholders’ Equity	$686.6 million	$676.3 million
Total shareholder return	29%	12%

(1)	Adjusted efficiency ratio is a non-GAAP financial measure. Please see Appendix 1 hereto for a reconciliation.

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EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS

Objectives of Executive Compensation Program
•	Encourage and reward the achievement of our short-term and long-term financial and strategic objectives,
•	Align executive interests with the interests of our shareholders to encourage their focus on long-term return to shareholders and consideration of risk management, and
•	Provide a comprehensive compensation program that fosters the retention of current executive officers and serves to attract new highly-talented, results-driven executives as the need arises.
Key 2025 Compensation Decisions and Outcomes
The Compensation Committee made the following pay decisions in 2025:
Base Salaries. Salaries for the NEOs in 2025 were increased between 4% and 5% from the 2024 amounts and were as follows for Messrs. McCormick, Leonard, Ozimek, Curley, and Hall: $1,014,000; $525,200; $431,600; $416,000; and $265,000, respectively. For 2026, except for an adjustment deemed appropriate due to Mr. Hall‘s expanding role as investor relations lead and as a business advisor, all NEOs received an increase of approximately 5%. Base salaries for 2026 for Messrs. McCormick, Leonard, Ozimek, Curley, and Hall, therefore, are $1,065,000; $551,500; $453,500; $437,000; and $420,000, respectively.
Annual Cash Incentives. The Compensation Committee, taking into account strong shareholder support for the executive compensation program as expressed during the Company’s shareholder engagement following its 2025 Annual Meeting, retained absolute, rather than relative, measures as the performance goals in the Executive Officer Incentive Plan, the Company’s short-term plan. The Compensation Committee retained the following metrics for this plan: return on average assets, adjusted efficiency ratio, diluted earnings per share, and net charge offs as a percentage of average loans outstanding. During the performance period, all metrics were achieved at or above the “superior” level of performance triggering the maximum award related to each metric. Accordingly, Mr. McCormick received a payout equal to 90% of base salary and each other named executive officer received a payout equal to 75% of base salary, or $912,600; $323,700; $393,900; $312,000; and $198,750 for Messrs. McCormick, Ozimek, Leonard, Curley, and Hall, respectively.
Long-Term Incentive Awards. Beginning with awards granted in November 2023, the payouts of the long-term awards for NEOs were in the form of equity, rather than cash. This feature was retained for awards made in November 2025. In 2025, as in past years, we granted our named executive officers awards using the grant date fair value.
Engagement, Feedback and Changes
TrustCo values shareholder views and insights and believes that its engagement program builds informed relationships, promotes transparency, and improves accountability. The ultimate goal is to appropriately relate executive pay to corporate performance and provide our investors with a meaningful voice relating to our compensation practices.
In 2025 and early 2026, TrustCo continued its vigorous shareholder engagement program, which in some instances involved independent directors, reaching out to its top 25 investors, representing approximately 61% of its outstanding shares. Through that outreach, TrustCo had off-season conversations with investors representing approximately 35% of the outstanding shares. Trustco also reached out to two major proxy advisory firms, who indicated they did not see a need for an engagement discussion at the time.

TrustCo Bank Corp NY 2026 Proxy Statement	27

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS

In response to the input received over the past several years, TrustCo has made significant and meaningful changes to the way it approaches governance and the way it discloses information about its operations and the compensation of its executives. The goal of these efforts is to provide shareholders with the data needed to evaluate fully the Company’s performance as measured against relevant metrics. Specifically, in response to feedback, TrustCo has made the following changes to its executive compensation program for the reasons stated:

Change Made in Response to Feedback		Intended Impact
•	Closed the Payment in Lieu of SERP benefit to new executives	•	Eliminate a disfavored program feature and reduce total compensation across the board
•	Changed long-term award payout from cash to equity	•	Increase Executive’s ownership stake, enhance incentive to create long-term shareholder value
•	Changed from relative metrics for awards granted under the EOIP to absolute metrics	•	Improve executive accountability for performance; adopt preferred practice

The responsiveness of the Compensation Committee to input from various sources demonstrates the Company’s commitment to giving stakeholders meaningful input. Please see “Compensation Philosophy and Practices” above for more discussion of the Company’s handling of the “say-on-pay” vote at the 2025 Annual Meeting. For information concerning the Compensation Committee’s consideration of TrustCo’s most recent “say-on-pay” vote, please see the Compensation Philosophy and Practices section beginning on page 5 of this proxy statement.
2025 Performance-Based Compensation
Our compensation philosophy is to place at risk a significant portion of executive officers’ total compensation, making it contingent upon the Company’s performance while maintaining consistency with our risk management policies.
The Executive Officer Incentive Plan (“EOIP”), our annual incentive plan, is based on rigorous performance goals. In determining the performance metrics, goals, and weighting of the potential bonus opportunity for the 2025 performance year under the Trustco Bank EOIP, the Committee considered the following factors:
•	Recent company performance;
•	Strategic goals;
•	Performance of the Company’s peer group;
•	Analyst and shareholder expectations; and
•	Long-term benefit to shareholders.
From the list of possible performance metrics provided by the EOIP, the Committee has identified the following metrics, as defined, as the most appropriate measures for the determination of bonus opportunities under the EOIP for the 2025 program year (noting that other metrics are employed in other components of the overall executive compensation program):
•	Return on Average Assets – Net income as a percent of average assets.
•
Adjusted Efficiency Ratio – Total noninterest expenses as determined under GAAP, excluding other real estate expense divided by net interest income and total noninterest income as determined under GAAP, excluding net gains on equity securities.

•	Diluted Earnings Per Share – Net income divided by diluted shares outstanding.
•	Net Charge Offs as a percent of Average Loans Outstanding (less average unearned income) – Calculated by dividing net charge offs into average outstanding loans less average unearned income.
In part, the “Target” level of performance for the 2025 program year was determined with reference to the Company’s 2025 business plan as adopted by the board of directors in October 2024, which is referred to as the Company’s “Profit Plan.” The Profit Plan is an appropriate reference for this purpose because it takes into consideration the Company’s overall budget, with its inherent assumptions. Those budgetary assumptions provide the necessary level of depth to the analysis in that they consider Company-specific and macro-economic factors such as the rising or falling nature of the interest-rate environment, the relative stability or volatility of that environment, the resulting cost of funds, the anticipated demand for residential mortgage products and services in Trustco Bank’s area of operation, the availability of funds for core deposit accounts, the impact of the model factors in the Company’s allowance for credit losses on loans, among other factors. The Profit Plan also takes into account the Company’s strategic goals and its recent performance in the areas measured by the identified metrics. These factors, in sum, suggested that the Company’s performance in 2025 would fall short of the performance achieved in 2024.

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EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS

The “Target” level of performance also takes into consideration the Committee’s understanding of shareholder expectations and the Committee’s desire to provide appropriate incentive to the executives to generate long-term shareholder value. Specifically, it is the Committee’s goal in this regard to align pay with performance in the areas identified by the Committee as important in light of the factors and process outlined above, and to balance risk and reward by encouraging Company executives to operate the Company in a manner consistent with the board-determined risk tolerance.
To illustrate how the board has synthesized the various factors described above into a comprehensive executive compensation program, the following example is offered. The board has identified the need for loan and deposit growth as strategic priorities. To facilitate such growth, the board has strategically adjusted the geographic area available for deposit gathering, entered the cannabis banking space, and continuously refines the Company’s risk profile in order to provide the foundation upon which success in these areas can be built. The desired business impact of these items, and the success of the executives in achieving those impacts, as measured against specific goals, are the framework of the compensation program.
The same factors have been utilized by the Committee in setting the performance ranges and corresponding bonus opportunities. With respect to ROAA and Diluted Earnings Per Share, the Committee adopted 5% variations from “Target” for both the “Threshold” and “Superior” goal levels. The determination in this regard utilized the process outlined above and particularly takes into consideration historical Company performance, current and near-term strategic goals, recent market and other macro-economic trends, its anticipation of an increase in the cost of funds, and an anticipated decrease in the demand for residential mortgage financing due to higher retail-level interest rates and a continued shortage of inventory. The anticipated lower demand also is influenced by macro-economic factors such as unemployment, inflation, and generalized uncertainty in the economic markets in the bank’s area of operation. With respect to Adjusted Efficiency Ratio, the Committee adopted a 4% variation from “Target” for both the “Threshold” and “Superior” goal levels. This determination is based upon the Company’s consistent performance against this measure over time impacted by what the Committee anticipates will be an economic climate where efficiency will suffer due to higher cost of funds, together with the other factors that underlie the Company’s Profit Plan. Finally, with respect to Charge Offs, a 5% variation from “Target” for “Threshold” and “Superior” goal levels takes into consideration Trustco Bank’s historic good performance with respect to credit quality in general, and charge offs in particular, while also accounting for potentially negative economic factors such as unemployment, higher long-term interest rates, and ongoing inflation.
For 2025, the Compensation Committee awarded 60% of our NEOs’ long-term incentive awards in the form of performance-based units (“PSUs”). PSUs are subject to three-year performance metrics tied to Return on Average Equity and will vest at the end of a three-year performance period. Additionally, if non-performing assets to total assets of the Company increases beyond 1.75% for one or more quarters, as published in the quarter-end results during the Performance Period, the total amount earned pursuant to this Award shall be reduced by one quarter. The Compensation Committee awarded the remaining 40% of the long-term incentive grants in the form of time-based restricted stock units (“RSUs”) that vest ratably over three years. The Committee continued in 2025 the practice adopted in 2023 of having the NEO’s long-term awards be paid out in the form of equity, rather than cash.

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EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS

The following charts depict for Mr. McCormick and the other NEOs, the components of compensation that are at risk based upon the satisfaction of performance measures. Percentages shown assume performance is achieved at the target level of performance.

(1)
Base Salary represents the salaries paid during 2025. For Messrs. McCormick, Ozimek, Leonard, Curley, and Hall these were $1,014,000, $431,600, $525,200, $416,000 and $265,000, respectively. Retirement benefits and perquisites are excluded.

(2)
Equity awards are both the PSUs and RSUs received in 2025. The amount represents the shares granted times the grant date fair value ($). The PSUs are reflected as paying out at target. The total amount of the awards reflected in the above charts are $975,022, $300,025, $400,020, $300,025, and $250,008 for Messrs. McCormick, Ozimek, Leonard, Curley, and Hall, respectively.

(3)
The performance-based payment (in cash) represents the amount received from the 2025 Executive Officer Incentive Plan. Mr. McCormick would receive $912,600 and Messrs. Ozimek, Leonard, Curley, and Hall would each receive $323,700, $393,900, $312,000 and $198,750, respectively.

Our Compensation Governance Practices

What We Do		What We Don’t Do
✔	Tie a significant portion of executive pay to corporate performance	✘	We do not grant multi-year guaranteed incentive awards for executive officers
✔	Establish separate metrics for our short-term and long-term incentive plan designs to evaluate performance	✘	We no longer provide for “single-trigger” accelerated vesting of equity-based awards upon a change in control
✔	Use balanced performance metrics which consider both the Company’s absolute performance and its relative performance versus peers	✘	We do not allow for excise tax “gross-ups” upon a change in control in employment agreements entered into since 2013
✔	Provide for more than one metric for vesting under our PSUs	✘	We do not permit our executives to hedge or pledge Company securities
✔	Require stock ownership and retention guidelines for executive officers	✘	We do not allow for discounting, reloading, or re-pricing of stock options without shareholder approval
✔
Engage with shareholders to promote transparency, improve accountability, and provide investors with a meaningful voice relating to our corporate governance program and executive compensation practices
		✘	We will not provide a cash payment in lieu of supplemental executive retirement plan to new executives in 2025 and beyond (presently, only four of six executive officers have this legacy benefit)
✔	Maintain a robust clawback policy covering all executive officer incentive-based awards for material financial statement restatement or material fraud or misconduct
✔	Settle NEO RSUs and PSUs in equity rather than cash

Compensation Committee and Management’s Role in Determining Compensation for the Named Executive Officers
The Compensation Committee has responsibility for overseeing the Company’s executive compensation policies and practices, including establishing annual salaries, long-term incentive and equity-incentive arrangements, annual incentive arrangements, and all other benefit and compensation programs for the Company’s named executive officers. The Compensation Committee is solely

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EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS

responsible for setting the compensation of Mr. McCormick. As for the other named executive officers, the CEO generally makes recommendations to the Compensation Committee considering the named executive officers’ performance, the Company’s performance, and other factors. The Compensation Committee then evaluates the recommendations and determines the levels and structure of these executive officers’ compensation.
In making its decisions, the Compensation Committee considers a number of factors, including, among others:
•	TrustCo’s and Trustco Bank’s attainment of net income goals,
•	The Company’s operating performance against its past performance and that of its peers,
•	Total shareholder return,
•	Overall profitability from year to year,
•	Company efficiency, and
•
Banking and other professional experience of individual named executive officers, the scope of their responsibility within the overall organization, their individual performance, and the specific contributions they made to TrustCo and Trustco Bank during the course of the year.

The Compensation Committee also considers other relevant factors, including involvement in the community that might better position the organization to serve the immediate needs of Trustco Bank’s market. The Compensation Committee generally considers most or all of the above criteria, but does not generally assign a specific weight to any of these factors in making compensation decisions and may choose certain criteria in one year and others in other years. Except for specific goals set with respect to certain compensation programs described herein, the Compensation Committee makes compensation decisions on a discretionary basis considering such factors and criteria as it deems appropriate from year to year.
Use of Peer Companies
We evaluate annually the group of peer companies used as a reference point for evaluating executive compensation and establishing performance goals (“Peer Group”). As it considered what companies to use in the list of peer companies for 2025 compensation, the Compensation Committee decided to include comparable companies in the states of Florida, Massachusetts, New Jersey, New York, North Carolina, Pennsylvania, and Virginia, in order to maintain geographic relevance and TrustCo’s positioning near the median of the peer group based on asset size. With input from management, the Committee used the following criteria to determine peer companies for 2025 comparisons: publicly-held banks and thrifts with assets of approximately $3 billion to $12.5 billion operating in the listed states. This asset range compares reasonably to the Company, which as of December 31, 2024, had total assets of approximately $6 billion. Peer group criteria have stayed relatively consistent from year-to-year; however, the composition of the peer group changes from year to year as new companies enter the relevant market or on account of changes resulting from mergers and acquisitions and changes in the size of companies when they fall out of the asset range. Other than adjustments for (i) a company that was acquired and its acquirer exceeding the target asset size range and (ii) the addition of three new companies to achieve the desired number of companies in the group, the list of peer companies is the same as the prior year.

Institution	State	Institution	State
Arrow Financial Corp.	NY	Flushing Financial Corp.	NY
BCB Bancorp Inc.	NJ	HarborOne Bancorp Inc	MA
Capital City Bank Group Inc.	FL	HomeTrust Bancshares	NC
Carter Bancshares, Inc.	VA	Kearny Financial Corp	NJ
CNB Financial	PA	Mid Penn Bancorp	PA
Columbia Financial	NJ	NBT Bancorp Inc.	NY
Financial Institutions Inc.	NY	Northfield Bancorp	NJ
FineMark Holdings, Inc.	FL	S&T Bancorp	PA
First Commonwealth Financial	PA	Tompkins Financial Corporation	NY
First Community Bancshares, Inc.	VA	Univest Financial Corp.	PA

As part of the Company’s analysis, review, and implementation of its executive compensation program, the Compensation Committee reviews aspects of the financial performance of a group of companies the Company considers to be its peers, as well as the compensation paid to certain executive officers of these peer companies. For example, annual bonus awards paid pursuant to the Company’s PSUs are based upon the achievement of certain performance metrics relative to the achievement of the same metrics by these peer companies. The Compensation Committee may also review the total compensation, including base salary, incentive

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EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS

compensation, equity awards, and other compensation, paid to the top five executive officers of these peer companies. While the Compensation Committee considers the financial performance and the compensation paid to the named executive officers of these peer companies, it does not solely base award payouts or compensation levels on peer data. Rather, the Compensation Committee may use the information as a general guide to setting compensation for the Company’s named executive officers.
Compensation Consultants
The Compensation Committee periodically, but not necessarily annually, retains compensation consultants, reviews information provided by or through third-party sources, and often relies on internal Trustco departments to gather such information. For the 2025 compensation program year, the Company chose to rely on in-house expertise. No compensation consultant was engaged for the 2025 fiscal year.
2025 Executive Compensation Program
For 2025, there were three basic elements to TrustCo’s executive compensation program, each of which has sub-elements:

Key Elements	Sub-Elements
Annual cash compensation	Salary and executive officer incentive plan
Long-term compensation	Time and performance-based restricted stock units
Benefits	401(K) plan, supplemental retirement plan payments, payments in lieu of supplemental retirement plan payments, and other benefits
The Compensation Committee initially may consider total compensation levels of the Peer Group prior to making compensation decisions with respect to each of the individual elements of executive compensation. The Compensation Committee does not have a formal policy of targeting pay to its named executive officers at a certain percentile of the market. The description below provides discussion and analysis for each element of TrustCo’s executive compensation program for 2025, including the relevant history of those components and the compensation decisions made for 2025.
Annual Compensation
Base Salary
Annual salary is the base compensation for the Company’s named executive officers and is intended to provide a portion of compensation that is fixed to give the Company’s named executive officers resources upon which to live and provide them with a certain level of financial security. The salaries for the Company’s named executive officers are established based upon the scope of their respective responsibilities, and may take into account competitive market compensation paid by the Peer Group for similar positions along with the performance of these companies relative to the performance of the Company. Salaries are reviewed at least annually and also are reviewed upon the request of the board of directors.
In December 2024, the Committee considered base salaries for the NEOs for 2025 in light of corporate performance during 2024, the need to encourage future growth and performance, and the specific circumstances of each officer. Accordingly, base salaries for 2025 for Messrs. McCormick, Ozimek, Leonard, Curley, and Hall, were as follows:

Name	2025 Annual Base Salary ($)	2024 Annual Base Salary ($)	Change from 2024 (%)
Robert J. McCormick	1,014,000	975,000	4%
Michael M. Ozimek	431,600	415,000	4%
Robert M. Leonard	525,200	502,308	5%
Kevin M. Curley	416,000	397,308	5%
Michael Hall(1)	265,000	—	—
(1)
Mr. Hall, General Counsel and Corporate Secretary, became a named executive officer for the 2025 fiscal year. Pursuant to SEC rules, compensation is disclosed only for 2025, the year he became a named executive officer. Accordingly, no compensation information is provided for the 2024 fiscal year.

Executive Officer Incentive Plan for 2025
The EOIP provides for annual cash bonus compensation for the named executive officers based upon the achievement of certain corporate performance targets. The Compensation Committee reviews and adjusts, as appropriate, the bonus opportunities, performance targets, structure, and other metrics on an annual basis. In December 2024, the Compensation Committee met and approved the cash bonus program for 2025.

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For 2025, the performance measures used for bonuses granted under the EOIP were absolute metrics. Bonuses for 2025 were based upon corporate targets using the following levels of achievement: Threshold (30% of base salary for our CEO and 25% of base salary for all other named executive officers); Target (60% of base salary for our CEO and 50% of base salary for all other named executive officers); and Superior (90% of base salary for our CEO and 75% of base salary for all of our other named executive officers).
The following table sets forth the 2025 corporate performance targets, weightings, levels of achievement, and other details under the EOIP:

Goal Metrics and Definitions	Weighting	Threshold	Target	Superior
Return on Average Assets – Net Income as a percent of average assets.	25%	0.65%	0.75%	0.85%
Adjusted Efficiency Ratio – Noninterest expense before foreclosed property expense, amortization of intangibles, goodwill impairments, and nonrecurring items as a percent of net interest income (fully taxable equivalent, if available) and noninterest revenues, excluding only gains from securities transactions and nonrecurring items.	25%	65.00%	62.42%	60.00%
Diluted Earnings Per Share – Net income divided by diluted shares outstanding.	25%	$2.15	$2.50	$2.85
Net Charge offs as a percentage of Average Outstanding Loans (less average unearned income) – calculated by dividing net charge offs into average outstanding loans less average unearned income.	25%	0.15%	0.10%	0.05%

Based upon the Company’s 2025 performance, the 2025 EOIP generated 90% to Mr. McCormick and 75% of base salary to the remaining participating named executive officers. The amounts paid in 2026 under the 2025 Executive Officer Incentive Plan to Messrs. McCormick, Ozimek, Leonard, Curley, and Hall, were $912,600, $323,700, $393,900, $312,000, and $198,750, respectively.
TrustCo’s results of the 2025 EOIP metrics are as follows:
The Company exceeded the “Superior” levels set for each of the four metrics within the plan, on an absolute basis, in 2025. The Compensation Committee believes that the metrics chosen create a balanced framework, ensuring executives are rewarded for high-quality growth and operational discipline, rather than short-term achievement.
•
ROAA: Quality and Stability; measures how effectively management uses the bank’s balance sheet to generate profit. As a portfolio lender, this metric focuses on the selection of high-performing loans over incurring debt to grow.

ROAA
1.00%
0.80%
0.60%
0.40%
0.20%
0.00%
0.65%
0.75%
0.85%
0.97%
Threshold
Target
Superior
2025 Actual

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•	Adjusted Efficiency Ratio: Operational Discipline; measures cost control and efficiencies to preserve and enhance net interest margin.

Adjusted Efficiency Ratio
66%
64%
62%
60%
58%
56%
54%
52%
50%
65.00%
62.42%
60.00%
55.76%
Threshold
Target
Superior
2025 Actual

•
Diluted EPS: Alignment with Shareholders; serves as a primary driver of stock valuation and aligns incentives with the interest of long-term shareholders. This metric as part of a compensation plan encourages the focus on final net income, ensuring that growth translates into actual value for the bank’s owners.

Diluted EPS
$3.50
$3.00
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
$2.15
$2.50
$2.85
$3.25
Threshold
Target
Superior
2025 Actual

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•
Net Charge offs as a Percentage of Average Outstanding Loans: Risk Management and Asset Quality; As a portfolio lender, this metric highlights the Company’s underwriting standards and counterbalances profitability metrics by penalizing management if risky loans are pursued to boost short-term earnings.

Net Charge Offs as a Percentage of Average Outstanding Loans
0.20%
0.15%
0.10%
0.05%
0.00%
-0.05%
-0.10%
0.15%
0.10%
0.05%
0.00%
Threshold
Target
Superior
2025 Actual

Long-Term Compensation
Long-Term Incentive Program
The Company maintains a long-term incentive compensation program through the TrustCo Bank Corp NY Amended and Restated 2019 Equity Incentive Plan (the “2019 Equity Incentive Plan”), which was established to advance the interests of the Company and its shareholders by providing employees, including named executive officers, an opportunity to earn compensation tied to the value of our common stock. The 2019 Equity Incentive Plan, which the Company is proposing to amend at the 2026 Annual Meeting in order to increase the aggregate number of shares available for issuance under the plan, permits the grant of a variety of equity-based awards, including stock options, restricted stock, and restricted stock units (both time-based and performance-based). The 2019 Equity Incentive Plan is administered by the Compensation Committee, which is authorized to determine participants, award levels, and other terms and conditions of awards as stated in the plan, including vesting conditions which may be time- or performance-contingent. In making award determinations, the Compensation Committee considers each named executive officer’s position, the executive’s scope of influence, and such executive’s ability to drive the long-term financial performance of the Company. The Compensation Committee also may review awards granted to similarly situated officers at Peer Group companies. Awards are intended to encourage each named executive officer to develop a sense of ownership in the Company’s financial growth and the creation of shareholder value.
The Compensation Committee grants equity awards in the fall, before the end of our fiscal year, at approximately the same time that it determines bonus compensation amounts and performance goals for the next fiscal year. In granting the 2025 annual equity awards, the Compensation Committee awarded a specific present value of long-term compensation in the form of time-vested and performance-vested awards to each of the named executive officers based on their position and contributions to the Company. Consistent with the Company’s continued emphasis on performance-based compensation tied to specific corporate goals, the Compensation Committee maintained its practice of weighting the awards more heavily towards performance-based awards and allocated 60% of each named executive officer’s award value to PSUs that vest based upon financial metrics over the following three fiscal years (see below) and 40% of each named executive officer’s award value to RSUs. The Compensation Committee continued its practice of settling these awards upon vesting in shares of Company stock.

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Time-Based Restricted Stock Units
In November 2025, the Compensation Committee granted the following RSUs to each of the named executive officers:

Named Executive Officer	RSUs(1) (#)
Robert J. McCormick	9,934
Michael M. Ozimek	3,057
Robert M. Leonard	4,076
Kevin M. Curley	3,057
Michael Hall	2,547
(1)
In 2025, the amount of this award was determined as a dollar amount. The number of units issued was based on that amount divided by the closing stock price ($39.26) on the day of issue (November 18, 2025).

The periods of restriction applicable to the RSUs will lapse in three equal vesting periods in November of 2026, 2027, and 2028, respectively. The RSUs granted to the NEOs in November 2025 will settle in shares of TrustCo common stock if and when they vest. In addition, vesting of units and the lapse of the restrictions may accelerate upon certain events, including the death, disability, or retirement of an award holder. Upon a change in control of TrustCo, the RSUs will be settled in accordance with the provisions of the plan, which contains a “double-trigger” change in control acceleration provision.
The definition of “change in control” is contained in the 2019 Equity Incentive Plan and is substantially the same as the definition contained in the senior executives’ employment agreements and the Performance Bonus Plan described below (and also substantially the definition set forth in the U.S. Treasury Department regulations under Section 409A of the Internal Revenue Code). The Compensation Committee believes that the definition of change in control is customary within the banking industry and that the circumstances under which change in control benefits would vest or become payable are reasonable.
The following restricted unit awards from prior grants vested in 2025:

	Time-Based Restricted Stock Units Vesting in 2025
Named Executive Officer	Number of 2022 Shares that Vested(1)(#)	Amount of Cash Received on Vesting(1)($)	Number of 2023 Shares that Vested(2)(#)	Value of 2023 Shares Upon Vesting(2)(4)($)	Number of 2024 Shares that Vested(3)(#)	Value of 2024 Shares Upon Vesting(3)(5)($)
Robert J. McCormick	3,067	122,987	4,184	173,803	3,483	138,275
Michael M. Ozimek	877	35,167	1,107	45,985	917	36,405
Robert M. Leonard	1,226	49,163	1,600	66,464	1,283	50,935
Kevin M. Curley	877	35,167	1,107	45,985	1,100	43,670
Michael Hall(6)	—	—	—	—	—	—
(1)	On November 15, 2025, one-third of the 2022 RSUs vested. For Mr. McCormick this included one-third of the supplemental grant that he received in March, 2023
(2)	On November 21, 2025, one-third of the 2023 RSUs vested in shares of TrustCo stock.
(3)	On November 19, 2025, one-third of the 2024 RSUs vested in shares of TrustCo stock.
(4)	The fair market value at vesting is based on the stock price as of November 21, 2025 of $41.54.
(5)	The fair market value at vesting is based on the stock price as of November 19, 2025 of $39.70.
(6)	Mr. Hall was not a named executive officer of TrustCo prior to fiscal 2025.
Performance-Based Restricted Stock Units
In November 2025, the Compensation Committee granted the following PSUs to each of the NEOs:

Named Executive Officer	PSUs at Target(1) (#)
Robert J. McCormick	14,901
Michael M. Ozimek	4,585
Robert M. Leonard	6,113
Kevin M. Curley	4,585
Michael Hall	3,821
(1)
In 2025 the amount of this award was determined as a dollar amount. The number of units granted was based on that amount divided by the closing stock price ($39.26) on the day of grant (November 18, 2025).

Each PSU granted in November 2025 represents the right to receive upon settlement the number of shares of TrustCo common stock supported by the achieved performance. Achievement of the performance condition will be measured by the Company’s Return on Average Equity (“ROAE”), which is measured as the average of the Company’s ROAE for each of the three years within the Performance Period compared with the ROAE of members of the comparative group of peer companies identified by the Committee (the “Peer Group”) during the same period (calculated by determining the performance of the Peer Group in each year and then

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calculating the three-year average of each member of the Peer Group expressed as a percentile rank of the Company compared to the members of the Peer Group (“Percentile Rank”), subject to possible adjustment based upon the Company’s non-performing assets. The PSUs generally will vest at the end of a three-year performance period based on continued employment through the end of the performance period and the achievement of the corporate performance goals set forth at the time of grant. The three-year performance period for the 2025 awards runs from January 1, 2026 through December 31, 2028 (the “Performance Period”).

Return on Average Equity for the Performance Period
Percentile Ranking	Factor (%)
At or above 75th percentile of the Peer Group	150
55th - 74th percentile of the Peer Group	100
25th - 54th percentile of the Peer Group	25
Below 25th percentile of the Peer Group	0
Additionally, if non-performing assets to total assets of the Company increases beyond 1.75% during one or more quarters of the Performance Period, the total amount of the award to be paid pursuant to these PSUs shall be reduced by one quarter.
PSUs may vest prior to the end of the performance period upon the death or disability of a participant on a pro rata basis and will be settled at the end of the performance period based on the Company’s performance. In the event of a change in control of TrustCo, the named executive officer’s awards would settle as follows:
•
Messrs. Ozimek, Leonard, Curley, and Hall’s awards would settle on a pro rata basis based on target at the time of the change in control if their employment is terminated without cause (i) within 12 months prior to the change in control or (ii) within 24 months following the change in control.

•
Mr. McCormick’s awards would settle on a pro rata basis based on target at the time of the change in control if (i) the change in control occurs while he was employed by TrustCo or TrustCo Bank or (ii) he is terminated without cause within 12 months prior to the change in control.

The payment of shares will be governed by the terms of the 2019 Equity Incentive Plan.
Achievement of 2022 PSUs
In November 2022, the named executive officers each received PSUs which had a three-year performance period that began on January 1, 2023 and ended on December 31, 2025. Results between performance levels is paid out using straight-line interpolation to reward incremental performance:

Named Executive Officer	Threshold (#)	Target (#)	Maximum (#)
Robert J. McCormick(1)	3,451	13,801	20,702
Michael M. Ozimek	986	3,944	5,916
Robert M. Leonard	1,381	5,521	8,282
Kevin M. Curley	986	3,944	5,916
Michael Hall(2)	—	—	—

(1)	Mr. McCormick’s shares include the supplemental grant he received in March, 2023.
(2)	Mr. Hall was not a named executive officer of TrustCo prior to fiscal 2025.
Achievement of the performance-goals condition was measured as the Company’s return on average equity measured as the average of each of the three years against a comparative group of peer institutions for the Performance Period.

Return on Average Equity for the Performance Period
Level	Percentile Ranking	Factor (%)
Maximum	75th percentile or above of the Peer Group	150
Target	55th percentile of the Peer Group	100
Threshold	25th percentile of the Peer Group	25
	Below 25th percentile of the Peer Group	0

In 2026, it was determined that the Return on Average Equity performance results for the 2022 awards was at the 55th percentile. Accordingly, the awards were paid out at Target, resulting in the following cash payouts:

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Messrs. McCormick, Ozimek, Leonard, and Curley received cash payments of $570,396, $163,006, $228,183, and $163,006, respectively, with respect to the 2022 PSUs, based on the $41.33 closing price per share of TrustCo common stock on December 31, 2025.

3-Year Average ROAE
TrustCo Bank Corp NY
8.59%
Peer Group
7.13%
0.00%
2.00%
4.00%
6.00%
8.00%
10.00%

Performance Bonus Plan and Performance-Based Stock Appreciation Unit Awards
The Company adopted the Performance Bonus Plan for its most senior executive officers in 1997, and it was amended and restated in 2008 to, among other matters, comply with Section 409A of the Internal Revenue Code. This plan provides cash compensation to Mr. McCormick in the event of a change in control of the Company based upon the appreciation in value of TrustCo’s common stock between the date of the award and the occurrence of a change in control. The units so awarded vest fifteen days prior to the scheduled closing date of a change in control, upon the occurrence of an unannounced change in control, or upon a participant’s termination of employment for reasons other than cause within one year prior to a change in control. Mr. McCormick was awarded 104,940 units in 2004 at a price of $53.90 per unit. In 2014, in connection with Mr. Leonard’s promotion to the senior executive management team, the Company granted Mr. Leonard an award of 60,000 performance-based stock appreciation units with a per-unit price of $34.75 under a separate agreement with him (the “PSAUs”). The PSAUs are similar to the awards granted to Mr. McCormick under the Performance Bonus Plan, however, the PSAUs pay out in cash solely upon a “double trigger” (i.e., both a change in control and termination of employment) and Mr. Leonard will not receive a tax gross-up to cover potential excise taxes under Section 4999 of the Internal Revenue Code. The PSAUs vest upon (i) a termination of Mr. Leonard’s employment without cause or for good reason within two years following a change in control of TrustCo or (ii) the occurrence of a change in control within 12 months following a termination of Mr. Leonard without cause or for good reason. Upon vesting, Mr. Leonard will be entitled to receive cash compensation based upon the appreciation in value of TrustCo’s common stock between the date of the award and the date of the occurrence of a change in control or Mr. Leonard’s termination (whichever value is greater). Although the Company is not actively seeking to be acquired, the Compensation Committee understands that regional banking institutions such as the Company are continually subject to acquisition by third parties.
The Performance Bonus Plan and the PSAUs were designed to accomplish two objectives with respect to these senior executive officers. First, the plan is intended to reward the executive officers for a successful strategic acquisition that is in the best interest of our shareholders. Second, because it is unlikely that following any change in control, TrustCo’s senior executive officers would continue to have the same level of responsibility and compensation as they currently have with TrustCo and, inasmuch as these senior executive officers may perceive significant risks in any such reduced responsibility and compensation resulting from any such acquisition, the Performance Bonus Plan and the PSAUs, along with the change in control benefits available under the senior executives’ employment agreements, are designed to encourage these highly qualified executives to remain with the Company through the consummation of such acquisition and to attract other executives as may be necessary.
The Compensation Committee believes that the definition of change in control in the Performance Based Plan and the PSAUs (which is substantially the same as the definition contained in the senior executives’ employment agreements and is substantially the definition set forth in the U.S. Treasury Department regulations under Section 409A of the Internal Revenue Code) is customary within the banking industry and that the circumstances under which change in control payments would be made are reasonable. Messrs. Ozimek, Curley, and Hall do not participate in the Performance Bonus Plan and have not been awarded PSAUs.

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Other Annual Benefits
Annual Benefits
The Company provides certain other annual benefits to the named executive officers in order to maintain the market competitiveness of our overall compensation package and to support the executive officers in meeting the needs of the business. In addition to the specific reasons set forth below for providing these benefits, the Compensation Committee believes they help to provide a comprehensive compensation program that fosters the retention of our current executive officers and also serves to attract new highly talented, results-driven executives as the need may arise. The benefits are intended to maximize the productivity and availability of our executives. All named executive officers participate in the executive benefit programs listed below.
Executive Medical Reimbursement Plan
The Company’s executive medical reimbursement plan is intended to provide for the reimbursement of medical, hospitalization, and dental expenses that exceed the deductible or co-payment limits under the Company’s general medical insurance plans. The plan is offered to ensure the executives health and welfare in order to ensure business continuity and provide them with a certain level of financial security in the face of extraordinary medical expenses, thus ensuring they remain focused on the Company’s business goals.
Executive Use of Cars
The Company provides the named executive officers with the use of a Company vehicle.
Club Memberships
The Company provides the named executive officers with membership in a club of their choice, providing a platform for the executives to entertain clients and potential clients of the Company in a more informal environment, and fosters interaction with other community leaders, which is intended to drive business development and, ultimately, Company performance.
Financial Planning
The NEOs have available to them, at Company expense, financial planning services by a professional consulting firm in order to allow our executives to focus more on business responsibilities. This benefit is extended to a select group of executives based upon their individual situations and positions within the Company and is intended to enhance the overall efficiency of the Company’s executive compensation program. It helps to ensure that the participating executive officers consider and properly plan for various estate and income tax consequence associated with their compensation programs, taking into account their individual circumstances, and allows for them to maintain their focus on Company business.
Additional Tax Payments
The Company makes additional annual payments to the named executive officers to ensure that the effect of the above-mentioned other annual benefits is tax neutral to the executives. Given that these benefits are generally designed with a business purpose, this additional tax benefit ensures that the value of these other annual benefits is not diminished and does not create additional financial consequences for the executives.
Retirement Compensation
The retirement plans available to TrustCo’s officers and employees include the Retirement Plan of Trustco Bank, the Trustco Bank Profit Sharing/401(k) Plan, and the Company’s Supplemental Retirement Plan.
Retirement Plan and Profit Sharing/401(k) Plan
The Trustco Bank Retirement Plan is a defined benefit pension plan pursuant to which annual retirement benefits are based on years of service to a maximum of 30 years and average annual earnings of the highest five consecutive years during the final ten years of service. The defined benefit retirement plan is fully funded by Trustco Bank contributions. The Retirement Plan was “frozen” in 2006, and there will be no new participants in the plan. Participants in the plan during 2006 are entitled to benefits accrued as of December 31, 2006. TrustCo and the Compensation Committee believe that, for companies nationwide, the primary vehicle for employee retirement benefits is the 401(k) savings plan. To meet increased employee expectations in this regard, TrustCo enhanced its Profit Sharing Plan in 2006 to include a 401(k) feature, thereby making this the primary retirement plan for TrustCo. Each of the named executive officers participates in the Retirement Plan and in the Profit Sharing/401(k) Plan.
Supplemental Retirement Plan
The Company maintains a SERP, which is an unfunded, nonqualified, and non-contributory deferred compensation plan. The amounts of supplemental retirement benefits payable under the SERP are actuarially calculated to achieve a benefit at normal retirement that approximates the difference between (i) the total retirement benefit the participant would have received under the Trustco Bank Retirement Plan without taking into account limitations on compensation, annual benefits, and years of service and (ii) the retirement

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benefit the participant is projected to receive under the Trustco Bank Retirement Plan at normal retirement (up to a maximum deferral of $7,000,000). The Company’s annual contribution to the SERP (through 2008) and its current direct cash payments to each participant (which are described below) are determined pursuant to a formula set forth in the SERP. Because the Compensation Committee established the plan to provide the supplemental retirement benefits described above, neither the annual contributions to the SERP nor the direct annual payments to be made to the senior executive officers beginning in 2009 in lieu of the SERP contributions are considered annual compensation and are not taken into account when determining other components of annual compensation.
The Compensation Committee believes that the SERP, together with the Retirement Plan and the Profit Sharing/401(k) Plan, promote executive retention and allow the executive to focus on the long-term success of TrustCo. Participation in the SERP was historically limited to a select group of executives of TrustCo who are highly-compensated employees, and an employee must be selected by the board of directors to participate in the plan. In December 2008, as a result of the effect of Section 409A of the Internal Revenue Code and its implementing regulations, which added a six-month period prior to the executive receiving the vested benefit that would be paid upon retirement or separation from service, TrustCo’s senior executives made a recommendation to the Compensation Committee to freeze the SERP effective December 31, 2008 and requested that the amount of the Company’s annual contribution to the SERP plus interest for each officer instead be paid directly to each officer. The Committee considered the request and decided to add a corresponding amendment to the SERP and to each SERP participant’s employment agreement to the effect that the annual increment to be added to the SERP plus interest was to be paid directly to the executive officer. Under the employment agreement amendment, the payment is to be equal to the incremental amount that would have been credited for the year to the executive’s supplemental account balance under the SERP, as such plan was in effect on December 31, 2007, and had it not been amended to cease additional benefit accruals following December 31, 2008. A similar provision was added to Mr. Leonard’s employment agreement in 2013 and Messrs. Ozimek’s and Curley’s employment agreements upon their promotion to the senior executive management team in December 2018. For the 2025 plan year, the Company paid in January 2026 Messrs. McCormick, Ozimek, Leonard, and Curley cash payments of $645,352, $475,767, $450,695, and $460,772, respectively, in lieu of the SERP. All amounts currently accrued under the SERP will remain accrued until the separation of service of the executive. For 2025, among the Company’s named executive officers, only Mr. McCormick was a participant in the SERP, which is frozen. Moreover, in response to shareholder feedback, the Committee determined to terminate the benefit provided in lieu of the SERP to new executives, effective as of December 2024. Accordingly, Mr. Hall does not receive this benefit.
Employment Agreements
As discussed in more detail below, TrustCo entered into an employment agreement in 2008 with Mr. McCormick that generally provides for his annual compensation and benefits and certain termination benefits in connection with a change in control. Specifically, the agreement provides for (i) a change in control/severance payment upon the earlier to occur of a change in control or a termination of the executive’s employment within one year prior to a change in control in an amount equal to 2.99 times his annual compensation in effect at the time of his termination or the change in control and (ii) the transfer of certain Company-provided perquisites to the executive upon a termination of the executive’s employment within two years following a change in control. In addition, the agreement provides for the reimbursement of certain post-termination medical expenses in the event of a termination of the executive’s employment (i) on account of death, disability, or retirement at any time during his employment, or (ii) for any reason (other than for cause) within two years following a change in control. Although this legacy agreement is structured to avoid the imposition of excise taxes under Section 4999 of the Internal Revenue Code, the agreement also provides for a tax gross-up payment, if necessary, to mitigate against any excise tax that might be imposed under Section 4999 and ensure that the executives receive the full intended change in control/severance payment, should any such excise tax be imposed. As noted above, this employment agreement, along with the Performance Bonus Plan, are intended to reward the Company’s most senior executive officers for a successful strategic acquisition of TrustCo that is in the best interest of our shareholders and encourage these senior executives to remain with the Company up to and through the consummation of such strategic acquisition in order to ensure a stable management team through the consummation of such transaction.
Additionally, TrustCo is a party to employment agreements with Mr. Leonard, Mr. Ozimek, Mr. Curley, and Mr. Hall. Mr. Leonard’s, Mr. Ozimek’s, Mr. Curley’s, and Mr. Hall’s employment agreements each provide for certain termination benefits in connection with a change in control. Specifically, they shall receive a change in control/severance payment in an amount equal to 2.99 times annual compensation in effect at the time of termination or the change in control and (ii) the transfer of certain Company-provided perquisites to the executive upon a termination of the executive’s employment within one year prior to or two years following a change in control. They each receive the same medical reimbursement benefits and perquisites provided to Mr. McCormick upon the termination of his employment for death, disability, retirement, or for any reason (other than for cause) within two years following a change in control. While Mr. Leonard’s, Mr. Ozimek’s, Mr. Curley’s, and Mr. Hall’s agreements are also structured to avoid the imposition of excise taxes under Section 4999 of the Internal Revenue Code, they do not provide for a similar excise tax gross-up. Similar to Mr. McCormick’s employment agreement, Mr. Leonard’s, Mr. Ozimek’s, Mr. Curley’s, and Mr. Hall’s employment agreements are intended to encourage the executive to remain with the Company up to and through the consummation of a successful strategic acquisition of TrustCo in order to ensure a stable management team through the consummation of such transaction.

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Compensation Risk Management, Policies and Practices
Stock Ownership Guidelines
The Company’s board of directors has adopted stock ownership guidelines for both senior management and members of the board. The stock ownership guidelines were updated to specifically exclude stock options, and unvested performance awards also do not count toward the guidelines. The board believes directors and designated members of senior management should have a financial investment in the Company. As CEO, Mr. McCormick is expected to own a number of shares equal in value to four times his base salary; the other Named Executive Officers are expected to own a number of shares equal in value to one- to two-times their salaries, as dictated by the Corporate Governance Guidelines. These guidelines for members of senior management are expected to be achieved within five years of being appointed to their positions. All NEOs have satisfied their ownership obligation. Shares acquired through compensation-related awards must be retained by directors and members of senior management until the required share ownership threshold has been met, provided, however that the holding requirement applies to the net after-tax amount of vested shares. Additional information regarding the stock ownership of the Company’s executive officers is set forth under “Information on TrustCo’s Executive Officers” and in the Outstanding Equity Awards as of December 31, 2025 table.
Each Director is expected to beneficially own at least 2,000 shares. As of December 31, 2025, all directors have satisfied the ownership requirement, except for Dr. Cotugno, who is within the five-year period allotted for the accumulation of the required number of shares.
Insider Trading Policy
We have adopted the TrustCo Bank Corp NY Insider Trading Policy (the “Insider Trading Policy”) governing the purchase, sale, and other disposition of our securities by our directors, officers, and employees. The Insider Trading Policy is designed to promote compliance with insider trading laws, rules and regulations with respect to the purchase, sale and/or other dispositions of the Company’s securities, as well as the Nasdaq listing standards. The Insider Trading Policy addresses the implementation of certain trading blackout periods in the Company’s securities (including common stock, restricted stock, restricted stock units, options, warrants and any other securities that the Company may issue) for covered persons. A copy of the Insider Trading Policy is filed as Exhibit 19 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Prohibition on Hedging and Pledging
Our Insider Trading Policy prohibits all of our executive officers and directors, as well as additional persons who are subject to our Insider Trading Policy, from engaging in any hedging or monetization transactions or similar arrangements with respect to any of our equity securities held by them and also prohibits them from pledging any of their Company equity securities, including by holding such shares in a margin account. Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities including buying or selling puts or calls or purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of Company securities. The hedging and pledging restrictions are set forth in the TrustCo Insider Trading Policy, which can be found under the investor relations link on the Company’s website. The information found on the Company’s website is not incorporated by reference in this proxy statement or any other report that the Company files or furnishes to the SEC. Individuals who are not covered employees are not subject to this policy.
Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information
In response to Item 402(x)(1) of Regulation S-K, we do not grant awards of stock options, stock appreciation rights, or similar option-like instruments. Accordingly, we do not have a specific policy or practice on the timing of such awards in relation to our disclosure of material nonpublic information. In the event we determine to grant such awards, we will evaluate the appropriate steps to take in relation to the foregoing. The Compensation Committee grants equity awards in the fall, before the end of our fiscal year, at approximately the same time that it determines bonus compensation amounts and performance goals for the next fiscal year.
Clawback Policy
In July of 2016, TrustCo adopted an Executive Compensation Clawback Policy that provides for the recovery by the Company of certain elements of compensation received by executive officers of the Company if the Company is required to restate its financial statements or if an executive officer has committed an act of material fraud or misconduct. In September 2024, the board adopted a new Executive Compensation Clawback Policy, effective as of October 2, 2024, that is intended to satisfy all applicable requirements of the Securities and Exchange Commission and Nasdaq listing standards. Such policy applies to certain incentive compensation received by executive officers of the Company on or after October 2, 2024, as provided for under the policy.
Under the new Executive Compensation Clawback Policy, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with a financial reporting requirement under the securities laws, regardless of whether such restatement is a result of misconduct, and the Compensation Committee determines that one or more of the Company’s executive

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EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS

officers covered by the Clawback Policy received incentive-based compensation in excess of what should have been received based on the restatement during the three completed fiscal years immediately preceding the date on which the Company is required to prepare the restatement, the Company must recover the amount of such excess compensation, subject to certain limited exceptions.
In addition, to the extent that the Compensation Committee determines that one or more of its executive officers committed one or more willful acts of material fraud or material misconduct that directly or indirectly had a material adverse effect on the Company, the Compensation Committee may, in its sole discretion, recover some or all of the incentive-based compensation awarded to or received by such officers during the twelve-month period following the commission of the acts of material fraud or misconduct and/or the occurrence of a material adverse effect.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with the management of TrustCo and Trustco Bank. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee	Thomas O. Maggs, Chair
Steffani Cotugno, DO
Brian C. Flynn
Lisa M. Lucarelli
Anthony J. Marinello, MD, PhD
Curtis N. Powell
Kimberly A. Russell
Frank B. Silverman

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EXECUTIVE COMPENSATION

Executive Compensation Payments and Awards
The following table sets forth the compensation awarded to, paid to, or earned by the named executive officers of TrustCo for services rendered in all capacities to TrustCo and its subsidiaries for the fiscal years indicated.
2025 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards(2)	Non-equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
		($)	($)	($)	($)	($)	($)	($)
Robert J. McCormick Chairman, President and Chief Executive Officer, TrustCo and Trustco Bank	2025	1,014,000	—	975,022	912,600	25,858	719,371	3,646,851
	2024	975,000	—	950,021	219,375	—	709,256	2,853,652
	2023	1,057,212	—	999,995	190,298	30,234	783,196	3,060,935
Michael M. Ozimek Executive Vice President and Chief Financial Officer, TrustCo and Trustco Bank	2025	431,600	—	300,025	323,700	1,927	545,758	1,603,010
	2024	415,000	—	250,008	77,813	—	536,647	1,279,468
	2023	431,442	—	225,010	64,716	2,603	491,906	1,215,677
Robert M. Leonard Executive Vice President and Chief Operating Officer, TrustCo and Trustco Bank	2025	525,200	—	400,020	393,900	15,798	512,209	1,847,127
	2024	502,308	—	350,025	94,183	—	502,835	1,449,351
	2023	565,769	—	325,026	84,865	18,352	505,521	1,499,533
Kevin M. Curley Executive Vice President and Chief Banking Officer, TrustCo and Trustco Bank	2025	416,000	—	300,025	312,000	16,051	525,892	1,569,968
	2024	397,308	—	300,016	74,495	—	517,045	1,288,864
	2023	411,442	—	225,010	61,716	19,828	523,208	1,241,204
Michael Hall(1) General Counsel and Corporate Secretary, TrustCo and Trustco Bank	2025	265,000	—	250,008	198,750	—	38,208	751,966

(1)	Mr. Hall was not a named executive officer of TrustCo prior to fiscal 2025.
(2)
The amounts in these columns are the grant date fair value, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation-Stock Compensation” (“FASB ASC 718”), for the stock-based awards (consisting of stock-settled RSUs and PSUs for awards granted in 2023, 2024 and 2025) under the 2019 Equity Incentive Plan. The assumptions made in the valuation of the awards are described in Note 9 to the consolidated financial statements in the Annual Report attached as Exhibit 13 to TrustCo’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2025, 2024, and 2023 under the heading “Stock-Based Compensation Plans Equity Awards.” For financial reporting purposes, the estimated values of these grants are spread over future periods; however, for this table the total cost of the grants are reflected in the year of the grant. For purposes of calculating the grant date fair value of the PSUs set forth above, the Company assumed the achievement of the performance goal at the target level. If the Company assumed the achievement of the performance goal at the maximum performance level, the grant date fair value of the 2025 PSUs for Messrs. McCormick, Ozimek, Leonard, Curley, and Hall, would be $877,540, $270,030, $360,014, $270,030, and $225,038, respectively. Additional information about the awards is presented below under the heading “Plan-Based Awards for 2025.”

(3)
For each of the three years, the amounts in this column were determined in accordance with the Executive Officer Incentive Plan and the performance measures thereunder approved by the Compensation Committee and Board of Directors. The amounts in the column reflect payments made under the 2025 awards, which were paid in 2026. The operation of the Executive Officer Incentive Plan is discussed in the Compensation Discussion and Analysis under “Executive Officer Incentive Plan for 2025” and below under “Plan-Based Awards” for the 2025 awards.

(4)
The amounts in this column are derived from the change in value of vested benefits accrued under the Retirement Plan of Trustco Bank. See the table “Pension Benefits” for more details on the methodology followed to perform these calculations and a discussion of TrustCo and Trustco Bank retirement benefits generally.

(5)
The amounts included for perquisites and other personal benefits are the aggregate incremental cost to TrustCo for these items and included in the Company’s financial statements. The amounts in this column include all other compensation paid to the named executive officers including tax gross-ups for taxes (of $25,730, $24,942, $20,438, $22,321, and $12,353 for Messrs. McCormick, Ozimek, Leonard, Curley, and Hall, respectively, for 2025) incurred on personal benefits, personal use of auto, health insurance, tax planning assistance, and personal use of clubs. The amounts included are the cost paid by TrustCo to third parties for these items and included in the Company’s financial statements. Also included for Messrs. McCormick, Ozimek, Leonard, and Curley is compensation paid to them under their employment agreements (see Employment Agreements on page 49 for a description of the material terms) representing the incremental amount that would have been credited to them for 2025 under the TrustCo Supplemental Retirement Plan had such plan not been amended to cease additional benefit accruals following December 31, 2008 and, in the case of Messrs. Leonard, Ozimek and Curley, had they been participants. The Company paid, in 2025, $651,110, $479,106, $454,748, and $464,589 to Messrs. McCormick, Ozimek, Leonard, and Curley, respectively, in lieu of such Supplemental Retirement Plan contributions. The Committee determined to terminate the benefit provided in lieu of the SERP to new executives, effective as of December 2024. Accordingly, Mr. Hall does not receive this benefit. TrustCo also sponsors a 401(k)/Profit Sharing Plan for all employees under which the Company offers to match employee contributions, subject to certain limits. For 2025, the Company match for the 401(k)/Profit Sharing Plan for Messrs. McCormick, Ozimek, Leonard, Curley were $15,750. This amount was $11,925 for Mr. Hall.

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EXECUTIVE COMPENSATION

Plan-Based Awards for 2025
The following two tables set forth information relating to grants of plan-based awards to the named executive officers during 2025 and to stock options, RSUs, and PSUs held by the named executive officers as of December 31, 2025. All non-equity incentive plan awards were made under the Trustco Bank Executive Officer Incentive Plan as it was in effect during 2025, and all awards of stock options, RSUs, and PSUs were made under the 2019 Equity Incentive Plan.
Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Executive Officer Incentive Plan)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards (Performance Shares)(3)			All Other Stock Awards: Number of Shares of Stock or Units (Restricted Stock Units)(6) (#)	Grant Date Fair Value of Stock and Option Awards(7) ($)
Name	Grant Date(1)	Threshold(4) ($)	Target ($)	Maximum(5) ($)	Threshold (#)	Target (#)	Maximum (#)
Robert J. McCormick		304,200	608,400	912,600	—	—	—	—	—
	11/18/2025	—	—	—	3,726	14,901	22,352	—	585,013
	11/18/2025	—	—	—	—	—	—	9,934	390,009
Michael M. Ozimek		107,900	215,800	323,700	—	—	—	—	—
	11/18/2025	—	—	—	1,147	4,585	6,878	—	180,007
	11/18/2025	—	—	—	—	—	—	3,057	120,018
Robert M. Leonard		131,300	262,600	393,900	—	—	—	—	—
	11/18/2025	—	—	—	1,529	6,113	9,170	—	239,996
	11/18/2025	—	—	—	—	—	—	4,076	160,024
Kevin M. Curley		104,000	208,000	312,000	—	—	—	—	—
	11/18/2025	—	—	—	1,147	4,585	6,878	—	180,007
	11/18/2025	—	—	—	—	—	3,057	120,018
Michael Hall		66,250	132,500	198,750	—	—	—	—	—
	11/18/2025	—	—	—	956	3,821	5,732	—	150,012
	11/18/2025	—	—	—	—	—	—	2,547	99,995

(1)	The dates in this column represent the grant date for the equity incentive plan awards reported in this table (PSUs and RSUs).
(2)
The amounts in these columns indicate the total estimated possible payouts available under the 2025 Executive Officer Incentive Plan. Threshold refers to the minimum amount payable under the Executive Officer Incentive Plan assuming the minimum performance levels established under the plan are satisfied. Maximum refers to the maximum payout possible under the plan, and target refers to the amount payable if the specified performance targets under the plan are achieved. Please refer to the discussion below and to the Compensation Discussion and Analysis. The amounts actually earned by the named executive officers for 2025 are set forth in the Summary Compensation Table above in the “Non-Equity Incentive Plan Awards” column.

(3)
The amounts in these columns indicate the estimated future payouts available to the named executive officers with respect to awards of PSUs under the 2019 Equity Incentive Plan. Threshold refers to the minimum number of PSUs for which payment may be made assuming the minimum performance levels established under the November 18, 2025 awards under the plan are satisfied. Maximum refers to the maximum payout possible under such awards. If the conditions to the awards are satisfied, settlement of the awards granted in November 2025 will be in shares of stock to all named executive officers. Please refer to the discussion below and to the Compensation Discussion and Analysis.

(4)	The amount reflected in this column assumed that all goals are met at the threshold level. The amount paid would be reduced on a pro rata basis for each performance goal not met.
(5)
The amount reflected in this column assumes goals are met a maximum level. In this scenario, Mr. McCormick would receive a payout of 90% of his base salary. Messrs. Ozimek, Leonard, Curley, and Hall would receive a payout of 75% of their base salaries.

(6)
The period of restriction applicable to the awards of RSUs under this heading lapse in three equal vesting periods in November of 2026, 2027, and 2028, respectively. In addition, vesting of units and the lapse of the restrictions may accelerate upon certain events, including the death, disability, or retirement of an award holder. Following lapse of the period of restriction, settlement of the awards will be made in stock.

(7)
The amounts in these columns are the grant date fair value, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation-Stock Compensation” (“FASB ASC 718”) for the stock-based awards (consisting of RSUs and PSUs) in 2025. The assumptions made in the valuation of the awards are described in Note 9 to the consolidated financial statements in the Annual Report attached as Exhibit 13 to TrustCo’s Annual Report on Form 10-K for the fiscal years ended December 31, 2025, 2024, and 2023 under the heading “Stock-Based Compensation Plans Equity Awards.” For financial reporting purposes, the estimated values of these grants are spread over future periods; however, for this table the total cost of the grants are reflected in the year of the grant. For purposes of calculating the grant date fair value of the PSUs set forth above, the Company assumed the achievement of the performance goal at the target level.

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EXECUTIVE COMPENSATION

Consistent with the opportunities offered under the Executive Office Incentive Plan in recent years, the Company’s Compensation Committee determined that it remained appropriate for Mr. McCormick’s opportunity under the Plan to be higher than the other Executives due to his greater responsibility for the strategic direction of the Company and the greater risk that comes with that responsibility. The Committee also established performance metrics for 2025 under the Executive Officer Incentive Plan. The metrics adopted included (i) Return on Average Assets, (ii) Adjusted Efficiency Ratio, (iii) Diluted Earnings Per Share, and (iv) Net Charge Offs as a percent of Average Loans Outstanding.
The Compensation, Discussion and Analysis describes in greater detail the performance measures established under the Executive Officer Incentive Plan for 2025.
In November 2025, TrustCo approved awards of RSUs and PSUs to its named executive officers, all of which were made under the 2019 Equity Incentive Plan. The RSUs will settle in stock in three equal increments in November 2026, 2027, and 2028, respectively. In addition, vesting of units may accelerate upon certain events, including the death, disability, or retirement of an award holder. Each PSU represents the right to receive upon settlement the number of shares of TrustCo common stock supported by the achieved performance. The PSUs generally will vest at the end of a three-year performance period based upon continued employment through the end of the performance period and the achievement of corporate performance goals. The three-year performance period for the 2025 awards runs from January 1, 2026 through December 31, 2028. Additional information regarding the PSUs is provided above in the Compensation Discussion and Analysis.

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EXECUTIVE COMPENSATION

Outstanding Equity Awards as of December 31, 2025
The following table provides information on the RSUs and PSUs held by the named executive officers as of December 31, 2025. There were no shares of restricted stock or stock options outstanding for our named executive officers as of December 31, 2025.

Name	Stock Awards
	Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested(2)
		(#)	($)	(#)	($)
Robert J. McCormick	11/21/2023	4,183(3)	172,883	—	—
	11/21/2023	—	—	18,826(4)	778,079
	11/19/2024	6,965(5)	287,863	—	—
	11/19/2024	—	—	15,673(6)	647,765
	11/18/2025	9,934(7)	410,572	—	—
	11/18/2025	—	—	14,901(8)	615,858
Michael M. Ozimek	11/21/2023	1,108(3)	45,794	—	—
	11/21/2023	—	—	4,984(4)	205,989
	11/19/2024	1,833(5)	75,758	—	—
	11/19/2024	—	—	4,124(6)	170,445
	11/18/2025	3,057(7)	126,346	—	—
	11/18/2025	—	—	4,585(8)	189,498
Robert M. Leonard	11/21/2023	1,599(3)	66,087	—	—
	11/21/2023	—	—	7,199(4)	297,535
	11/19/2024	2,567(5)	106,094	—	—
	11/19/2024	—	—	5,774(6)	238,639
	11/18/2025	4,076(7)	168,461	—	—
	11/18/2025	—	—	6,113(8)	252,650
Kevin M. Curley	11/21/2023	1,108(3)	45,794	—	—
	11/21/2023	—	—	4,984(4)	205,989
	11/19/2024	2,200(5)	90,926	—	—
	11/19/2024	—	—	4,949(6)	204,542
	11/18/2025	3,057(7)	126,346	—	—
	11/18/2025	—	—	4,585(8)	189,498
Michael Hall(1)	11/18/2025	2,547(7)	105,268	—	—
	11/18/2025	—	—	3,821(8)	157,922

(1)	Mr. Hall was not a named executive officer of TrustCo prior to fiscal 2025.
(2)	Market value is based upon the $41.33 closing price on Nasdaq of TrustCo’s common stock on December 31, 2025, the last trading day of 2025.
(3)
Represents the unvested portion of the RSUs awarded on November 21, 2023, which will vest in full in November 2026. Settlement of the units will be in shares of TrustCo’s common stock, other than the units for Mr. Hall, which will settle in cash because they were granted before he became an NEO.

(4)
The PSUs awarded on November 21, 2023 vest on the third anniversary of the November 21, 2023 grant date, subject to the achievement of certain performance goals as described in the Compensation Discussion and Analysis above under the heading “Performance-Based Restricted Stock Units.” The number and value of such awards in the table above is based on the assumed achievement of the goals at the target level of achievement. If the performance measurement were at the maximum level, this amount would be 150% of the target level. If the performance goals are achieved, settlement of the awards will be in shares of TrustCo’s common stock, other than the units for Mr. Hall, which will settle in cash because they were granted before he became an NEO.

(5)
Represents RSUs awarded on November 19, 2024, which will vest in in equal annual installments on the second and third anniversary of the grant date. As noted above, settlement of the units will be in shares of TrustCo’s common stock, other than the units for Mr. Hall, which will settle in cash because they were granted before he became an NEO.

(6)
The PSUs awarded on November 19, 2024 vest on the third anniversary of the grant date, subject to the achievement of certain performance goals as described in the Compensation Discussion and Analysis above under the heading “Performance-Based Restricted Stock Units.” The number and value of such awards in the table above is based on the assumed achievement of the goals at the target level of achievement. If the performance measurement were at the maximum level, this amount would be 150% of the target level. If the performance goals are achieved, settlement of the awards will be in shares of TrustCo’s common stock, other than those for Mr. Hall, which will settle in cash because they were granted before he became an NEO.

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EXECUTIVE COMPENSATION

(7)
Represents RSUs awarded on November 18, 2025, which will vest in three-equal annual installments commencing on the first anniversary of the grant date. Settlement of the units will be in shares of TrustCo’s common stock for all NEOs, including with respect to Mr. Hall’s RSUs.

(8)
The PSUs awarded on November 18, 2025 vest on the third anniversary of the grant date, subject to the achievement of certain performance goals as described in the Compensation Discussion and Analysis above under the heading “Performance-Based Restricted Stock Units”. The number and value of such awards in the table above is based on the assumed achievement of the goals at the target level of achievement. if the performance measurement were at the maximum level, this amount would be 150% of the target level. If the performance goals are achieved, settlement of the awards will be in shares of TrustCo’s common stock for all NEOs.

In addition to the awards noted above, the Company has previously granted awards under the TrustCo Bank Corp NY Performance Bonus Plan to Mr. McCormick. As further discussed above in the Compensation Discussion and Analysis, the value of the performance bonus units is based upon the appreciation in value of TrustCo’s common stock between the date of the award and the occurrence of a “change in control” as defined in the plan. In 2004, Mr. McCormick was awarded 104,940 units at a price of $53.90 per unit. In 2014, under a separate Performance Based Stock Appreciation Unit Agreement between him and TrustCo, Mr. Leonard was granted 60,000 performance-based stock appreciation Units at price of $34.75 per unit. All of the unit prices, under the TrustCo Bank Corp NY Performance Bonus Plan or Mr. Leonard’s separate agreement, were set at the closing TrustCo stock price on the day of the award. These units have no expiration date and are not valued for accounting purposes until a change in control has occurred.
Option Exercises and Stock Vested During 2025
The table below provides information on an aggregated basis concerning each vesting of awards of RSUs and PSUs for each of the named executive officers during the fiscal year ended December 31, 2025. No stock options were held or exercised by the named executive officers during 2025.

	Stock Awards(2)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert J. McCormick	24,535	1,005,460
Michael M. Ozimek	6,845	280,563
Robert M. Leonard	9,630	394,745
Kevin M. Curley	7,028	287,828
Michael Hall(1)	—	—

(1)	Mr. Hall was not a named executive officer prior to fiscal year 2025.
(2)
The amounts under “Stock Awards” aggregates the share equivalents deemed acquired, and the aggregate dollar value realized upon the vesting and settlement during 2025 of one-third of the RSUs awarded in 2022, 2023 and 2024, and the completion on December 31, 2025 of the three-year performance period applicable to the PSUs awarded in 2022. In March 2026, the Compensation Committee determined that the Return on Average Equity performance result for the 2022 awards was at the 55th percentile versus the peer group and, therefore, achieved the target performance level for the 2022 PSUs. The PSUs were paid at 100% of the target amount. The value realized upon the vesting of the time-based RSUs is calculated based upon the closing price of our common stock on Nasdaq on the applicable vesting dates.

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EXECUTIVE COMPENSATION

Pensions and Nonqualified Deferred Compensation Benefits
As discussed in the Compensation Discussion and Analysis, TrustCo sponsors a defined benefit pension plan and a profit sharing/401(k) plan covering substantially all employees. Benefits under the pension plan were frozen effective December 31, 2006, and the plan was closed to new participants at that time. Only years of service prior to that date qualify for credit under the plan. Benefits under the pension plan are based on years of service and the employee’s highest average compensation during five consecutive years of the final ten years of employment. Compensation for purposes of the pension plan includes that compensation which is treated as Federal Insurance Contributions Act (FICA) wages without regard to the Social Security taxable wage base. Compensation also includes any amounts that are treated as salary reduction contributions and used to purchase nontaxable benefits under Section 125 or Section 401(k) of the Internal Revenue Code, but excludes bonuses, overtime, commissions, and other incentive pay. A participant’s normal retirement benefit under the pension plan is an annual pension benefit commencing on his or her normal retirement date in an amount equal to a “Regular Benefit” plus a “Supplemental Benefit,” calculated as follows:
Regular Benefit:
1.	December 31, 1988 accrued benefit; plus
2.	1.25% of his or her average annual compensation, multiplied by creditable service after December 31, 1988 up to thirty years; plus
Supplemental Benefit:
3.	0.65% of his or her average annual compensation in excess of his or her covered compensation after December 31, 1988 multiplied by creditable service up to 35 years.
The following table presents a summary of benefits payable to each of the named executive officers under the pension plan.
Pension Benefits as of December 31, 2025

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
Robert J. McCormick	Retirement Plan of Trustco Bank	11	387,675	—
Michael M. Ozimek	Retirement Plan of Trustco Bank	4	24,452	—
Robert M. Leonard	Retirement Plan of Trustco Bank	18	238,489	—
Kevin M. Curley	Retirement Plan of Trustco Bank	15	226,547	—
Michael Hall	—	—	—	—

(1)	Years of service is calculated from the date of hire through the date the plan was frozen.
(2)
The Present Value of Accumulated Benefits was determined using the same assumptions used for financial reporting purposes under generally accepted accounting principles for 2025, with the retirement age being assumed to be the normal retirement age defined in the plan. For additional details, see Note 9 to TrustCo’s consolidated financial statements for the year ended December 31, 2025 under the heading “Benefit Plans.”

Executives Eligible for Early Retirement: Participants in the pension plan are eligible for early retirement at age 55 and 10 years of vesting service. Early retirement benefits are determined using the same formula that is used for normal retirement benefits, but are reduced as follows:
Early Retirement

Age at Early Retirement Date	Percent of Regular Benefit (%)	Percent of Supplemental Benefit (%)
64	96%	93.33%
63	92%	86.67%
62	88%	80.00%
61	84%	73.33%
60	80%	66.67%
59	76%	63.33%
58	72%	60.00%
57	68%	56.67%
56	64%	53.33%
55	60%	50.00%

As of December 31, 2025, Messrs. McCormick, Leonard, and Curley were eligible for early retirement.

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EXECUTIVE COMPENSATION

Nonqualified Deferred Compensation as of December 31, 2025
The following table provides information regarding nonqualified deferred compensation earned by the named executive officers.

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at End of Last Fiscal Year(1)
	($)	($)	($)	($)	($)
Robert J. McCormick	—	—	—	—	1,584,836

(1)
These amounts reflect the following amounts that were previously earned and reported with the implementation of the current version of the Summary Compensation Table within the Company’s proxy statement for the 2007 annual meeting of shareholders through 2008, when the SERP was frozen: Mr. McCormick, $541,074.

Under TrustCo’s Supplemental Retirement Plan, the amount of the supplemental retirement benefit payable to a participant is based upon contributions by TrustCo that are actuarially calculated to achieve a benefit at normal retirement that approximates the difference between (a) the total retirement benefit the participant would have received under TrustCo’s defined benefit retirement plan without taking into account limitations imposed by the defined benefit plan and applicable law on compensation, annual benefits, and years of service, and (b) the retirement benefit the participant is projected to receive under the defined benefit retirement at normal retirement. The Supplemental Retirement Plan provides benefits based upon years of service to a maximum of 40 years. The deferred supplemental account balance of a participant on any valuation date may not exceed $7.0 million.
Payments to participants are made after the participant has terminated employment with TrustCo or Trustco Bank, and has either completed five years of vested service or is eligible for early retirement under the retirement plan. Each of the plan participants has completed five years of vested service and is therefore vested in the supplemental retirement benefit aggregate amount above. Benefits can be paid in a lump sum or spread over a period of five years in the case of normal retirement. As discussed in the Compensation Discussion and Analysis, the supplemental retirement benefit plan has been frozen and no new contributions are made on behalf of the participants.
Potential Payments upon Termination or Change in Control
Employment Agreements
As noted above, TrustCo has entered into employment agreements with Messrs. McCormick, Leonard, Ozimek, Curley, and Hall which provide for certain change in control/severance payments and benefits.
In the event the employment of Mr. McCormick is terminated for any reason other than good cause or retirement at the mandatory retirement age within twelve months prior to a change in control, or a change in control occurs while the executive is employed by TrustCo, then the executive will receive an amount equal to 2.99 times his then-current annual compensation to be paid in a single lump sum within 10 days. The employment agreement also provides for an excise tax gross-up payment in the event that the amount payable upon the executive’s termination under the employment agreement or any other agreement is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.
Upon termination of employment of Mr. McCormick (i) upon his death, disability or retirement or (ii) for any reason other than good cause within two years following a change in control, TrustCo must, for the longer of the life of the executive or the life of his spouse, reimburse the executive or his spouse for otherwise unreimbursed medical expenses, including medical insurance premiums. In addition, if any of these executives’ employment is terminated for any reason other than good cause within two years following a change in control, TrustCo must transfer the executive’s Company car (at book value) and club membership to the executive.
In the event the employment of Mr. Leonard, Mr. Ozimek, Mr. Curley, or Mr. Hall is terminated by the Company for any reason other than good cause or by Mr. Leonard, Mr. Ozimek, Mr. Curley, or Mr. Hall for good reason (i) within twelve months prior to a change in control or (ii) within two years following a change in control, then the executive will receive an amount equal to 2.99 times his then-current annual compensation, to be paid in a single lump sum within 10 days following the later of a change in control or his termination. These executives are not entitled to any excise tax gross-up payment in the event that the amount payable upon the executive’s termination under the employment agreement or any other agreement is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.
Upon the termination of Mr. Leonard’s, Mr. Ozimek’s, Mr. Curley’s, or Mr. Hall’s employment (i) upon their death, disability or retirement, or (ii) by the Company for any reason other than good cause or by the executive for good reason within two years following a change in control, the executive is entitled to the same medical expense reimbursement as provided to Mr. McCormick, described above. Mr. Leonard, Mr. Ozimek, Mr. Curley, and Mr. Hall will also be entitled to the same transfer of Company car and country club membership upon their termination by the Company for any reason other than good cause or by the executive for good reason within

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EXECUTIVE COMPENSATION

two years following a change in control as provided to Mr. McCormick, described above. Under the employment agreements, “good cause” means the executive’s commission of an act of fraud, embezzlement, or theft constituting a felony against TrustCo as finally determined by a court of competent jurisdiction or an unequivocal admission by the executive.
•
Also under the employment agreements, a “change in control” means a change in the ownership of TrustCo, a change in the effective control of TrustCo or a change in the ownership of a substantial portion of the assets of TrustCo as provided in Section 409A of the Internal Revenue Code and any guidance or regulations under Section 409A. Section 409A regulations provide the following:

•
subject to certain exceptions specified in the agreements, a change in the ownership of TrustCo occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of TrustCo that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of TrustCo,

•
a change in the effective control occurs only on the date that either: (i) any one person or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of TrustCo or possessing 30% or more of the total voting power of the stock of TrustCo or (ii) a majority of members of TrustCo’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of TrustCo’s board of directors prior to the date of the appointment or election, or

•
a change in the ownership of a substantial portion of TrustCo’s assets occurs on the date that any one person or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from TrustCo that have a total gross fair market value equal to or more than 40% of the total gross fair market value all of the assets of TrustCo immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of TrustCo, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Under Messrs. Leonard’s, Ozimek’s, Curley’s, and Hall’s employment agreements, “good reason” means (i) any substantial diminution in the executive’s job responsibilities or material adverse change in his title or status, (ii) a reduction in his base salary or failure to maintain his benefits at a level comparable to the level in effect at the effective date of the agreement, (iii) a determination by the Company, for reasons other than good cause, not to renew the term of the agreement, or (iv) the relocation of executive’s principal place of employment by more than 50 miles from the Company’s main headquarters as of the effective date of the agreement.
The employment agreement for Mr. McCormick defines “termination” to include the unilateral election of the executive to terminate the employment agreement and his employment with TrustCo or the executive otherwise experiences a “separation from service” within the meaning of Treasury Department Regulations under Section 409A of the Internal Revenue Code.
Performance Bonus Plan and PSAU Agreement
The Performance Bonus Units awarded to Mr. McCormick under the Performance Bonus Plan vest on the earlier of a change in control or the termination of his employment for reasons other than cause within one year prior to a change in control. Payment of the value of the units must be made within ten days after the change in control. In the event that the amount payable under the Performance Bonus Plan is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the plan also provides for an excise tax gross-up payment to the executives. The PSAUs granted to Mr. Leonard become vested upon a termination of the executive for any reason other than cause or retirement (i) within two years following a change in control of TrustCo or (ii) within 12 months prior to a change in control of TrustCo. Upon vesting, Mr. Leonard will be entitled to receive compensation based upon the appreciation in value of TrustCo’s common stock between the date of the award and the date of the occurrence of a change in control or their termination (whichever is greater).
TrustCo Bank Corp NY Equity Incentive Plans
At the 2023 Annual Meeting, the shareholders approved the TrustCo Bank Corp NY Amended and Restated 2019 Equity Incentive Plan. Except as expressly provided in an Award Agreement, in the event of a participant’s termination without cause within twenty-four months following a change in control of TrustCo, all options and stock appreciation rights will fully vest. Restricted stock and restricted stock units that vest based solely on time shall immediately vest and restricted stock and restricted stock units that vest on the achievement of performance goals shall vest as to a pro rata number of restricted stock units based on the target number of restricted stock units and the number of months of employment or service during the performance period prior to the date of termination, provided that if the performance period has been completed prior to the participant’s termination and the restricted stock remains restricted and restricted stock units have not been settled then the restricted stock restrictions shall lapse and the restricted stock units shall be paid out based on actual performance and in all events any amounts shall be settled and paid out on or immediately following the date of termination (but in no event later than thirty days following such date).

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EXECUTIVE COMPENSATION

Termination or Change in Control Payments
The following table reflects the amount of compensation payable to each of the NEOs upon a change in control or in the event of the termination of such executive’s employment. The amounts would be paid in accordance with each person’s employment agreement (if any) and other benefit plans and agreements as discussed in the preceding sections. The amounts shown assume that such termination was effective as of December 31, 2025, and thus include amounts earned through such time, and are estimates of the amounts which would be paid out to the executives upon their termination. The amounts shown relating to equity incentives (stock options and restricted stock awards) and performance bonus units are based on the closing value of TrustCo’s common stock on December 31, 2025, which was $41.33. The actual amounts to be paid out can only be determined at the time of such executive’s termination of employment.

	Termination for “Good Cause”(1) ($)	Resignation by Officer Without Change in Control ($)	Termination by Company Without Good Cause and Without Change in Control(2)(3) ($)	Retirement Without Change in Control(4) ($)	Disability(5) ($)	Death(6) ($)	Change in Control or Termination in Connection With a Change in Control(7) ($)
Robert J. McCormick
Salary and Bonus	—	—	7,733,130	—	—	600,000	5,760,534
Health insurance and other perquisites	—	—	1,007,581	1,007,581	1,007,581	1,007,581	1,057,581
Tax gross-up payment	—	—	—	—	—	—	—
Pension Benefits(8)	387,675	387,675	387,675	387,675	387,675	387,675	387,675
Supplemental Retirement Plan(9)	—	1,584,836	1,584,836	1,584,836	1,584,836	1,584,836	1,584,836
Performance Bonus Plan(10)	—	—	—	—	—	—	—
Equity Incentives(11)	—	—	—	734,641	1,605,960	1,605,960	1,605,960
Total	387,675	1,972,511	10,713,222	3,714,733	4,586,052	5,186,052	10,396,586
Michael M. Ozimek
Salary and Bonus	—	—	1,234,406	—	—	600,000	2,258,347
Health insurance and other perquisites	—	—	968,720	968,720	968,720	968,720	1,018,720
Tax gross-up payment	—	—	—	—	—	—	—
Pension Benefits(8)	24,452	24,452	24,452	24,452	24,452	24,452	24,452
Supplemental Retirement Plan(9)	—	—	—	—	—	—	—
Performance Bonus Plan(10)	—	—	—	—	—	—	—
Equity Incentives(11)	—	—	—	194,141	442,038	442,038	442,038
Total	24,452	24,452	2,227,578	1,187,313	1,435,210	2,035,210	3,743,557
Robert M. Leonard
Salary and Bonus	—	—	1,373,848	—	—	600,000	2,748,110
Health insurance and other perquisites	—	—	623,332	623,332	623,332	623,332	673,332
Tax gross-up payment	—	—	—	—	—	—	—
Pension Benefits(8)	238,489	238,489	238,489	238,489	238,489	238,489	238,489
Supplemental Retirement Plan(9)	—	—	—	—	—	—	—
Performance Bonus Plan(10)	—	—	—	—	—	—	394,800
Equity Incentives(11)	—	—	—	277,903	618,545	618,545	618,545
Total	238,489	238,489	2,235,669	1,139,724	1,480,366	2,080,366	4,673,276
Kevin M. Curley
Salary and Bonus	—	—	1,192,589	—	—	600,000	2,176,719
Health insurance and other perquisites	—	—	813,550	813,550	813,550	813,550	863,550
Tax gross-up payment	—	—	—	—	—	—	—
Pension Benefits(8)	226,547	226,547	226,547	226,547	226,547	226,547	226,547
Supplemental Retirement Plan(9)	—	—	—	—	—	—	—
Performance Bonus Plan(10)	—	—	—	—	—	—	—
Equity Incentives(11)	—	—	—	205,989	469,055	469,055	469,055
Total	226,547	226,547	2,232,686	1,246,086	1,509,152	2,109,152	3,735,871
Michael Hall
Salary and Bonus	—	—	463,750	—	—	530,000	1,386,613
Health insurance and other perquisites(12)	—	—	—	—	—	—	—
Tax gross-up payment	—	—	—	—	—	—	—
Pension Benefits(8)	—	—	—	—	—	—	—
Supplemental Retirement Plan(9)	—	—	—	—	—	—	—
Performance Bonus Plan(10)	—	—	—	—	—	—	—
Equity Incentives(11)	—	—	—	58,592	208,372	208,372	208,372
Total	—	—	463,750	58,592	208,372	738,372	1,594,985

(1)
Under the employment agreements of Messrs. McCormick, Ozimek, Leonard, Curley, and Hall, “good cause” means the commission of an act of fraud, embezzlement, or theft constituting a felony against either of the Company or Trustco Bank as finally determined by a court of competent jurisdiction or an unequivocal admission by the officer.

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EXECUTIVE COMPENSATION

(2)
The amounts in this column represent the aggregate value of the payments due under the remaining term of the employment agreements of Messrs. McCormick, Ozimek, Leonard, Curley, and Hall, assuming no changes in the amount of base salary after termination and payments under the Executive Officer Incentive Plan and the additional amount payable in lieu of contributions to the Supplemental Retirement Plan. The amounts presented in this column take into account the remaining year of the contract term for each such agreement. The employment agreement of Messrs. Leonard, Ozimek, Curley, and Hall renew annually for a new term of one year. The amounts presented in this column take into account the term for such agreements.

(3)
Includes the remaining term of the named executive officer’s employment agreement for annual salary, bonus payment under the Company’s 2025 Executive Officer Incentive Plan, and an amount equal to the incremental amount that would have been credited for the year to the executive’s supplemental account balance under the Trustco Bank and TrustCo Bank Corp NY Supplemental Retirement Plan as such plan was in effect on December 31, 2007 and had it not been amended to cease additional benefit accruals following December 31, 2008 and had the officer participated in the plan.

(4)
“Retirement” means termination of employment at the earliest retirement date applicable to the named executive officer under the Trustco Bank retirement plan. As of December 31, 2025, Messrs. McCormick, Leonard, and Curley were eligible for early retirement.

(5)
“Disability” means a mental or physical condition which (i) in the opinion of a physician mutually agreed upon by the boards of directors of the Company and Trustco Bank and the named executive officer, will prevent such officer from carrying out the material job responsibilities or duties to which the officer was assigned at the time the disability was incurred and (ii) is expected to last for an infinite duration or a duration of more than six months.

(6)
The Company provides a death benefit to all employees through a third-party insurance company under which it makes a lump-sum payment, in the amount of two year’s salary of the deceased employee (but not more than $600,000), to the surviving spouse, if any, of the deceased employee.

(7)
The amounts disclosed in the column headed “Termination and Change in Control” represent the payment to the named executive officer upon the accelerated vesting (or, as appropriate, lapse of restrictions) of awards under TrustCo’s equity incentive plans if a change in control occurred, and such officer were terminated, on December 31, 2025, and assumes the resulting amount is paid in cash.

(8)
The actuarial present value of the named executive officer’s accumulated benefit under Trustco Bank retirement plan, determined using the same assumptions used for financial reporting purposes under generally accepted accounting principles. Benefits under the plan will be paid in accordance with the terms of the plan, which do not provide for payment of benefits in a lump sum.

(9)	The amount disclosed represents the aggregate balance as of December 31, 2025 for Mr. McCormick. Messrs. Leonard, Ozimek, Curley, and Hall do not participate in the supplemental retirement plan.
(10)
Because the issue price is greater than the closing stock price on December 31, 2025, Mr. McCormick would not receive a payout from their Performance Bonus Plan. Mr. Leonard would receive a payment under the Performance-Based Stock Appreciation Unit Agreement as the closing value on December 31, 2025 ($41.33) was greater than his grant price ($34.75).

(11)
Based on the terms of the 2025 Executive Officer Incentive Plan, an executive’s stock options, RSUs and a pro-rated number of PSUs will vest in the event of death, disability, or retirement (except that the named executive officer’s RSUs will be forfeited in the event of retirement). In the event a named executive officer is terminated for cause, without cause or by the Company for good reason, their unvested RSUs and PSUs will be forfeited unless accelerated by the Compensation Committee. All stock options will terminate in the event a named executive officer is terminated for cause; however, they will vest in the event such an individual is terminated without cause or for good reason.

(12)	The Company entered into an amended and restated employment agreement with Mr. Hall in February 2026 pursuant to which he will be entitled to receive medical reimbursement benefits.
Pay Ratio Disclosure
As required by Item 402(u) of Regulation S-K, we are required to calculate and disclose the total compensation for our median paid employee, as well as the ratio of this employee’s total compensation compared to the total compensation of our President and CEO.
While SEC rules permit the use of the same median employee for three consecutive years, we have elected to identify a new median employee for 2025. We believe this change is necessary to accurately reflect recent shifts in our compensation scale and workforce composition resulting from the following 2025 initiatives:
•
Retention Bonus Program: To address industry-wide staffing challenges and recognize the loyalty of our frontline staff, we implemented a one-time retention bonus for all eligible branch-level employees

•	Increased Annual Raise Opportunities: In response to inflationary pressures and the competitive hiring environment, management increased the annual raise potential for employees
•
Workforce Turnover: Although we routinely experience annual turnover, our investment in new hires and current employees has meaningfully shifted our “median” compensation point upward compared to previous years.

In order to identify our new median employee, the following steps were taken:
•
We identified our employee population as of December 31, 2025, including all full-time, part-time, temporary, and seasonal employees identified on that date. This date was selected because it aligned with the calendar and fiscal year-end and allowed us to identify employees in a reasonably efficient manner.

•
To find the median of the annual total compensation of all our employees (other than our CEO), we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal 2025. In making this determination, we annualized the compensation of full-time permanent employees who were employed on December 31, 2025, but did not work for us for the entire year, TrustCo maintains an extensive branch network staffed by both full-time and part-time employees. No full-time equivalent adjustments were made for part-time employees.

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EXECUTIVE COMPENSATION

•	We identified our median employee using this compensation measure and methodology, which was consistently applied to all employees who were included in this calculation.
•	After identifying the new median employee, we calculated their annual total compensation for fiscal 2025 according to the SEC’s instructions for preparing the Summary Compensation Table.
•
We then calculated our CEO’s annual total compensation according to the SEC’s instructions for preparing the Summary Compensation Table. Specifically, we used the amount reported in the “Total” column of our 2025 Summary Compensation Table. We then calculated the ratio between the two numbers.

For fiscal 2025, our last completed fiscal year:
•	The median of the annual total compensation of all employees of our company (other than Mr. McCormick) was $57,026; and
•	The annual total compensation of Mr. McCormick, our President and CEO was $3,646,851.
Based on this information, the ratio for 2025 of the annual total compensation of our CEO to the median of the annual total compensation of all employees (excluding our CEO) was 64 to 1. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.
Compensation Policies and Practices that Present Material Risks to the Company
The Compensation Committee believes strongly that the compensation structure for the executive officers or any employee at TrustCo should not encourage undue risk taking. As discussed in the Compensation Discussion and Analysis, the Company’s executive officer compensation program includes cash and equity components with both short-term (Executive Officer Incentive Plan) and longer-term (2019 Equity Incentive Plan, among others) performance measurement periods. Also as discussed, benefits under TrustCo’s compensation program may be forfeited if the executive does not remain employed at TrustCo. Further, the 2019 Equity Incentive Plan expressly provides that the TrustCo board and the Compensation Committee must work together to ensure that the implementation of the plan, in conjunction with the Company’s compensation program and practices, does not create risks that are reasonably likely to have a material adverse effect on the Company. As such, after a review of the Company’s compensation program and practices, the Compensation Committee has concluded that the risks arising therefrom are not reasonably likely to have a material adverse effect on the Company.
Director Compensation
Compensation paid or awarded to members of TrustCo’s board of directors who are not also executive officers of TrustCo or Trustco Bank is comprised of a board meeting fee and stock awards under TrustCo’s Amended and Restated 2019 Equity Incentive Plan. In December 2025, the board of directors set the meeting fee for 2026 at $11,000, the same level that was set for 2025. No changes to the non-employee director compensation programs were made.
2025 Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation(2)	Total
	($)	($)	($)	($)
Steffani Cotugno, DO	132,000	20,023	—	152,023
Brian C. Flynn	132,000	20,023	—	152,023
Lisa M. Lucarelli	132,000	20,023	—	152,023
Thomas O. Maggs	132,000	20,023	—	152,023
Anthony J. Marinello, MD, PhD	132,000	20,023	—	152,023
Curtis N. Powell	132,000	20,023	—	152,023
Kimberly A. Russell	132,000	20,023	—	152,023
Frank B. Silverman	132,000	20,023	—	152,023

(1)
The stock awards column represents the aggregate grant date fair value of RSUs granting during the fiscal year, calculated in accordance with FASB ASC 718. For each director, the number of units granted was determined by the Compensation

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EXECUTIVE COMPENSATION

Committee. The assumptions made in the valuation of the awards are described in Note 9 to TrustCo’s consolidated financial statements for the year ended December 31, 2025 under the heading “Stock Based Compensation Plans-Equity Awards.” As of December 31, 2025: directors Cotugno, Flynn, Lucarelli, Maggs, Marinello, Powell, Russell, and Silverman each had 510 unvested RSUs. During 2025, directors were awarded RSUs equivalent to 510 shares of TrustCo common stock under the 2019 Equity Incentive Plan. The periods of restriction applicable to the RSUs will lapse in full on November 18, 2026 and the award will be settled in cash. The RSUs do not entitle the director to any dividend declared on TrustCo common stock or to vote the units.
(2)
The board has adopted a stipend for directors who travel on board business or participate in company-suggested training sessions (whether or not out-of-town travel is required), said stipend being in the amount of $1,500 for the first day of training or travel on a single trip and $1,000 for each additional day of training or travel on the same trip. No such stipends were paid in 2025.

Also during 2025, the period of restriction lapsed with respect to the following RSUs:

Name	Grant Date	Shares Vested (#)	Vesting Price ($)	Value of Shares Vested ($)
Steffani Cotugno, DO	11/19/2024	550	39.70	21,835
Brian C. Flynn	11/19/2024	550	39.70	21,835
Lisa M. Lucarelli	11/19/2024	550	39.70	21,835
Thomas O. Maggs	11/19/2024	550	39.70	21,835
Anthony J. Marinello, MD, PhD	11/19/2024	550	39.70	21,835
Curtis N. Powell	11/19/2024	550	39.70	21,835
Kimberly A. Russell	11/19/2024	550	39.70	21,835
Frank B. Silverman	11/19/2024	550	39.70	21,835

TrustCo directors who are not also employees of TrustCo or Trustco Bank are eligible to participate in the TrustCo Bank Corp NY Directors Performance Bonus Plan (the “Directors Performance Bonus Plan”), which was adopted by the TrustCo board in 1997. Under the Directors Performance Bonus Plan, non-employee directors are eligible to be awarded Performance Bonus Units, the value of which is based upon the appreciation in value of TrustCo’s common stock between the date of the award and the occurrence of a “Change in Control” as defined in the Directors Performance Bonus Plan. (The definition of Change in Control is the same as the definition contained in the employment agreements for TrustCo’s named executive officers, which were described above.) The units so awarded vest and payments under the Directors Performance Bonus Plan are to be made upon the earlier of (i) 15 days prior to the scheduled date of consummation of a Change in Control or (ii) if not announced, the date of the consummation of the Change in Control. Dr.  Marinello and Mr. Maggs were each awarded 6,996 Performance Bonus Units under the Directors Performance Bonus Plan. Dr.  Marinello’s Performance Bonus Units have a base price of $29.75 per unit and Mr. Magg’s Performance Bonus Units have a base price of $52.95 per unit. Dr. Cotugno, Mr. Flynn, Ms. Lucarelli, Mr. Powell, Ms. Russell, and Mr. Silverman have not been awarded any director Performance Bonus Units at this time.

54	TrustCo Bank Corp NY 2026 Proxy Statement

Pay Versus Performance
As required by the Dodd-Frank Act and Item 402(v) of Regulation S-K, the Pay Versus Performance disclosure that follows provides information about the relationship between (i) Compensation Actually Paid, as calculated in accordance with Item 402(v) of Regulation S-K (“CAP”) to our Principal Executive Officer (“PEO”) and non-PEO NEOs, and (ii) certain financial performance measures of the Company. The Compensation Committee did not consider the pay versus performance disclosure below in making its compensation decisions for any of the years shown. For further information concerning TrustCo’s pay-for-performance philosophy and how the Company aligns executive compensation with performance, please see the Compensation Discussion and Analysis beginning on page 26 of this proxy statement.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Total for PEO(1)(2) ($)	Compensation Actually Paid to PEO(3) ($)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers(4) ($)	Average Compensation Actually Paid to Non-PEO Named Executive Officers(5) ($)	Total Shareholder Return(6) ($)	Peer Group Total Shareholder Return(7) ($)	Net Income (in thousands)(8) ($)	ROAA(9) (%)
2025	3,646,851	4,226,690	1,443,018	1,597,219	154.15	145.06	61,137	0.97%
2024	2,853,652	3,002,875	1,290,362	1,335,359	96.84	138.72	48,833	0.80
2023	3,060,935	2,670,974	1,275,501	1,128,333	86.00	121.01	58,646	0.97
2022	3,354,577	3,780,453	1,559,192	1,719,234	98.11	120.97	75,234	1.22
2021	3,184,330	3,402,912	1,464,713	1,612,100	83.44	134.24	61,519	1.01

(1)	The PEO for each year presented was Mr. McCormick, our Chairman, President and CEO. The individuals comprising the Non- PEO NEOs for each year presented are listed below:

2025	2024	2023	2022	2021
Michael M. Ozimek	Michael M. Ozimek	Michael M. Ozimek	Michael M. Ozimek	Michael M. Ozimek
Robert M. Leonard	Robert M. Leonard	Robert M. Leonard	Robert M. Leonard	Robert M. Leonard
Kevin M. Curley	Kevin M. Curley	Kevin M. Curley	Kevin M. Curley	Kevin M. Curley
Michael Hall	Scott Salvador	Scott Salvador	Scott Salvador	Scott Salvador

(2)
The amounts reported in this column reflect the total compensation reported for Mr. McCormick for each corresponding year in the “‘Total” column of the Summary Compensation Table. Refer to the Executive Compensation Payments and Awards – 2025 Summary Compensation Table.

(3)
The amounts reported in this column represent the amount of Compensation Actually Paid to Mr. McCormick, as computed in accordance with Item 402(v) of Regulation S-K. The amounts do not reflect the actual amount of compensation earned by, or paid to, Mr. McCormick during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. McCormick’s total compensation for each year to determine the Compensation Actually Paid:

		Principal Executive Officer – Compensation Adjustments
Years	Reported Summary Compensation Table Total for PEO ($)	Reported Value of Equity Awards(a) ($)	Aggregate Equity Award Adjustments(b) ($)	Reported Change in the Actuarial Present Value of Pension Benefits(c) ($)	Aggregate Pension Benefits(d) ($)	Compensation Actually Paid to PEO ($)
2025	3,646,851	(975,022)	1,580,719	(25,858)	—	4,226,690
2024	2,853,652	(950,021)	1,099,244	—	—	3,002,875
2023	3,060,935	(999,995)	640,268	(30,234)	—	2,670,974
2022	3,354,577	(725,004)	1,150,880	—	—	3,780,453
2021	3,184,330	(875,026)	1,093,608	—	—	3,402,912

(a)
The reported value of equity awards represents the grant date fair value of equity awards as reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year. The Company has not granted any option awards since 2015.

TrustCo Bank Corp NY 2026 Proxy Statement	55

(b)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change in fair value as of the end of the applicable year (from the end of the prior fiscal year) of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change in fair value as of the vesting date (from the end of the prior fiscal year); (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of the grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

			Principal Executive Officer – Equity Adjustments
Years	Year End Fair Value of Equity Awards Granted in the Year ($)	Year Over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year Over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Aggregate Equity Award Adjustments ($)
2025	1,026,431	366,089	—	188,199	—	—	1,580,719
2024	870,091	99,578	—	129,575	—	—	1,099,244
2023	1,080,354	(232,334)	—	(207,752)	—	—	640,268
2022	716,427	197,933	—	236,520	—	—	1,150,880
2021	863,362	228,725	—	1,521	—	—	1,093,608

(c)	The amounts in this column represent the amounts reported in “Change in Pension and Nonqualified Deferred Compensation” column of the Summary Compensation Table for each applicable year.
(d)	No adjustment for pension benefits is included in the table above.
(4)
The amounts in this column represent the average of the amounts reported for the Company’s NEOs as a group (excluding Mr. McCormick) in the “Total” column of the Summary Compensation Table in each applicable year.

(5)
The amounts in this column represent the average amount of Compensation Actually Paid to the NEOs as a group (excluding Mr. McCormick), as computed in accordance with Item 402(v) of Regulation S-K. The amounts do not reflect the actual average amount of compensation earned or paid to the NEOs as a group (excluding Mr. McCormick) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. McCormick) for each year to determine the average Compensation Actually Paid, using the same methodology described above in Footnote 3.

		Non-PEO Named Executive Officers – Compensation Adjustments
Years	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Average Reported Value of Equity Awards ($)	Average Equity Award Adjustments(a) ($)	Average Reported Change in the Actuarial Present Value of Pension Benefits ($)	Average Pension Benefit Adjustments(b) ($)	Average Compensation Actually Paid to Non -PEO NEOs ($)
2025	1,443,018	(312,520)	470,640	(8,444)	4,525	1,597,219
2024	1,290,362	(225,012)	265,602	—	4,407	1,335,359
2023	1,275,501	(193,762)	59,753	(15,883)	2,724	1,128,333
2022	1,559,192	(275,027)	430,930	—	4,139	1,719,234
2021	1,464,713	(275,026)	358,694	—	63,719	1,612,100

56	TrustCo Bank Corp NY 2026 Proxy Statement

(a)	The amounts deducted or added in calculating the equity award adjustments are as follows:

			Non-PEO Named Executive Officers – Equity Adjustments
Year	Average Year End Fair Value of Equity Awards Granted in the Year ($)	Year Over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Average Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Average Equity Award Adjustments ($)
2025	328,997	93,312	—	48,331	—	—	470,640
2024	206,081	25,993	—	33,528	—	—	265,602
2023	222,085	(80,057)	—	(82,275)	—	—	59,753
2022	271,776	68,828	—	90,326	—	—	430,930
2021	271,360	86,753	—	581	—	—	358,694

(b)	The amounts deducted or added in calculating the pension benefit adjustments are as follows:

Year	Non-PEO Named Executive Officers – Pension Adjustments		Total Average Pension Benefit Adjustments ($)
	Average Service Cost ($)	Average Prior Service Cost ($)
2025	4,525	—	4,525
2024	4,407	—	4,407
2023	2,724	—	2,724
2022	4,139	—	4,139
2021	14,431	49,288	63,719

(6)
Cumulative Total Shareholder Return (“TSR”) is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end of the measurement period versus the beginning of the measurement period. “Measurement period” is defined as: for 2021, the one-year period from market close on December 31, 2020 through December 31, 2021; for 2022, the two-year period from market close on December 31, 2020 through December 31, 2022; for 2023, the three-year period from market close on December 31, 2020 through December 31, 2023; for 2024, the four-year period from market close on December 31, 2020 through December 31, 2024; and for 2025, the five-year period from market close on December 31, 2020 through December 31, 2025.

(7)
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each measurement period for which a return is indicated. The peer group used for this purpose is the following published industry index: S&P Small Cap 600 Banks Index, the same benchmark we used in the Stock Performance Graph in Exhibit 13 of our Annual Report on Form 10-K for the year ended December 31, 2025. Prior to 2025, the TSR peer group reflected the S&P Global BMI Banks Index. We have instead selected the S&P Small Cap 600 Banks Index because we think it is more representative of companies that we view as our peers for comparison, benchmarking, and other purposes. Had we used the values for the S&P Global BMI Banks Index for peer group TSR, the values would have been: 2021= $135.97;

2022 = $112.77; 2023 = $123.02; 2024 = $164.70; and 2025 = $211.47. “Measurement period” is defined as: for 2021, the one-year period from market close on December 31, 2020 through December 31, 2021; for 2022, the two-year period from market close on December 31, 2020 through December 31, 2022; for 2023, the three-year period from market close on December 31, 2020 through December 31, 2024; for 2024, the four-year period from market close on December 31, 2020 through December 31, 2024, and for 2025, the five-year period from market close on December 31, 2020 through December 31, 2025.
(8)	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(9)
For each applicable year, ROAA is defined as that year’s net income as a percentage of average total assets for such year. While TrustCo uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, TrustCo has determined that ROAA is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used to link Compensation Actually Paid to the Company’s NEO’s, for the most recently completed fiscal year, to Company performance.

TrustCo Bank Corp NY 2026 Proxy Statement	57

Financial Performance Measures
The most important financial performance measures used by TrustCo to link Compensation Actually Paid to NEOs for the most recent fiscal year, to the Company’s performance are as follows:
•	Return on Average Assets
•	Adjusted Efficiency Ratio
•	Tier 1 Risk-Based Capital Ratio
•	Return on Average Equity
•	Earnings per Share
•	Nonperforming Loans to Total Loans
Description of the Relationship between Pay and Performance
The following graphs provide visual representations of the relationship between both the CAP of our PEO and the average CAP of our non-PEO NEO’s and our (i) TSR, (ii) net income, and (iii) our Company-Selected Metric (“CSM”), ROAA. An additional graph depicts the relationship between our own TSR and the S&P Small Cap 600 Banks Index TSR. As stated above, historically, we have used the S&P Global BMI Banks Index as our peer group. This year, we have selected the S&P Small Cap 600 Banks Index because we think it is more representative of companies that we view as our peers for comparison, benchmarking, and other purposes. We have included the performance of both peer group indices in the TrustCo Bank Corp NY TSR vs. Peer Group TSR graph below. CAP is influenced by numerous factors, including, but not limited to, the timing of new equity grants and outstanding award vesting, share price volatility during the fiscal year, mix of performance metrics, and other factors.

58	TrustCo Bank Corp NY 2026 Proxy Statement

BENEFICIAL OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management
TrustCo is not aware of any person who, as of March 23, 2026, is the beneficial owner of more than 5% of its common stock, except as described below:

Name and Address	Common Shares Beneficially Owned (#)	Percent of Class (%)(5)
BlackRock, Inc.(1) 50 Hudson Yards New York, NY 1001	2,754,126	15.73%
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	1,311,620	7.49%
Dimensional Fund Advisors LP(3) 6300 Bee Cave Road, Building One Austin, TX 78746	1,186,342	6.78%
Systematic Financial Management, LP(4) 300 Frank W. Burr Boulevard, 7th Floor Teaneck, NJ 07666	1,175,389	6.71%

(1)
Based solely upon an Amendment to Schedule 13G filed with the SEC by Blackrock, Inc. on January 23, 2024. According to the filing, BlackRock, Inc. filed the Schedule 13G amendment as the parent holding company or control person of BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock Investment Management (UK)Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., BlackRock Fund Managers Ltd, BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC beneficially owning 5% or greater of the outstanding shares of TrustCo common stock. BlackRock, Inc. reported ownership of 2,754,126 shares in the aggregate, including sole voting power over 2,719,901 shares and sole dispositive power over 2,754,126 shares.

(2)
Based solely upon an Amendment to Schedule 13G filed with the SEC by The Vanguard Group on February 13, 2024. According to the filing, The Vanguard Group reported ownership of 1,311,620 shares in the aggregate, including shared power to vote or direct the vote with respect to 25,980 shares, sole power to dispose of or direct the disposition of 1,269,412 shares and shared power to dispose or direct the disposition of 42,208 shares.

(3)
Based solely upon an Amendment to Schedule 13G filed with the SEC by Dimensional Fund Advisors LP on February 9, 2024. According to the filing, Dimensional Fund Advisors LP reported ownership of 1,186,342 shares in the aggregate, including sole voting power over 1,163,387 shares and sole dispositive power over all of the shares.

(4)
Based solely upon an Amendment to Schedule 13G filed with the SEC by Systemic Financial Management, LP Advisors LP on February 10, 2026. According to the filing, Systemic Financial Management, LP reported ownership of 1,175,389 shares in the aggregate, including sole voting power over 671,514 shares and sole dispositive power over all of the shares

(5)	Based on shares issued and outstanding as of March 23, 2026.

TrustCo Bank Corp NY 2026 Proxy Statement	59

BENEFICIAL OWNERSHIP

Executive Officer and Director Stock Ownership
The following table sets forth the number and percentage of outstanding shares of common stock beneficially owned as of December 31, 2025 by (i) each director and director nominee, (ii) each executive officer named in the 2025 Summary Compensation Table on page 43 of this proxy statement, and (iii) all of our directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and/or investment power over the relevant shares. In accordance with SEC rules, a person is deemed to be a beneficial owner of shares of TrustCo common stock if the person has or shares the power to vote the shares and/or to direct their investment or has the right to acquire such beneficial ownership within 60 days of December 31, 2025, whether through the settlement of an RSU or exercise of an option, warrant or right, conversion of a security, or otherwise. Unless otherwise indicated, the address for each director and executive officer is: c/o TrustCo Bank Corp NY, 5 Sarnowski Drive, Glenville, NY 12302.

Name	Common Shares Beneficially Owned (#)	Percent of Class (%)
Steffani Cotugno, DO(1)(3)	1,607	*
Brian C. Flynn(1)(4)	2,845	*
Lisa M. Lucarelli(1)(5)	2,997	*
Thomas O. Maggs(1)(6)	17,697	*
Anthony J. Marinello, MD, PhD(1)(7)	27,154	*
Robert J. McCormick(1)(8)	390,320	2.16%
Curtis N. Powell(1)(9)	2,145	*
Kimberly A. Russell(1)(10)	4,700	*
Frank B. Silverman(1)(11)	4,787	*
Kevin M. Curley(12)	40,370	*
Michael Hall(13)	10,372	*
Robert M. Leonard(14)	36,860	*
Michael M. Ozimek(15)	29,972	*
All current executive officers and directors as a group (14 persons)(16)	615,270	3.41%

(1)	Directors of TrustCo Bank Corp NY are also directors of Trustco Bank.
(2)	Based on shares beneficially owned, and 18,029,107 shares outstanding, as of December 31, 2025. Beneficial ownership of less than 1% is denoted by an asterisk.
(3)	Voting or investment power held by Dr. Cotugno and her spouse or other immediate family members as to 1,607 shares.
(4)	Voting or investment power held by Mr. Flynn and his spouse or other immediate family members as to 2,845 shares.
(5)	Voting or investment power for Ms. Lucarelli as to 2,997 shares.
(6)	Voting or investment power held by Mr. Maggs and his spouse or immediate family members as to 17,697 shares.
(7)	Voting or investment power held by Dr. Marinello and his spouse or other immediate family members as to 27,154 shares.
(8)	Includes for Mr. McCormick 301,189 shares owned directly by Mr. McCormick or his immediate family and 89,131 shares that are held indirectly by Mr. McCormick or his immediate family.
(9)	Voting or investment power held by Mr. Powell and his spouse or other immediate family members as to 2,145 shares.
(10)	Voting or investment power held by Ms. Russell as to 4,700 shares.
(11)	Voting or investment power held by Mr. Silverman as to 4,787 shares.
(12)	Voting or investment power held by Mr. Curley and his spouse or immediate family members as to 40,370 shares.
(13)	Voting or investment power held by Mr. Hall as to 10,372 shares.
(14)	Voting or investment power held by Mr. Leonard or immediate family members as to 36,860 shares.
(15)	Voting or investment power held by Mr. Ozimek and his spouse or immediate family members as to 29,972 shares.
(16)
Total shares listed includes all individuals previously listed, and (i) includes 521 shares owned directly, and 42,923 shares held by indirectly (by her spouse), by Lauren McCormick, who is an executive officer.

On December 31, 2025, the Financial Services Department of Trustco Bank held 329,766 shares of TrustCo common stock as executor, trustee, and agent (1.73% of outstanding shares) not otherwise reported in this proxy statement. Neither TrustCo nor Trustco Bank has any beneficial interest in these shares.

60	TrustCo Bank Corp NY 2026 Proxy Statement

RELATED PERSON TRANACTIONS

Certain Relationships and Related Person Transactions
Related Person Transaction Policy
TrustCo may occasionally enter into or participate in transactions with certain “related persons.” Related persons include our executive officers, directors, 5% or more beneficial owners of our common stock, as well as the immediate family members and primary business affiliations of such persons. We have a written policy regarding the review and approval of related person transactions. In accordance with this policy, and except for certain transactions excluded under the policy, our Nominating and Corporate Governance Committee must approve or ratify all transactions that exceed or are reasonably expected to exceed $120,000 in any calendar in which related persons have an interest.
Related Person Transactions
Trustco Bank is a party to lease agreements with five lessor entities that are affiliated with Mr. Silverman, in his capacity as 49.5% owner of each such entity (the “partially owned lessors”), for commercial properties at which Trustco Bank branch offices are located, as described in more detail below. Mr. Silverman does not control, manage or have policy-making functions at any of the partially-owned lessors. These lease arrangements are on arms’ length terms and all predate Mr. Silverman’s service on board by many years. There are no plans for Trustco Bank to lease any additional properties associated with Mr. Silverman in the future. The existing leases and their relevant terms are as follows:

Name	Altamonte, FL	Avalon Park, FL	Katonah, NY	Lake Square, FL	Vero Beach, FL
Rent Start Date	4/1/2014	4/1/2008	4/1/2013	8/1/2007	2/1/2018
Lease Term End Date	3/31/2029	3/31/2028	3/31/2033	7/31/2027	1/31/2033
Annual Rent	$72,479	$98,766	$88,935	$96,229	$71,825
Annual Fees(1)	$45,366	$17,722	$35,003	$19,241	$26,106
Aggregate Est. Future Payments(2)	$382,997	$262,099	$935,607	$182,827	$768,000
Estimated Expected Interest(3)	$189,583	$129,739	$463,125	$90,499	$380,160

(1)	Annual fees include common area maintenance, property insurance and property taxes.
(2)	This amount is inclusive of rent and fees and excludes sales taxes. It is based on the amount from January 1, 2026 through the end of each respective lease term.
(3)	This amount represents Mr. Silverman’s 49.5% interest in each of the properties.
TrustCo Bank had been the lender with respect to an arms-length loan, which has included a first mortgage loan, a cross-collateral loan, and a letter of credit (collectively, the “Loans”), to an entity controlled by a former director of the Company and Trustco Bank, Dennis DeGennaro (the “Borrower”). The Loans were secured by a first lien on a residential real estate development property (the “Property”) owned by the Borrower. The Loans were extended to the Borrower in the ordinary course of business on substantially the same terms that prevailed at the time for comparable transactions with other persons not related to Trustco Bank and did not involve more than the normal risk of collectability. As previously disclosed, Mr. DeGennaro resigned from his roles as a director of both the Company and Trustco Bank on February 28, 2025. On March 22, 2025, Trustco Bank entered into a deed-in-lieu-of-foreclosure transaction with the Borrower pursuant to which title to the Property was conveyed to Trustco Bank free and clear of all liens, resulting in the cancellation of the Loans, under which $2,265,247 in principal amount was outstanding as of the time of cancellation. Mr. DeGennaro’s ownership interest in the Borrower was 100%. Trustco Bank is marketing the property for sale.
Other Ordinary Course Transactions
Certain directors and executive officers of TrustCo and Trustco Bank, or businesses or other organizations with which these individuals are associated, are also deposit or trust customers of Trustco Bank, or have obtained loans or other extensions of credit from Trustco Bank. TrustCo expects that these persons will continue to be deposit, trust, or loan customers of Trustco Bank in the future. All such loans were made in the ordinary course of business, do not involve more than normal risk of collectability, do not present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable Trustco Bank transactions with unaffiliated persons. Further, federal regulations require that all loans or extensions of credit to TrustCo executive officers and directors by Trustco Bank be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, except for loans made under programs generally available to all employees, and must not involve more than the normal risk of repayment or present other unfavorable features. Also under federal regulations, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, are in excess of the greater of $25,000 or 5% of the

TrustCo Bank Corp NY 2026 Proxy Statement	61

RELATED PERSON TRANACTIONS

institution’s capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the board of directors. TrustCo and Trustco Bank have adopted written policies and procedures that implement these requirements. Such transactions do not constitute reportable related person transactions under applicable SEC rules.
No other transactions since January 1, 2025, in which TrustCo was, is, or will be a participant, involving an amount exceeding $120,000, and in which a related person has a direct or indirect material interest were identified.
Insurance For Indemnification of Officers and Directors
TrustCo’s Bylaws provide detailed procedures to address circumstances under which an officer or director of TrustCo may seek indemnification from TrustCo and when such indemnification may be authorized. TrustCo’s employment agreements with Robert J. McCormick, Michael M. Ozimek, Robert M. Leonard, Kevin M. Curley, and Michael Hall contain provisions that obligate TrustCo or Trustco Bank to indemnify the officers under certain circumstances. TrustCo renewed insurance for the indemnification of its executive officers and directors of TrustCo and Trustco Bank from Travelers Casualty and Surety Company of America for the primary coverage and a series of insurance companies for supplemental layers of coverage effective for the one-year period from October 10, 2025 to October 10, 2026. The cost of this insurance was $693,473and coverage is provided to all executive officers and directors of TrustCo and Trustco Bank. TrustCo’s board of directors has no knowledge of any claims made or sum paid pursuant to such insurance policy during 2024.
Delinquent Section 16(a) Reports
Under Section 16 of the Exchange Act of 1934, as amended, our directors, executive officers and any persons holding more than 10% of our common stock are required to report to the SEC initial ownership of our common stock and any subsequent changes in ownership. The SEC has established specific filing due dates, and we are required to disclose any failure to file required ownership reports by these dates. Based solely on a review of forms filed with the SEC and the written representations of such persons, we are not aware of any late Section 16(a) filings during 2025.
Annual Report on Form 10-K
TrustCo will provide without charge a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2025 upon written request. Requests and related inquiries should be directed to: Michael Hall, Corporate Secretary, TrustCo Bank Corp NY, 5 Sarnowski Drive, Glenville New York 12302.
Code of Conduct
Upon written request, TrustCo will provide without charge a copy of its Code of Conduct. Requests and related inquiries should be directed to: Michael Hall, Corporate Secretary, TrustCo Bank Corp NY, 5 Sarnowski Drive, Glenville New York 12302. The Code of Conduct also is available on the Company’s web site at www.trustcobank.com under the “Investor Relations” link.
Deadline For Shareholder Proposals
In order for a proposal by a shareholder of TrustCo to be eligible to be included in the proxy statement and proxy form for the 2027 Annual Meeting of Shareholders (the “2027 Annual Meeting”) pursuant to SEC Rule 14a-8, the proposal must be received by TrustCo’s Corporate Secretary, Michael Hall, at TrustCo Bank Corp NY, 5 Sarnowski Drive, Glenville New York 12302, on or before December 2, 2026. If the date of the 2027 Annual Meeting changes by more than 30 days from May 19, 2026, then the deadline to submit shareholder proposals for inclusion in the proxy statement for the 2027 Annual Meeting will be a reasonable time before TrustCo begins to print and mail its proxy materials for the 2027 Annual Meeting. TrustCo will determine whether to include a proposal in the 2027 proxy statement in accordance with the SEC rules governing the solicitation of proxies.
If a shareholder proposal or nomination is submitted outside of the proposal process mandated by SEC Rule 14a-8, and is submitted instead under TrustCo’s advance notice Bylaw provision (Section 1.10 of the Bylaws), the proposal must be received by TrustCo’s Corporate Secretary, Michael Hall at TrustCo Bank Corp NY, 5 Sarnowski Drive, Glenville New York 12302 not earlier than the close of business on January 19, 2027 nor later than the close of business February 18, 2027, together with the necessary supporting documentation required under that Bylaw provision. If the date of the 2027 Annual Meeting is advanced by more than 30 days or is delayed by more than 60 days from May 19, 2027, then to be timely the nomination or proposal must be received by TrustCo no earlier than the 120th day prior to the 2027 Annual Meeting and no later than the close of business on the later of the 90th day prior to the meeting or the 10th day following the day on which public announcement of the date of the 2027 Annual Meeting is first made.

62	TrustCo Bank Corp NY 2026 Proxy Statement

RELATED PERSON TRANACTIONS

In addition to satisfying the requirements under our Bylaws, to comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees at the 2027 Annual Meeting must provide notice to the Company that complies with the informational requirements of Rule 14a-19 under the Exchange Act.
TrustCo Shareholders
TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE SIGN, DATE, AND PROMPTLY RETURN THE ACCOMPANYING TRUSTCO PROXY CARD IN THE ENVELOPE PROVIDED (ADDITIONAL METHODS OF VOTING ARE DETAILED ON THE PROXY CARD). IF YOU PLAN TO PARTICIPATE IN THE ANNUAL MEETING AND ARE A SHAREHOLDER OF RECORD, PLEASE MARK THE PROXY CARD APPROPRIATELY AND RETURN IT. HOWEVER, IF YOUR SHARES ARE NOT REGISTERED IN YOUR OWN NAME, PLEASE ADVISE THE SHAREHOLDER OF RECORD (YOUR BANK, BROKER, ETC.) THAT YOU WISH TO PARTICIPATE. THAT FIRM MUST PROVIDE YOU WITH EVIDENCE OF YOUR OWNERSHIP, WHICH WILL ENABLE YOU TO GAIN ADMITTANCE TO THE ANNUAL MEETING.

TrustCo Bank Corp NY 2026 Proxy Statement	63

APPENDIX 1
Non-GAAP Financial Measures Reconciliation
The Securities and Exchange Commission (“SEC”) has adopted certain rules with respect to the use of “non-GAAP financial measures” by companies with a class of securities registered under the Securities Exchange Act of 1934, as amended, such as TrustCo Bank Corp NY (the “Company”). Under the SEC’s rules, companies making disclosures containing non-GAAP financial measures must also disclose, along with each non-GAAP financial measure, certain additional information, including a reconciliation of the non-GAAP financial measure to the closest comparable GAAP financial measure and a statement of the Company’s reasons for utilizing the non-GAAP financial measure as part of its financial disclosures. Certain of the financial measures used in this proxy statement, such as adjusted efficiency ratio, are determined by methods other than in accordance with GAAP.
Adjusted Efficiency Ratio: Adjusted efficiency ratio is a non-GAAP measure of expense control relative to revenue from net interest income and non-interest fee income. We calculate the efficiency ratio by dividing total non-interest expense by the sum of net interest income and total non-interest income. We calculate the adjusted efficiency ratio by dividing total noninterest expenses as determined under GAAP, excluding other real estate expense, net, strategic branch closing costs, and a non-recurring expense related to the settlement of a class action lawsuit, by net interest income and total noninterest income as determined under GAAP, excluding gain/loss on the disposal of assets from strategic branch closures from this calculation and net gains on equity securities. We believe that this provides a reasonable measure of primary banking expenses relative to primary banking revenue. Additionally, we believe this measure is important to investors looking for a measure of efficiency in our productivity measured by the amount of revenue generated for each dollar spent.
We believe that the non-GAAP financial measure provides information that is important to investors and that is useful in understanding the Company’s financial position, results, and ratios. Management internally assesses our performance based, in part, on these measures. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies.
A reconciliation of the non-GAAP measure of adjusted efficiency ratio to the most directly comparable GAAP financial measures is set forth below.

Name	As of December 31, 2025	As of December 31, 2024
Net-interest income (GAAP)	$168,973	$151,939
Non-interest income (GAAP)	18,945	19,834
Less: Net gain on securities	—	1,383
Revenue used for efficiency ratio (non-GAAP)	$187,918	170,390

Total non-interest expense (GAAP)	105,504	105,727
Less: Other real estate expense, net	719	770
Expense used for efficiency ratio (non-GAAP)	$104,785	$104,957

Efficiency ratio (GAAP)	56.14%	61.55%
Adjusted efficiency ratio (non-GAAP)	55.76%	61.60%

64	TrustCo Bank Corp NY 2026 Proxy Statement

APPENDIX 2
AMENDMENT TO THE TRUSTCO BANK CORP NY AMENDED AND RESTATED 2019 EQUITY INCENTIVE PLAN
WHEREAS, TrustCo Bank Corp NY, a New York corporation (the “Company”), maintains the TrustCo Bank Corp NY Amended and Restated 2019 Equity Incentive Plan, originally adopted on May 18, 2023 (the “Plan”);
WHEREAS, the Board of Directors (the “Board”) of the Company has determined that it is in the best interests of the Company and its shareholders to adopt this Amendment to the TrustCo Bank Corp NY Amended and Restated 2019 Equity Incentive Plan (this “Amendment”) to amend the Plan in order to increase the number of shares of the Company’s common stock authorized for issuance under the Plan and to submit this Amendment to the Company’s shareholders for approval at the Company’s 2026 Annual Meeting of Shareholders to be held on May 19, 2026;
WHEREAS, under the terms of the Plan, the Board has the ability to amend the Plan in order to make such changes subject to the approval of the shareholders;
WHEREAS, following approval by the Board, this Amendment will become effective as of and contingent upon approval by the Company’s shareholders and if, for any reason, the Company’s shareholders fail to approve this Amendment, this Amendment shall be void ab initio and the existing Plan shall continue in full force and effect; and
WHEREAS, capitalized terms used in this Amendment, but not otherwise defined herein, shall have the respective meanings ascribed to such terms in the Plan.
NOW, THEREFORE, BE IT RESOLVED, the Plan is hereby amended as follows:
1.
The first sentence of Section 5(a) of the Plan is hereby amended and restated in its entirety to increase the number of shares of Stock that may be issued pursuant to Awards under the Plan from 700,000 shares to 1,200,000 shares as follows:

Number of Shares Available for Awards. The total number of shares of Stock that may be issued pursuant to Awards under the Plan may not exceed 1,200,000 shares of Stock, all of which may be granted as ISOs.
2.
This Amendment shall be effective as of the date it is approved by the Company’s shareholders. In the event of any inconsistency or conflict between the Plan and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control. Except as herein expressly amended, the Plan is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms.

TrustCo Bank Corp NY 2026 Proxy Statement	65

TRUSTCO BANK CORP NY
ATTN: MICHAEL HALL
5 SARNOWSKI DRIVE
GLENVILLE, NY 12302

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 18, 2026 for shares held directly and by 11:59 p.m. Eastern Time on May 14, 2026 for shares held in a plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 18, 2026 for shares held directly and by 11:59 p.m. Eastern Time on May 14, 2026 for shares held in a plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Votes transmitted by mail must be received by May 18, 2026 for shares held directly and by May 14, 2026 for shares held in a plan.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V85926-P47040 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TRUSTCO BANK CORP NY

The Board of Directors recommends you vote FOR proposal 1:

1. Election of the following nominees for election to one-year terms expiring at the 2027 Annual Meeting of Shareholders as set forth in the proxy statement.

Nominees:	**For**	**Against**	**Abstain**
1a. Steffani Cotugno, DO	☐	☐	☐
1b. Brian C. Flynn	☐	☐	☐
1c. Lisa M. Lucarelli	☐	☐	☐
1d. Thomas O. Maggs	☐	☐	☐
1e. Anthony J. Marinello, MD, PhD	☐	☐	☐
1f. Robert J. McCormick	☐	☐	☐
1g. Curtis N. Powell	☐	☐	☐
1h. Kimberly A. Russell	☐	☐	☐
1i. Frank B. Silverman	☐	☐	☐

Please indicate if you plan to attend this meeting.	☐ **Yes**	☐ **No**

The Board of Directors recommends you vote FOR proposals 2, 3 and 4:	**For**	**Against**	**Abstain**
2. Approval of an Amendment to the TrustCo Bank Corp NY Amended and Restated 2019 Equity Incentive Plan in order to increase the aggregate number of shares of common stock available for issuance under the plan.	☐	☐	☐
3. Approval of a non-binding advisory resolution on the compensation of TrustCo's named executive officers as disclosed in the proxy statement.	☐	☐	☐
4. Ratification of the appointment of Crowe LLP as TrustCo's independent registered public accounting firm for the year ending December 31, 2026.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V85927-P47040

REVOCABLE PROXY
TRUSTCO BANK CORP NY
Annual Meeting of Shareholders
May 19, 2026 at 10:30 AM ET
This proxy is solicited by the Board of Directors

The person whose name and signature appears hereon hereby appoints Robert T. Cushing and William F. Terry, and each of them, the proxy or proxies of such person, with full power of substitution, to vote as indicated herein, all shares of common stock of TrustCo Bank Corp NY which such person is entitled to vote at the Annual Meeting of Shareholders, to be held at 10:30 AM Eastern Time, on May 19, 2026, at the Trustco Bank Loan Center, 6 Metro Park Road, Albany, NY 12205, and at any adjournment(s) or postponement(s) thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations noted on the reverse side of this card and in the discretion of the proxies upon such other business as may properly come before the meeting or any adjournment thereof. The undersigned acknowledges receipt from TrustCo Bank Corp NY prior to the execution of this proxy of a Notice of the Annual Meeting, the Proxy Statement, and Annual Report.

Continued and to be signed on reverse side